An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the United States Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular (Subject to Completion)	Dated February 21, 2017

2,000,000 Shares of Common Stock

This is the initial public offering of securities of Myomo, Inc., a Delaware corporation (the “Company,” “we,” “our” and “us”). We are offering 2,000,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $7.50 per share (the “Shares”) for an offering amount of $15,000,000 (the “Offering”). The Offering will terminate at the earlier of: (1) the date at which $15,000,000 of Shares has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (the “Termination Date”). This Offering is being conducted on a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The Company may undertake one or more closings on a rolling basis; however, it intends to complete one closing. Until we complete a closing, the proceeds for the Offering will be kept in an escrow account, except with respect to those investors using a BANQ online brokerage account. At a closing, the proceeds will be distributed to the Company and the associated Shares will be issued to the investors in such Shares. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and generally without interest. Wilmington Trust, N.A. will serve as the escrow agent. There is no minimum purchase requirement for an investor.

TriPoint Global Equities, LLC has agreed to act as our exclusive, lead managing selling agent (the “Selling Agent”) to offer the Shares to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more sub selling agents or selected dealers. The Selling Agent is not purchasing the Shares, and is not required to sell any specific number or dollar amount of the Shares in the Offering.

Additionally, effective July 20, 2016, we entered into an agreement with WhoYouKnow LLC, a California limited liability company, d/b/a CrowdfundX (“Consultant”), whereby the Consultant agreed to assist in the planning, public relations and promotion of this Offering, utilizing the BANQ website, which is provided by the Selling Agent, as an offering platform.

We expect to commence the offer and sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Prior to this Offering, there has been no public market for our Common Stock. We intend to apply to list our Common Stock on the NYSE MKT LLC (“NYSE MKT”) under the symbol “MYO.” We expect our Common Stock to begin trading on the NYSE MKT upon consummation of the Offering. In connection with our application, on December 20, 2016, we consummated a reverse stock split of our capital stock at a ratio of 1-for-16 such that each stockholder now holds one share of capital stock for each sixteen shares of capital stock held prior to the reverse stock split.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Price to Public		Selling Agent Commissions (1)	Proceeds to Issuer (2)
Per Share	$7.50		$0.5626	$6.9374
Maximum Offering Amount	$15,000,000	(3)	$1,125,000	$13,350,000

(1)	We have agreed to reimburse certain expenses to our Selling Agent. Please refer to the section entitled “Plan of Distribution” in this Offering Circular for additional information regarding total Selling Agent compensation.

(2)	We estimate that our total expenses for the Offering will be approximately $725,000 along with selling agent commissions of $1,125,000, assuming the maximum offering amount is sold.

(3)	The Company and the Selling Agent intend to sell Shares for aggregate gross proceeds equal to $15,000,000.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is ___________, 2017.

We are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the orthotics and prosthetics market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “Myomo,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Myomo, Inc.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	our ability to achieve reimbursement from third-party payers for our products;

●	our dependence upon external sources for the financing of our operations, particularly given that our auditors’ report for our 2015 financial statements, which are included as part of this Offering Circular, contains a statement concerning our ability to continue as a “going concern;”

●	our ability to effectively execute our business plan;

●	our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;

●	our expectations as to our clinical research program and clinical results;

●	our ability to improve our products and develop new products;

●	our ability to manage the growth of our operations over time;

●	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

●	our ability to gain and maintain regulatory approvals;

●	our ability to maintain relationships with existing customers and develop relationships with new customers; and

●	our ability to compete and succeed in a highly competitive and evolving industry.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

ii

OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Myomo is a medical device company in the medical robotics industry, specializing in myoelectric braces (orthotics) for people with neuromuscular disorders. We are the developer of the MyoPro® product line, which is a myoelectric-controlled upper limb brace (orthosis). The orthosis is a rigid brace used for the purpose of supporting a patient’s weak or deformed arm to enable and improve functional activities of daily living (“ADLs”) in the home and community that is available only on a physician’s order. It is uniquely constructed by a qualified orthotics and prosthetics (“O&P”) practitioner during a custom fabrication process for each individual user to meet their specific needs. Our products are designed to help restore function in individuals with neuromuscular conditions due to brachial plexus injury, traumatic brain injury, spinal cord injury, other neurological disorders and stroke.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

1

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Company and Other Information

The Company was formed in the State of Delaware on September 1, 2004. The Company’s principal executive office is One Broadway, 14th Floor, Cambridge, Massachusetts 02142. Our telephone number is (877) 736-9666. Our Internet address is www.myomo.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We own various U.S. federal trademark registrations, certain foreign trademark registrations and applications, and unregistered trademarks, including the following marks referred to in this Offering Circular: “MyoPro®”, “MYOMO”®. All other trademarks or trade names referred to in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

2

THE OFFERING

Issuer:	Myomo, Inc.

Securities offered:	Common Stock

Number of shares of Common Stock outstanding before the Offering:	3,867,448 shares(1)

Number of shares of Common Stock to be outstanding after the Offering:	5,867,448 shares, if the maximum amount of Shares are sold.(1)

Price per share:	$7.50

Offering amount:	2,000,000 Shares at $7.50 per share, or $15,000,000.

Proposed listing:

We intend to apply to list our Common Stock on the NYSE MKT under the symbol “MYO.” Our Common Stock will not commence trading on the NYSE MKT until all of the following conditions are met: (i) the Offering is completed; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on the NYSE MKT, we may wait before terminating the offering and commencing the trading of our Common Stock on the NYSE MKT in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on the NYSE MKT.

If we fail to meet the minimum requirements for listing on the NYSE MKT, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and would anticipate quotation on the OTCQX to begin following the termination of this Offering.

Use of proceeds:

If we sell all of the $15,000,000 worth of shares being offered, our net proceeds (after Selling Agent fees and our estimated other Offering expenses) will be $13,150,000. We will use these net proceeds for increased sales and marketing expenses, product development, repayment of debt; and working capital and other general corporate purposes.

In the event we raise more than $5,000,000 in net proceeds from new investors in this Offering, minus (i) any amounts that we raise from new investors in our convertible promissory note financing that we commenced in June 2016 and (ii) $660,000 representing the amount we raised from new investors in our bridge note financing that we commenced in December 2015, we will be required to immediately repay the promissory notes issued to the Massachusetts Life Sciences Center (“MLSC”) equal to an aggregate principal amount of $1,193,984 plus accrued but unpaid interest of $7,226, as of June 30, 2016. In the event we raise less than $5,000,000, then the Company will be required to repay the outstanding balance in June 2017.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” starting on Page 5.

3

(1) The number of shares of Common Stock outstanding as of June 30, 2016, and excludes:

●	10,760 shares issuable upon the exercise of warrants, with a weighted-average exercise price of approximately $3.5136 per share;

●	40,600 shares issuable upon the exercise of warrants, price per share based on the price per share in the Offering;

●	306,517 shares issuable upon exercise of stock options under the Company’s 2004 Stock Option and Incentive Plan, (the “2004 Plan”), and the 2014 Stock Option and Grant Plan, (the “2014 Plan”) with a weighted-average exercise price $0.2944 per share.

●	559,969 shares available for future issuance under our 2014 Plan, as amended on August 23, 2016;

●	562,500 shares that will become available for future issuance under our 2016 Equity Incentive Plan, which we expect to adopt in connection with this Offering; and

●	100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agent, or its designated affiliates, in connection with this Offering.

Unless expressly indicated or the context requires otherwise, all information in this Offering Circular:

●	assumes the conversion of all outstanding shares of our redeemable convertible preferred stock (the “Convertible Preferred Stock”) as of June 30, 2016 into 2,622,313 shares of Common Stock in connection with this Offering;

●

134,223 shares issuable upon the automatic conversion of certain subordinated convertible promissory notes in an aggregate amount, including principal and accrued but unpaid interest, of $805,339 issued through June 2016 at a price per share equal to $6.00;

●	79,193 shares issuable upon a qualified financing. We have the option to repay up to 50% of the aggregate outstanding amount, including principal amount and all accrued but unpaid interest, of our notes payable, shareholder by issuing equity securities at 80% of the Offering price per share;

4

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our Common Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Relating to Our Business

We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue, and we may not be able to achieve or maintain market acceptance or obtain Medicare or private third-party payer reimbursement for our products.

We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue. MyoPro products are relatively new products, and market acceptance and adoption depend on educating people with limited upper extremity mobility and health care providers as to the distinct features, ease-of-use, positive lifestyle impact and other benefits of MyoPro systems compared to alternative technologies and treatments. MyoPro products may not be perceived to have sufficient potential benefits compared with these alternatives, which include rehabilitation therapy or amputation with a prosthetic replacement. Also, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend the MyoPro until there is sufficient evidence to convince them to alter the treatment methods they typically recommend. This evidence may include prominent healthcare providers or other key opinion leaders in the upper extremity paralysis community recommending the MyoPro as effective in providing identifiable immediate and long-term health benefits, and the publication of additional peer-reviewed clinical studies demonstrating its value.

We are almost entirely dependent on third parties to cover the cost of our products to patients and heavily rely on our distributors’ ability to obtain reimbursement for the cost of our products. If Medicare, the United States Department of Veterans Affairs (the “VA”), health insurance companies and other third-party payers do not provide adequate coverage or reimbursement for our products, then our sales will be limited to clinical facilities and individuals who can pay for our devices without reimbursement. As a result, our sales would be significantly constrained. Currently, reimbursement for the cost of our products is obtained primarily on a case-by-case basis until such time, if any, we obtain broad coverage policies with Medicare and third-party payers. There can be no assurance that we will be able to obtain these broad coverage policies.

In connection with Medicare reimbursement, the Company intends, at some point in the future, to apply for a unique Healthcare Common Procedure Coding System (“HCPCS”) code applicable to our product line. We believe the receipt of a HCPCS code could expand the pool of potential users of our products because Medicare eligible patients would have greater access to our products, especially those patients who are not able to afford our products without Medicare reimbursement. To the Company’s knowledge, less than ten units have been self-paid or funded by non-profit foundations. The process of obtaining a HCPCS code is long and often requires clinical experience to validate the need for a new code specific to the MyoPro. We cannot make any assurance that a HCPCS code will be issued or that the amount of reimbursement offered will be sufficient to provide a reasonable profit to the Company or to our distributors.

In addition, reimbursement amounts, whether on a case-by-case basis or pursuant to broader coverage policies which may be established in the future, may be insufficient to permit us to generate sufficient gross margins to allow the Company to operate on a profitable basis. Third-party payers also may deny coverage, limit reimbursement or reduce their levels of payment, or our costs of production may increase faster than increases in reimbursement levels. In addition, we may not obtain coverage and reimbursement approvals in a timely manner. Our failure to receive such approvals would negatively impact market acceptance of MyoPro.

5

Achieving and maintaining market acceptance of MyoPro products could be negatively impacted by many other factors, including, but not limited to:

●	lack of sufficient evidence supporting the benefits of MyoPro over competitive products or other available treatment, or lifestyle management to accommodate the disability;

●	patient resistance to wearing an assistive device or making required insurance co-payments;

●	results of clinical studies relating to MyoPro or similar products;

●	claims that MyoPro, or any component thereof, infringes on patent or other intellectual property rights of third-parties;

●	perceived risks associated with the use of MyoPro or similar products or technologies;

●	the introduction of new competitive products or greater acceptance of competitive products;

●	adverse regulatory or legal actions relating to MyoPro or similar products or technologies; and

●	problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships.

Any factors that negatively impact sales of MyoPro would adversely affect our business, financial condition and operating results.

We depend on a single third party to manufacture the MyoPro and a limited number of third-party suppliers for certain components of the MyoPro.

We have contracted with Cogmedix, Inc. (“Cogmedix”), a contract manufacturer with expertise in the medical device industry, for the manufacture of all of our products and the sourcing of all of our components and raw materials. Pursuant to this contract, Cogmedix manufactures the MyoPro, pursuant to our specifications, at its facility in Worcester, Massachusetts. We may terminate our relationship with Cogmedix at any time upon sixty (60) days written notice. For our business strategy to be successful, Cogmedix must be able to manufacture our products in sufficient quantities, in compliance with regulatory requirements and quality control standards, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Increases in our product sales, whether forecasted or unanticipated, could strain the ability of Cogmedix to manufacture an increasingly large supply of our current or future products in a manner that meets these various requirements. In addition, although we are not restricted from engaging an alternative manufacturer, the process of moving our manufacturing activities would be time consuming and costly, and may limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business.

We also rely on third-party suppliers, some of which contract directly with Cogmedix, to supply certain components of the MyoPro products. Both we and Cogmedix do not have long-term supply agreements with most of their suppliers and, in many cases, make purchases on a purchase order basis. Our ability and Cogmedix’s ability to secure adequate quantities of such products may be limited. Suppliers may encounter problems that limit their ability to manufacture components for our products, including financial difficulties or damage to their manufacturing equipment or facilities. If we, or Cogmedix, fail to obtain sufficient quantities of high quality components to meet demand on a timely basis, we could lose customer orders, our reputation may be harmed and our business could suffer.

Cogmedix generally uses a small number of suppliers for the MyoPro products. Depending on a limited number of suppliers exposes us to risks, including limited control over pricing, availability, quality and delivery schedules. If any one or more of our suppliers ceases to provide sufficient quantities of components in a timely manner or on acceptable terms, Cogmedix would have to seek alternative sources of supply. It may be difficult to engage additional or replacement suppliers in a timely manner. Failure of these suppliers to deliver products at the level our business requires would limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. Cogmedix also may have difficulty obtaining similar components from other suppliers that are acceptable to the FDA or other regulatory agencies, and the failure of Cogmedix’s suppliers to comply with strictly enforced regulatory requirements could expose us to regulatory action including warning letters, product recalls, termination of distribution, product seizures or civil penalties. It could also require Cogmedix to cease using the components, seek alternative components or technologies and we could be forced to modify our products to incorporate alternative components or technologies, which could result in a requirement to seek additional regulatory approvals. Any disruption of this nature or increased expenses could harm our commercialization efforts and adversely affect our operating results.

6

We also rely on a limited number of suppliers for the batteries used by the MyoPro and do not maintain any long-term supply agreement with respect to batteries. If we fail to obtain sufficient quantities of batteries in a timely manner, our reputation may be harmed and our business could suffer.

We depend on a related third-party to provide the custom fabrication of the MyoPro.

Currently, we rely on Geauga Rehabilitation Engineering (“GRE”), a small, privately-held firm in Chardon, Ohio, to provide custom fabrication services for all MyoPro orders. GRE also provides product development support for the development and prototyping of new MyoPro product designs. GRE is owned by Jonathan Naft, our General Manager of MyoPro products. The Company has entered into a contract with GRE for these services which it believes is comparable to an arm’s-length arrangement. Since GRE is currently the only provider of MyoPro fabrication services, our business may be impacted by any difficulties GRE has with its suppliers, operating facilities, trained personnel, and any financial issues. In the event, GRE fails to fulfill our orders, then we may terminate our contract. If the Company’s relationship with GRE was terminated, we might have difficulty finding a replacement for GRE’s services, in particular, with respect to GRE’s prototyping services. This could result in an adverse impact on the Company’s business and financial condition.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Since inception, the Company has shipped approximately 600 units for use by patients at home and at clinical facilities. Our latest product line, the MyoPro, was introduced to the market in Fall 2012 and we have sold approximately 250 units since such time. As a result, we have a limited operating history. It is difficult to forecast our future results based upon our historical data. Because of the uncertainties related to our limited historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.

Our auditors’ report on our December 31, 2015 financial statements included an explanatory paragraph regarding there being substantial doubt about our ability to continue as a going concern.

We have a history of losses since inception. For the year ended December 31, 2015 and the six month period ended June 30, 2016, we incurred a net loss of $3,729,562 and $1,387,460, respectively. As of June 30, we had an accumulated deficit of $20,645,746 and expect to continue to incur operating and net losses for the foreseeable future as we expand our sales and marketing effort; invest in product development and establish the necessary administrative functions to support our growing operations and being a public company. Our losses in future periods may be greater than the losses we would incur if we developed the business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in increases in our revenues, which would further increase our losses. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern, as highlighted by our auditors with respect to the financial statements for the year ended December 31, 2015. Although our financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our company.

The industries in which the Company operates are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

Industrial and medical robotics are characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners.

7

Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies for disease states that may be delivered without a medical device. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plan.

We utilize independent distributors who are free to market products that compete with the MyoPro, and we rely on these distributors to select appropriate patients and provide adequate follow-on care.

We rely heavily on our relationships with O&P practices, the U.S. Department of Veterans Affairs and our distribution arrangements, previously with Össur Americas, Inc. (“Össur”) and, as of January 1, 2017, with Otto Bock Healthcare LP (“Ottobock”) to market and sell our products. We believe that a meaningful percentage of our sales will continue to be generated through these channels in the future. However, none of these partners are required to sell or provide our products exclusively. If any of these key independent distributors were to cease to distribute our products, our sales could be adversely affected. In such a situation, we may need to seek alternative independent distributors or increase our reliance on our other independent distributors or our direct sales representatives, which may not prevent our sales from being adversely affected. Additionally, to the extent that we enter into additional arrangements with independent distributors to perform sales, marketing, or distribution services, the terms of the arrangements could cause our profit margins to be lower than if we directly marketed and sold our products.

If these independent distributors do not follow our inclusion/exclusion criteria for patient selection or do not provide adequate follow-on care, then our reputation may be harmed by patient dissatisfaction. This could also lead to product returns and adversely affect our financial condition. When issues with distributors have arisen in the past, we have supplied additional training and documentation and/or ended the distributor relationship.

We may not have sufficient funds to meet our future capital requirements.

We believe that the  proceeds of this Offering, assuming we raise $15,000,000 and  other potential sources of liquidity will be sufficient to meet our anticipated cash needs for at least the next 18 months. In the event the Company does not raise $15,000,000 in this Offering, the Company may not fully meet its capital needs and may need to raise additional capital. Additionally, if we require additional funds during that period or in later periods, we may need to seek additional sources of funds, including potentially by selling additional equity securities, borrowing or selling or licensing our assets. However, we may be unable to obtain additional funds on reasonable terms, or at all. As a result, we may be required to reduce the scope of, or delay or eliminate, some or all of our current and planned commercialization and research and development activities. We also may have to reduce sales, marketing, customer service, or other resources devoted to our business. Any of these actions could materially harm our business and results of operations.

The market for myoelectric braces (orthotics) is new and unproven, and important assumptions about the potential market for our products may be inaccurate.

The market for myoelectric braces (orthotics) is new and unproven. Our estimates of market size are derived from statistics regarding the number of individuals with paralysis, but not necessarily limited to their upper extremities. Accordingly, it is difficult to predict the future size and rate of growth of the market. We cannot be certain whether the market will continue to develop or if myoelectric braces (orthotics) will achieve and sustain a level of market acceptance and demand sufficient for us to continue to generate revenue and achieve profitability.

8

Limited sources exist to obtain reliable market data with respect to the number of mobility-impaired individuals and the occurrence of upper extremity paralysis in our target markets. In addition, there are no third-party reports or studies regarding what percentage of those with upper extremity paralysis would be able to use myoelectric braces (orthotics) in general, or our current or planned future products in particular. In order to use our current products marketed to those with upper extremity paralysis, users must meet a set of inclusion criteria and not have a medical condition which disqualifies them from being an appropriate candidate. Future products for those with upper extremity paralysis may have the same or other restrictions. Our business strategy is based, in part, on our estimates of the number of upper extremity impaired individuals and the incidence of upper extremity injuries in our target markets and the percentage of those groups that would be able to use our current and future products. Our assumptions and estimates may be inaccurate and may change.

If the myoelectric brace (orthotic) market fails to develop or develops more slowly than we expect, or if we have relied on sources or made assumptions or estimates that are not accurate, our business could be adversely affected.

In addition, because we operate in a new market, the actions of our competitors could adversely affect our business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the market on the whole. Further, adverse regulatory findings or reimbursement-related decisions with respect to other products could negatively impact the entire market and, accordingly, our business.

We may receive a significant number of warranty claims or our MyoPro may require significant amounts of service after sale.

Sales of MyoPro products generally include a one-year warranty for parts and services, other than for normal wear and tear. We also provide customers with the option to purchase an extended warranty for up to an additional two years. Historically, claim levels have been low. However, as the number and complexity of the features and functionalities of our products increase, we may experience a higher level of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

Defects in our products or the software that drives them could adversely affect the results of our operations.

The design, manufacture and marketing of the MyoPro products involve certain inherent risks. Manufacturing or design defects, unanticipated use of the MyoPro, or inadequate disclosure of risks relating to the use of MyoPro products can lead to injury or other adverse events. In addition, because the manufacturing of our products is outsourced to Cogmedix, we may not be aware of manufacturing defects that could occur. Such adverse events could lead to recalls or safety alerts relating to MyoPro products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of MyoPro products from the market. A recall could result in significant costs. To the extent any manufacturing defect occurs, our agreement with Cogmedix contains a limitation on Cogmedix’s liability, and therefore we could be required to incur the majority of related costs. Our agreement with GRE does not contain a similar limitation of liability; however, a defect in connection with the fabrication of our products may result in significant costs in connection with lawsuits or refunds. Product defects or recalls could also result in negative publicity, damage to our reputation or, in some circumstances, delays in new product approvals.

MyoPro users may not use MyoPro products in accordance with safety protocols and training, which could enhance the risk of injury. Any such occurrence could cause delay in market acceptance of MyoPro products, damage to our reputation, additional regulatory filings, product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

The medical device industry has historically been subject to extensive litigation over product liability claims. We have not been subject to such claims to date, however, we may become subject to product liability claims alleging defects in the design, manufacture or labeling of our products in the future. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts.

9

There is no long-term clinical data with respect to the effects of MyoPro products, and our products could cause unforeseen negative effects.

While short-term clinical studies have established the safety of MyoPro products, there is no long-term clinical data with respect to the safety or physical effects of the MyoPro. Future results and experience could indicate that our products are not safe for long-term use or cause unexpected complications or other unforeseen negative effects. Because MyoPro users generally do not have feeling in their upper extremities, users may not immediately notice damaging effects, which could exacerbate their impact. If in the future MyoPro products are shown to be unsafe or cause such unforeseen effects, we could be subject to mandatory product recalls, suspension or withdrawal of FDA registration, significant legal liability or harm to our business reputation.

We may enter into collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships with third-parties that may not result in the development of commercially viable products or the generation of significant future revenues.

In the ordinary course of our business, in the future we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships to develop the MyoPro and to pursue new markets. Proposing, negotiating and implementing collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. For example, we have entered into an arrangement with Össur for the distribution of our products in the U.S., and although there are minimum payment requirements from Össur, the arrangement may still not be as productive or successful as we hope.

If we pursue collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators. Our collaborators may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. Any such disputes could result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements.

If we fail to properly manage our anticipated growth, our business could suffer.

As we expand the number of locations which provide the MyoPro products, including future planned international distribution, we expect that it will place significant strain on our management team and on our financial resources. Failure to manage our growth effectively could cause us to misallocate management or financial resources, and result in losses or weaknesses in our infrastructure, which could materially adversely affect our business. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance.

Moreover, there are significant costs and risks inherent in selling our products in international markets, including: (a) time and difficulty in building a widespread network of distribution partners; (b) increased shipping and distribution costs, which could increase our expenses and reduce our margins; (c) potentially lower margins in some regions; (d) longer collection cycles in some regions; (e) compliance with foreign laws and regulations; (f) compliance with anti-bribery, anti-corruption, and anti-money laundering laws, such as the Foreign Corrupt Practices Act and the Office of Foreign Assets Control regulations, by us, our employees, and our business partners; (g) currency exchange rate fluctuations and related effects on our results of operations; (h) economic weakness, including inflation, or political instability in foreign economies and markets; (i) compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad; (j) workforce uncertainty in countries where labor unrest is more common than in the United States; (k) business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters, including earthquakes, typhoons, floods and fires; and (l) other costs and risks of doing business internationally.

10

These and other factors could harm our ability to implement planned international operations and, consequently, harm our business, results of operations, and financial condition. Further, we may incur significant operating expenses as a result of our planned international expansion, and it may not be successful. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in new markets. We may also encounter difficulty expanding into international markets because of limited brand recognition, leading to delayed or limited acceptance of our products by patients in these markets. Accordingly, if we are unable to expand internationally or manage our international operations successfully, we may not achieve the expected benefits of this expansion and our financial condition and results of operations could be harmed.

We depend on the knowledge and skills of our senior management.

We have benefited substantially from the leadership and performance of our senior management and other key employees. We do not carry key person insurance. Our success will depend on our ability to retain our current management and key employees. Competition for these key persons in our industry is intense and we cannot guarantee that we will be able to retain our personnel. The loss of the services of certain members of our senior management or key employees could prevent or delay the implementation and completion of our strategic objectives, or divert management’s attention to seeking qualified replacements.

We may seek to grow our business through acquisitions of complementary products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could have a material adverse effect on our business, financial condition and operating results.

From time to time, we may consider opportunities to acquire other products or technologies that may enhance our products or technology, or advance our business strategies. Potential acquisitions involve numerous risks, including:

●	problems assimilating the acquired products or technologies;

●	issues maintaining uniform standards, procedures, controls and policies;

●	unanticipated costs associated with acquisitions;

●	diversion of management’s attention from our existing business;

●	risks associated with entering new markets in which we have limited or no experience; and

●	increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters.

We have no current commitments with respect to any acquisition and no current plans to seek acquisitions; however, depending on industry and market conditions, we may consider acquisitions in the future. If we do proceed with acquisitions, we do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or technologies. Our potential inability to integrate any acquired products or technologies effectively may adversely affect our business, operating results and financial condition.

11

Risks Related to Government Regulation

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

Our medical products and manufacturing operations are subject to regulation by the FDA and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, storage, installation, servicing, advertising, promoting, marketing, distribution, import, export and market surveillance of our MyoPro products.

Our products are regulated as medical devices in the United States under the Federal Food, Drug and Cosmetic Act (the “FFDCA”) as implemented and enforced by the FDA. Under the FFDCA, medical devices are classified into one of three classes-Class I, Class II or Class III-depending on the degree of risk associated with the medical device, what is known about the type of device, and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA pre-market review. This determination is required prior to promoting or advertising the device. See “Our Business - Government Regulation.”

In 2012, Myomo registered the MyoPro device as a Class I limb orthosis with the FDA. From time to time, the FDA may disagree with classification of a new Class I medical device and require the registered establishment listing that device to apply for approval as a Class II or Class III medical device. As FDA is now giving more attention to the differentiated performance of myoelectric controlled orthotics, we recently elected to change our classification registration to Class II. In the event that the FDA determines that our medical products should be reclassified Class III medical devices, we could be precluded from marketing the devices for clinical use within the U.S. for months or longer depending on the requirements of the classification. Reclassification of our products as requiring 510(k) or PMA pre-market approval could significantly increase our regulatory costs, including expense associated with required pre-clinical (animal) and clinical (human) trials, more extensive mechanical and electrical testing and other costs.

Myomo is registered with the FDA as a specifications developer for medical devices. Following the introduction of a product, the governmental agencies will periodically review our product development methodology, quality management systems, and product performance. We are under a continuing obligation to ensure that all applicable regulatory requirements continue to be met. Our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the FDA’s Quality System Regulation (“QSR”) and comparable foreign regulations.

The process of complying with the applicable good manufacturing practices, adverse event reporting and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of the MyoPro. If the FDA determines that we fail to comply with applicable regulatory requirements, they may issue a warning letter with one or more 485 citations. This directive, if not closed promptly can result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk that we and other companies in our industry are facing.

In addition, governmental agencies of the United States or other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register the MyoPro once it is already on the market or otherwise impact our ability to market the MyoPro in the US or other countries. The process of complying with these governmental regulations can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of the MyoPro. For instance, the FDA may issue mandates, known as 522 orders, requiring us to conduct post-market studies of products. Failure to comply could result in enforcement of the FFDCA against us or our products including an agency request that we recall our MyoPro products.

If we or our third-party manufacturers or key suppliers fail to comply with the FDA’s Quality System Regulation, or QSR, our manufacturing operations could be interrupted.

Our key suppliers are also required to comply with the FDA’s QSR which covers the methods and documentation of the production, control, quality assurance, labeling, packaging, storage and shipping of our products. Cogmedix, our electromechanical kit manufacturer, and other key suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process with respect to the market for our products abroad.

12

We continue to monitor our quality management with our suppliers to improve our overall level of compliance. Our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the QSR and comparable foreign regulations. If the facilities of our suppliers are found to be in violation of applicable laws and regulations, or if our suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action, including any of the following sanctions:

●	untitled letters, warning letters, Form 483 findings (results from quality system inspections), fines, injunctions, consent decrees and civil penalties;

●	customer notifications or repair, replacement or refunds;

●	detention, recalls or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	withdrawing our FDA registration;

●	refusing to provide Certificates to Foreign Governments with respect to exports;

●	pursuing criminal prosecution.

Any of these sanctions could impair our ability to produce the MyoPro in a cost-effective and timely manner in order to meet our customers’ demands, and could have a material adverse effect on our reputation, business, results of operations and financial condition. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal, state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services, or HHS, promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. While we have Business Associate Agreements in place with our distributors, if we or any of our service providers are found to be in violation of the promulgated patient privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and operating results.

We face risks in connection with the Affordable Care Act (the “ACA”), or its possible replacement or modifications.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) were signed into U.S. law. The ACA is introducing unprecedented changes into the US healthcare delivery and payment systems. While there appear to be benefits to the Company – such as a greater number of individuals enrolled in health insurance plans and thus potentially eligible to obtain a MyoPro if needed – it is not clear how future payment schemes will change the reimbursement model for orthotic and prosthetic devices such as the MyoPro. We monitor industry trends relative to the ACA to assist in our determination of how the MyoPro can fit into patient care protocols with providers such as rehabilitation hospitals and surgery centers. If reimbursement policies change significantly, the demand for MyoPro products may be impacted.

13

Risks Related to Our Intellectual Property

We depend on certain patents that are licensed to us. We do not control these patents and any loss of our rights to them could prevent us from manufacturing our products.

We rely on licenses to two core patents that are material to our business, including the development of the MyoPro. We have entered into an exclusive license agreement (the “License Agreement”) with the Massachusetts Institute of Technology (“MIT”) for those certain patents that cover (i) a powered orthotic device worn on a patient’s elbow or other joint, that senses relatively low level signals in the vicinity of the joint generated by a patient having spinal cord or other nerve damage and (ii) a method of providing rehabilitation movement training for a person suffering from nerve damage, stroke, spinal cord injury, neurological trauma or neuromuscular disorder in attempt to move a body part with a powered orthotic device. Our rights to use these patents will be subject to the continuation of and our compliance with the terms of those licenses.

On November 15, 2016, the Company and MIT entered into a waiver agreement with regard to certain obligations (the “Obligations Waiver”) under the License Agreement. The Obligations Waiver contemplates that the Company has not met certain revenue obligations (the “Revenue Obligations”) and certain commercialization obligations (the “Commercial Obligations”), which are required under the License Agreement. Pursuant to the Revenue Obligations, the Company was originally obligated to have net sales of at least $200,000, $250,000, $500,000 and $750,000 in 2010, 2011, 2012 and 2013 (and each year thereafter), respectively. Pursuant to the Commercialization Obligations, the Company was originally obligated to introduce a home version of a “licensed product” on or before December 31, 2010, expand distribution of a licensed product to 10 major metropolitan areas on or before December 31, 2011 and expand distribution to at least one country outside of the United States on or before December 31, 2012. The Obligations Waiver waives any and all Revenue Obligations up to the date of the waiver agreement and waives the Commercialization Obligations up to and through the date of the waiver agreement. The Commercialization Obligations have expired as of the date hereof and do not need to be complied with in the future. The Obligations Waiver cannot be terminated by any other parties.

The Company believes its revenue will exceed $750,000 for the fiscal year ended December 31, 2016, which would satisfy the Revenue Obligations for that fiscal year. The Revenue Obligations are a continuing requirement of the License Agreement. Based on our current distributor agreement, we expect to exceed the required revenue and satisfy the Revenue Obligations in future years; however, we cannot make any assurance that such agreement will remain in effect. Additionally, MIT has the right to terminate the License Agreement upon any future uncured material breach of the agreement or if we fail to make any payments due under the agreement. If the License Agreement is terminated for any reason, our business will be harmed.

Specifically, if we were to lose access to these licenses, we would be unable to manufacture the MyoPro or develop new products until we obtained access to a comparable technology.

We may not control the prosecution, maintenance or filing of the patents to which we now hold or in the future intend to acquire licenses. Enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents may be subject to the control or cooperation of our licensors. We cannot be certain that our licensors will prosecute, maintain, enforce and defend the licensed patent rights in a manner consistent with the best interests of our business. We also cannot be certain that drafting or prosecution of the licensed patents and patent applications by the relevant licensors have been or will be conducted in compliance with applicable law.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products. We seek to protect our intellectual property through a combination of patents, trademarks, confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors and other vendors and contractors. In addition, we rely on trade secrets law to protect our proprietary software and product candidates/products in development.

The patent position of myoelectric orthotic inventions can be highly uncertain and involves many new and evolving complex legal, factual and technical issues. Patent laws and interpretations of those laws are subject to change and any such changes may diminish the value of our patents or narrow the scope of protection. In addition, we may fail to apply for or be unable to obtain patents necessary to protect our technology or products or enforce our patents due to lack of information about the exact use of technology or processes by third parties. Also, we cannot be sure that any patents will be granted in a timely manner or at all with respect to any of our patent pending applications or that any patents that are granted will be adequate to protect our intellectual property for any significant period of time or at all.

Litigation to establish or challenge the validity of patents, or to defend against or assert against others infringement, unauthorized use, enforceability or invalidity claims, can be lengthy and expensive and may result in our patents being invalidated or interpreted narrowly and our not being granted new patents related to our pending patent applications. Even if we prevail, litigation may be time consuming and force us to incur significant costs, and any damages or other remedies awarded to us may not be valuable and management’s attention could be diverted from managing our business. In addition, U.S. patents and patent applications may be subject to interference proceedings, and U.S. patents may be subject to re-examination and review in the U.S. Patent and Trademark Office. Foreign patents may also be subject to opposition or comparable proceedings in the corresponding foreign patent offices. Any of these proceedings may be expensive and could result in the loss of a patent or denial of a patent application, or the loss or reduction in the scope of one or more of the claims of a patent or patent application.

In addition, we seek to protect our trade secrets, know-how and confidential information that is not patentable by entering into confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors and other vendors and contractors. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable.

14

We also have taken precautions to initiate reasonable safeguards to protect our information technology systems. However, these measures may not be adequate to safeguard our proprietary information, which could lead to the loss or impairment thereof or to expensive litigation to defend our rights against competitors who may be better funded and have superior resources. In addition, unauthorized parties may attempt to copy or reverse engineer certain aspects of our products that we consider proprietary or our proprietary information may otherwise become known or may be independently developed by our competitors or other third parties. If other parties are able to use our proprietary technology or information, our ability to compete in the market could be harmed.

Further, unauthorized use of our intellectual property may have occurred, or may occur in the future, without our knowledge.

If we are unable to obtain or maintain adequate protection for intellectual property, or if any protection is reduced or eliminated, competitors may be able to use our technologies, resulting in harm to our competitive position.

We are not able to protect our intellectual property rights in all countries.

Filing, prosecuting, maintaining and defending patents on each of our products in all countries throughout the world would be prohibitively expensive, and thus our intellectual property rights outside the United States are currently limited to the European Union and Japan. In addition, the laws of some foreign countries, especially developing countries, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Also, it may not be possible to effectively enforce intellectual property rights in some countries at all or to the same extent as in the United States and other countries. Consequently, we are unable to prevent third parties from using our inventions in all countries, or from selling or importing products made using our inventions in the jurisdictions in which we do not have (or are unable to effectively enforce) patent protection. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop, market or otherwise commercialize their own products, and we may be unable to prevent those competitors from importing those infringing products into territories where we have patent protection, but enforcement is not as strong as in the United States. These products may compete with our products and our patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions. Moreover, competitors or others in the chain of commerce may raise legal challenges against our intellectual property rights or may infringe upon our intellectual property rights, including through means that may be difficult to prevent or detect.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights in the United States and around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our current and future products.

The medical device industry is characterized by competing intellectual property and a substantial amount of litigation over patent rights. In particular, our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in competing technologies, have been issued patents and filed patent applications with respect to their products and processes and may apply for other patents in the future. The large number of patents, the rapid rate of new patent issuances, and the complexities of the technology involved increase the risk of patent litigation.

Determining whether a product infringes a patent involves complex legal and factual issues and the outcome of patent litigation is often uncertain. Even though we have conducted research of issued patents, no assurance can be given that patents containing claims covering our products, technology or methods do not exist, have not been filed or could not be filed or issued. In addition, because patent applications can take years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware and may result in issued patents which our current or future products infringe. Also, because the claims of published patent applications can change between publication and parent grant, published applications may issue with claims that potentially cover our products, technology or methods.

15

Infringement actions and other intellectual property claims brought against us, with or without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management and harm our reputation. We cannot be certain that we will successfully defend against any allegations of infringement. If we are found to infringe another party’s patents, we could be required to pay damages. We could also be prevented from selling our products that infringe, unless we could obtain a license to use the technology covered by such patents or could redesign our products so that they do not infringe. A license may be available on commercially reasonable terms or none at all, and we may not be able to redesign our products to avoid infringement. Further, any modification to our products could require us to conduct clinical trials and revise our filings with the FDA and other regulatory bodies, which would be time consuming and expensive. In these circumstances, we may not be able to sell our products at competitive prices or at all, and our business and operating results could be harmed.

We rely on trademark protection to distinguish our products from the products of our competitors.

We rely on trademark protection to distinguish our products from the products of our competitors. We have registered the trademarks “MyoPro” (Registration No. 4,532,331) and “MYOMO” (Registration No. 4,451,445) in the United States. In jurisdictions where we have not registered our trademark and are using it, and as permitted by applicable local law, we seek to rely on common law trademark protection where available. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks, and may be able to use our trademarks in jurisdictions where they are not registered or otherwise protected by law. If our trademarks are successfully challenged or if a third party is using confusingly similar or identical trademarks in particular jurisdictions before we do, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. If others are able to use our trademarks, our ability to distinguish our products may be impaired, which could adversely affect our business. Further, we cannot assure you that competitors will not infringe upon our trademarks, or that we will have adequate resources to enforce our trademarks.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Some of our employees were previously employed at other medical device companies, including our competitors or potential competitors, and we may hire employees in the future that are so employed. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. If any of these technologies or features that are important to our products, this could prevent us from selling those products and could have a material adverse effect on our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and divert the attention of management.

Risks Related to this Offering

There has been no public market for our Common Stock prior to this Offering, and an active market in which investors can resell their shares may not develop.

Prior to this Offering, there has been no public market for our Common Stock. We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our Common Stock. The initial offering price of our Common Stock in this Offering has been agreed to between us and the Selling Agent based on a number of factors, including market conditions in effect around the time of this Offering, and it may not be in any way indicative of the price at which our shares of Common Stock will trade following the completion of this Offering. Investors may not be able to resell their shares of Common Stock at or above the initial offering price.

16

Our principal stockholders and management beneficially own a significant percentage of our stock and will be able to exert significant influence over matters subject to stockholder approval.

As of June 30, 2016, our executive officers, directors, principal stockholders and their affiliates beneficially owned a significant portion of our outstanding voting stock. Therefore, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to significantly affect matters requiring stockholder approval, including elections of directors, amendments of our organizational documents, and approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our Common Stock that you may believe are in your best interest as one of our stockholders.

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The price of our Common Stock may decline below the offering price of the Shares following this Offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead purchasers of our Common Stock to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our Common Stock on the NYSE MKT and our subsequent ability to maintain such listing.

17

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of Shares offered in this Offering at an assumed public offering price of $7.50 per share for aggregate gross proceeds of $15,000,000 and after deducting the Selling Agent commissions and estimated offering expenses payable by us, investors in this Offering can expect an immediate dilution of $5.46624 per share.

We may not be able to satisfy listing requirements of the NYSE MKT to maintain a listing of our Common Stock.

If our Common Stock is listed on the NYSE MKT, we must meet certain financial and liquidity criteria to maintain such listing. If we violate the NYSE MKT listing requirements, our Common Stock may be delisted. If we fail to meet any of the NYSE MKT’s listing standards, our Common Stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock from the NYSE MKT may materially impair our stockholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. In addition, in order to list, we will be required to, among other things, file with the SEC a post-qualification amendment to the Offering Statement, and then file an Form 8-A in order to register our shares of Common Stock under the Exchange Act. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified promptly after filing. Any delay in the qualification of the post-qualification amendment may cause a delay in the initial trading of our Common Stock on the NYSE MKT. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock. In addition, the delisting of our Common Stock could significantly impair our ability to raise capital.

If we fail to meet the minimum requirements for listing on the NYSE MKT, we will seek to have our Common Stock quoted on the OTCQX. The OTCQX is not a stock exchange, and if our Common Stock trades on the OTCQX rather than the NYSE MKT, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our Common Stock, which may lead to lower trading prices for our Common Stock.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act, and thereafter publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act. If we elect not to do so, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

18

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for emerging growth companies under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. If we elect not to become a public reporting company our Common Stock will not be permitted to trade on a national securities exchange such as the NYSE MKT. Instead, we intend to have our Common Stock quoted on OTCQX.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

As a result of becoming a public company, we will be obligated to develop and maintain a system of effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may harm investor confidence in our company and, as a result, the value of our Common Stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.

19

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE MKT and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

Future issuances of our Common Stock or securities convertible into our Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Common Stock or the trading of outstanding Common Stock, could cause the market price of our Common Stock to decline and would result in the dilution of your holdings.

Future issuances of our Common Stock or securities convertible into our Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Common Stock or the trading of outstanding Common Stock, could cause the market price of our Common Stock to decline. We cannot predict the effect, if any, of future issuances of our Common Stock or securities convertible into our Common Stock, or the future expirations of lock-up agreements, on the price of our Common Stock. In all events, future issuances of our Common Stock would result in the dilution of your holdings. In addition, the perception that new issuances of our Common Stock, or other securities convertible into our Common Stock, could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Common Stock. In connection with this Offering, the Company will enter into a lock-up agreement that prevents it, subject to certain exceptions, from offering additional shares of Common Stock for up to 180 days after the date of this Offering Circular, as further described in “Plan of Distribution.” Further, our directors, officers, more than 5% stockholders and investors in our recent private placement are expected to enter into agreements pursuant to which, subject to certain exceptions, such persons will not sell any shares of our Common Stock that they own for up to 180 days after the date of this Offering Circular, as further described in “Plan of Distribution”. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our Common Stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our Common Stock.

20

Future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation, and future issuances of preferred stock (“Preferred Stock”), which could rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue Preferred Stock, the holders of such Preferred Stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock.

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the NYSE MKT or another national securities exchange and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

Our management has broad discretion as to the use of certain of the net proceeds from this Offering.

We intend to use $13,350,000 of the net proceeds from this Offering for working capital and other general corporate purposes, and $2,089,782 for repayment of outstanding debt. However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated for use as working capital or for other general corporate purposes, which is subject to change in the future. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Common Stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated in connection with this Offering, may have the effect of delaying or preventing a change in control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

●	authorize our board of directors to issue Preferred Stock, without further stockholder action and with voting liquidation, dividend and other rights superior to our Common Stock;

●	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent, and limit the ability of our stockholders to call special meetings;

21

●	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for director nominees;

●	establish that our board of directors is divided into three classes, with directors in each class serving three-year staggered terms;

●	require the approval of holders of two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;

●	prohibit cumulative voting in the election of directors; and

●	provide that vacancies on our board of directors may be filled only by the vote of a majority of directors then in office, even though less than a quorum.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your Common Stock in an acquisition.

22

USE OF PROCEEDS

If we sell Shares for aggregate gross proceeds of $15,000,000, our net proceeds (after Selling Agent commissions of $1,125,000 and our estimated other Offering expenses of $525,000 will be $13,350,000. We intend to use these net proceeds for:

●	debt repayment; and

●	working capital and other general corporate purposes.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

Upon completion of this Offering, we will be required to (i) pay the outstanding balance of promissory notes equal to an aggregate of approximately $1,201,210 to MLSC (“MLSC Notes”), (ii) pay the outstanding balance of promissory notes $475,156 to a related party note holder (“Related Party Debt”), except in the 25% scenario noted below, and (iii) pay the outstanding balance equal to $413,416 to holders of certain convertible promissory notes (the “Bridge Notes”).

The MLSC Notes were issued during the year ended December 31, 2011 and bear interest at the rate of 10% per annum. The principal and accrued interest was due and payable upon the earlier of (i) June 7, 2016, (ii) the closing of a qualified financing in a single transaction or series of transactions in any 12 month period yielding net proceeds of at least $5,000,000 (a “Qualified Financing”) or a qualified sale, as defined in the promissory notes, or (iii) the occurrence of a default, as defined in the promissory notes. On May 18, 2016, we restructured the MLSC Notes, extending the maturity date from June 7, 2016 to June 7, 2017. In addition, the Company entered into a security agreement with MLSC in connection with this restructuring, pursuant to which the MLSC Notes became secured by substantially all the Company’s assets. The other terms of the MLSC Notes were not changed. The outstanding principal amount of the note includes the principal amount and all accrued interest thereon in the amount of $1,201,210.

The Related Party Debt, originally incurred from October 2010 through May 2011, represents promissory notes in the aggregate amount of approximately $580,800 entered into with one of our shareholders. The promissory notes were unsecured, bore interest at a rate of 10% per annum, and were set to mature on May 25, 2016 at which time principal and accrued interest was due and payable. On September 1, 2015, we reached an agreement with the shareholder to modify the terms of the Related Party Debt. The promissory notes were amended and restated to include $295,658 of accrued and unpaid interest resulting in a total principal amount of $876,458. The amended and restated promissory notes were unsecured, bore an interest rate of 10% per annum, and matured on August 1, 2018. Any accrued and unpaid interest through September 1, 2016 was to be converted into principal, and required monthly payments of principal and interest commencing on September 1, 2016 through August 1, 2018.

On June 29, 2016, we reached an agreement with the shareholder to modify the terms of its promissory notes with us. The amended and restated promissory notes are unsecured, bear interest at a rate of 10% per annum, and are subordinated to the Note Payable, MLSC and our convertible subordinated promissory notes. The outstanding principal and any accrued but unpaid interest shall be due and payable upon the earlier of (i) June 7, 2017 or (ii) within 30 days following the closing of a Qualified Financing. In the event of a closing of a Qualified Financing, we may elect, in our sole discretion, to repay up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under this note as of the date of the Qualified Financing by issuing shares our equity issued in the Qualified Financing, equal to 80% of the price per share paid by the purchasers of such equity in the Qualified Financing.

The Bridge Notes issued during the year ended December 31, 2015 with a principal balance of $425,000 are subordinated to the MLSC Notes, bear interest at a rate of 8% per annum, and mature in December 2017. Prior to December 2017 and at the option of the holders of the Bridge Notes, the outstanding principal, and any accrued, may be converted into our equity securities upon the closing an equity financing, as defined, yielding gross proceeds of at least $5,000,000. The outstanding principal balance and any accrued interest are convertible into shares of equity securities sold in the next equity financing at a price per share equal to 85% of the lowest price per share during the equity financing. In addition, the holders of the Bridge Notes are entitled to an additional payment equal to 10% of the original principal amount of the convertible promissory notes if held on the maturity date.

From January 2016 through April 2016, we issued additional Bridge Notes with an aggregate principal balance of $605,000, bringing the aggregate principal balance to $1,030,000. The proceeds of these Bridge Notes were used for our working capital. In connection with the issuance of these additional Bridge Notes, we issued additional warrants. The terms of the Bridge Notes are the same as the Bridge Notes issued during the year ended December 31, 2015.

23

During the fourth quarter of 2016, we offered the holders of these Bridge Notes to exchange such notes for the new convertible notes issued in the convertible financing commenced in June 2016 by cancelling an equivalent amount outstanding of their existing Bridge Notes, on otherwise the same terms and conditions as the participants in the new offering who paid the purchase price in cash. Holders of the prior Bridge Notes were able to also retain the warrants issued to them in conjunction with the prior notes. An aggregate of $630,000 in those prior Bridge Notes were cancelled in exchange for the issuance in an equivalent principal amount of new notes in the financing. This resulted in only $400,000 of these Bridge Notes being still outstanding, which including all accrued but unpaid interest results in an outstanding balance of $413,416.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Shares (based on an offering amount of $15,000,000).

Assumed Percentage of Shares Sold	100%	75%	50%	25%
Price to public	$15,000,000	$11,250,000	$7,500,000	$3,750,000
Selling agent commissions	1,125,000	843,750	562,500	281,250
Other offering expenses	525,000	525,000	525,000	525,000
Net proceeds	$13,350,000	$9,881,250	$6,412,500	$2,943,750

Repayment of MLSC Notes, Related Party Debt and Bridge Notes	$2,089,782	$2,089,782	$2,089,782	$-
Working capital	11,260,218	7,791,468	4,322,718	2,943,750
Total use of proceeds	$13,350,000	$9,881,250	$6,412,500	$2,943,750

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the Shares, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

24

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016:

●	on an actual basis; and

●	on a pro forma basis, assuming the sale in this Offering of the maximum amount of Shares, at the price to the public of $7.50 per share, resulting in net proceeds to us of $13,150,000 (after deducting selling agent commissions of $1,125,000 and our estimated other offering expenses of $525,000 and assuming (i) the automatic conversion of an aggregate of 960,118 shares of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) into 960,118 shares of Common Stock, (ii) the automatic conversion of an aggregate of 1,662,194 shares of Series B-1 Preferred Stock (the “Series B-1 Preferred Stock”) into 1,662,194 shares of Common Stock, (iii) automatic conversion of convertible notes into 134,223 shares (iv) a related party exchanging 50% of a note for 79,193 shares of Common Stock, (v) the extinguishment of accrued but not declared dividends on the Series B-1 Preferred Stock equal to $1,164,182, (v) the repayment of an aggregate of $1,201,210 to MLSC, (vi) the repayment of $475,156 to pursuant to the Related Party Debt and (vii) the repayment of $413,416 to holders of convertible promissory notes, each in conjunction with the closing of this Offering.

	Actual	Assuming Maximum Offering Amount
	(Unaudited)	(Unaudited)
Cash and Cash Equivalent	$644,160	$11,904,378

Long term debt – promissory notes and convertible debt	$2,373,984	$--

Redeemable convertible preferred stock:
Series B-1 preferred stock (liquidation preference of $9,370,372)	$8,168,549	$--
Series A-1 preferred stock (liquidation preference of $4,470,066)	4,449,319	--
	$12,617,868	$--
Shareholders’ (deficit) equity:
Common stock	$1,650	$9,387
Additional paid-in capital	5,334,891	32,575,517
Accumulated deficit	(20,645,746)	(20,645,746)
Treasury Stock	(6,464)	(6,464)
	($15,315,669)	$11,932,694

Total Capitalization	($323,817)	$11,932,694

You should read this table together with our financial statements as of and for the years ended December 31, 2015 and 2014 and our unaudited financial statements as of and for the six months ended June 30, 2016 and 2015, and the related notes thereto, included elsewhere in this Offering Circular. Our use of proceeds from this Offering is discussed under “Use of Proceeds.” (1) The table above excludes (unless stated otherwise above):

●	10,760 shares issuable upon the exercise of warrants, with a weighted-average exercise price of approximately $3.5136 per share;

●	40,600 shares issuable upon the exercise of warrants, based on the price per share of in the Offering;

●	306,517 shares issuable upon exercise of stock options under the Company’s 2004 Stock Option and Incentive Plan, (the “2004 Plan”), and the 2014 Stock Option and Grant Plan, (the “2014 Plan”) with a weighted-average exercise price $0.2944 per share.

●	559,969 shares available for future issuance under our 2014 Plan, as amended on August 23, 2016;

●	562,500 shares that will become available for future issuance under our 2016 Equity Incentive Plan, which we expect to adopt in connection with this Offering; and

●	100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agent, or its designated affiliates, in connection with this Offering.

To the extent such stock options or warrants are hereafter exercised, or awards made under such equity compensation plan result in the issuance of additional shares of our Common Stock, there will be further dilution to our investors in the Offering.

25

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of Common Stock sold in the offering exceeds the pro forma net tangible book value per share of Common Stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding at that date.

The pro forma net tangible book value of our Common Stock as of June 30, 2016 was approximately $(1.42) million, or $(0.36640) per share.

After giving the effect to the sale of 2,000,000 shares of our Common Stock in the Offering at the price to the public of $7.50000 per share and after deducting the selling agent commissions and our estimated offering expenses, the pro forma net tangible book value would be approximately $11.9 million, or $2.03376 per share. This represents an immediate increase in net tangible book value of $2.40016 per share to existing stockholders and an immediate dilution of $ 5.46624 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this substantial and immediate per share dilution to new investors.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of Common Stock		$7.50000
Pro forma net tangible book value per share before giving effect to the Offering	$(0.36640)
Increase in net tangible book value per share attributable to the sale of Common Stock in the Offering(1)	2.40016
Pro forma net tangible book value per share after giving effect to the Offering		2.03376
Dilution in net tangible book value per share to new investors(2)		$5.46624

(1) After deducting the selling agent commissions and estimated expenses payable by the Company in the Offering.

(2) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to the offerings from the initial public offering price per share paid by a new investor.

The following table sets forth, assuming the sale of 2,000,000 shares of our Common Stock offered for sale in this Offering, as of June 30, 2016, the total number of shares previously issued and sold to existing investors including holders of our Preferred Stock, the total consideration paid for the foregoing and the average price per share. As the table shows, new investors purchasing shares of Common Stock may in certain circumstances pay an average price per share substantially higher than the average price per shares paid by our existing stockholders.

	Number of	Purchased	Total	Consideration
June 30th 2016	Shares	Percent	Amount	Percent

Existing Stockholders	3,654,032	62.27%	$17,735,000	52.16%
Convertible Note Holders	134,223	2.29%	793,000	2.33%
Related Party Note Holders	79,193	1.35%	475,000	1.40%
New Investors	2,000,000	34.09%	15,000,000	44.11%
Total	5,867,448	100.00%	$34,003,000	100.00%

During the twelve months ended June 30, 2016, we granted 46,563 options for Common Stock to officers, directors and affiliated persons. No stock options were given to any promoter during this period. No other right to acquire shares was given to any of the aforementioned individuals or entities. During this same period, 14,411 shares of Common Stock were issued to these individuals or entities as a result of stock options being exercised. The average exercise price of these grants, and of these exercises, was $0.72134, or $6.77866 less than the assumed offering price per share of Common Stock.

26

PLAN OF DISTRIBUTION

Engagement Agreement with the Selling Agent

We are currently party to an engagement agreement, as amended, with the Selling Agent. The term of the engagement agreement began on April 15, 2016 and will continue until June 30, 2017, unless one of the following events occurs prior to June 30, 2017, in which case the engagement agreement would be terminated early:

(i)	we or the Selling Agent terminate the agreement for any reason;

(ii)	we execute a definitive selling agency agreement with the Selling Agent; or

(iii)	we decide not to proceed with the Offering or withdraw any offering statement submitted to or filed with the SEC.

Compensation for Advisory Services. As part of the engagement agreement, the Selling Agent agreed to provide us with advice with regard to (i) our business, (ii) entering the U.S. capital markets, (iii) the contemplated marketing and development of the Company as a public company and (iv) our ongoing compliance obligations as a public company. As compensation for these advisory services, we agreed to pay the Selling Agent $7,500 per month commencing upon the Company’s stock becoming publicly traded and continuing for a period of 2 months thereafter.

Offering Expenses. We are responsible for all Offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by the Financial Industry Regulatory Authority (“FINRA”); (iv) all of the legal fees related to FINRA clearance; and (v) our transportation, accommodation, and other roadshow expenses (up to a maximum of $10,000 which shall be pre-approved by the Company). We have agreed to reimburse the Selling Agent for its reasonable and documented legal costs (the Company must pre-approve any expenses in excess of $1,000) up to a maximum of $25,000.

Additionally, the Company agrees to pay $20,000 as an advance against the due diligence fee upon signing of the engagement agreement. Any advances received by the Selling Agent or related person from the Company that are unused, in the event that the Offering does not close or the engagement agreement is terminated for any reason, shall be returned to the Company in compliance with FINRA Rule 5110(f)(2)(C).

Reimbursable Expenses in the Event of Termination. In the event the Offering does not close or the engagement agreement is terminated for any reason, we have agreed to reimburse the Selling Agent for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Selling Agent’s legal fees, up to $15,000.

Selling Agent Commission. We have agreed that the definitive selling agency agreement will provide for us to pay a commission of 7.5% of the gross proceeds received by the Company in the Offering, which shall be allocated by the Selling Agent to members of the selling group and soliciting dealers in its sole discretion provided however, that the commission shall be reduced to 4% for any proceeds received from sales/orders placed through the Selling Agent’s affiliated online platform known as BANQ by investors the Company directly introduces to the Selling Agent through its marketing campaign or from existing security holders of the Company.

Selling Agent’s Warrants

Upon each closing of this Offering, we have agreed to issue certain warrants (the “Selling Agent’s Warrants”) to the Selling Agent to purchase a number of shares of the Common Stock equal to 5.0% of the total shares of the Common Stock sold in such closing. The Selling Agent’s Warrants are exercisable commencing six months after the date of the applicable closing until the close of business on the five (5) year anniversary of the qualification date of the Offering Statement. The Selling Agent’s Warrants are not redeemable by us. The exercise price for the Selling Agent’s Warrants will be the amount that is 10% greater than the public offering price, or $8.25.

27

The Selling Agent’s Warrants and the Common Stock underlying the Selling Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Selling Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Selling Agent’s Warrants or the Common Stock underlying the Selling Agent’s Warrants, nor will the Selling Agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agent’s Warrants or the underlying shares for a period of 180 days from the applicable closing, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any underwriter or selected dealer participating in the Offering and their officers or partners if the Selling Agent’s Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agent’s Warrants will provide for adjustment in the number and price of the Selling Agent’s Warrants and the shares underlying such Selling Agent’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

We and our officers, directors, and more than 5% holders of our Common Stock as of the qualification of the Offering Statement and investors in our recent private placement have agreed, or will agree, with the Selling Agent, subject to certain exceptions, that, without the prior written consent of the Selling Agent, we and they will not, directly or indirectly, during the period ending 180 days after the date of the final closing of the Offering:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Exchange Listing

We will apply to the NYSE MKT to list shares of our Common Stock under the symbol “MYO.” In order to meet one of the requirements for listing our Common Stock on the NYSE MKT, the Selling Agent intends to sell lots of 100 or more shares to a minimum of 400 beneficial holders. Our Common Stock will not commence trading on the NYSE MKT until each of the following conditions are met: (i) the Offering is terminated; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A; and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on the NYSE MKT, we may wait before terminating the offering and commencing the trading of our Common Stock on the NYSE MKT in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on the NYSE MKT.

If we fail to meet the minimum requirements for listing on the NYSE MKT, we will seek quotation of our Common Stock on the OTCQX and would anticipate quotation on the OTCQX to begin following the termination of this Offering.

Pricing of the Offering

Prior to the Offering, there has been no public market for the Shares. The initial public offering price was determined by negotiation between us and the Selling Agent. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available to the Selling Agent;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

28

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by the Selling Agent and us.

Indemnification and Control

We have agreed to indemnify the Selling Agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agent and its affiliates and controlling persons may be required to make in respect of these liabilities.

The Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Selling Agent

In the ordinary course of their various business activities, the Selling Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Selling Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there are no limits on how many shares an investor may purchase if the Offering results in a listing of our Common Stock on the NYSE MKT or other national securities exchange. The following would apply only if we are unable to obtain a listing on a national securities exchange and we seek for our Common Stock to trade on a platform of the OTC Markets.

Generally, in the case of trading on the over-the-counter markets, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “How to calculate your net worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)       You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)      You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “How to calculate your net worth”);

(iii)     You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

29

(iv)       You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)       You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)       You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)       You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)       You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the date that the Offering is qualified by the SEC and will terminate on the Termination Date.

Procedures for Subscribing

U.S. investors may participate in this Offering by opening an account with BANQ, an online brokerage division of TriPoint, the Selling Agent. The BANQ website may be found at Banq.co. BANQ is open to qualified U.S. investors and accepts individual, joint, corporate or IRA accounts. The application process takes approximately 5 minutes and there are no account minimums. Deposits to BANQ can be made via wire transfer or ACH deposit or by mailing in a check. Deposits usually post to an account within 3-5 days. BANQ® is a division of the Selling Agent. TriPoint and BANQ do not charge a fee for opening an account or for depositing shares purchased in the Offering into such account.

Investors investing through BANQ will be required to open their accounts and deposit funds into their respective BANQ accounts after the qualification of this Offering Statement relating to this Offering but prior to the applicable closing of this Offering in which such investor is participating; in all events, no funds may be used to purchase securities issued in this Offering until the Offering Statement relating to this Offering and filed by the Company with the SEC has been qualified by the SEC. After an account is opened but before 48 hours prior to the applicable closing of the Offering, the investor will be required to deposit funds into the account sufficient to purchase the amount of securities that the investor intends to purchase in this Offering. Such funds will not be held in an escrow account or otherwise segregated as part of the Offering process. During the marketing period for the Offering and after the Offering Statement has been qualified, the investor will provide an indication of interest as to the amount of securities the investor intends to purchase. Forty-eight (48) hours prior to the completion of a closing in this Offering, each investor that has money deposited with BANQ for this Offering will be asked by BANQ via e-mail and notification to the secure messages section of the website for the BANQ online brokerage account to confirm and finalize the indication of the amount of securities such investor wishes to purchase. Indications will not be finalized without sufficient funds in the investor’s BANQ online brokerage account. Upon the applicable closing, the funds required to purchase that amount of securities will be removed from such investor’s account and transferred to the account of the Company, and the amount of securities purchased will be deposited into such investor’s account. If an investor fails to confirm such investor’s desired investment within the required time, no funds will be withdrawn, no securities will be provided and the investor’s indication will not be confirmed. In addition, if this Offering fails to close, no funds will be withdrawn, no securities will be provided, the investor’s indication will not be confirmed and the funds in the investor’s BANQ account will remain available for withdrawal, in accordance with the investor’s account agreement with BANQ.

30

U.S. investors who participate in this Offering other than through BANQ, including through selected dealers, will be required to deposit their funds in an escrow account held at Wilmington Trust, N.A.; any such funds that Wilmington Trust receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Non-U.S. investors may participate in this Offering by depositing their funds in the escrow account held at Wilmington Trust, N.A.; any such funds that Wilmington Trust receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement (forms of which are attached to the Offering Statement as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, if our Common Stock will not trade on a national securities exchange, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). If our Common Stock will not trade on a national securities exchange, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase the Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular.

Overview

Myomo is part of the medical robotics systems market that includes: surgical robots, non-invasive radiosurgery robotic systems, prosthetics and exoskeletons, assistive and rehabilitation robots, non-medical robotics in hospitals and emergency response robotics systems. We are the developer of the MyoPro® product line, which is based on our myoelectric upper limb orthosis technology used to treat paralysis. The orthosis is a rigid brace used for the purpose of supporting a patient’s weak or deformed arm to enable and improve functional ADLs in the home and community that is available only on a physician’s order. It is uniquely constructed by a qualified Orthotics & Prosthetics practitioner during a custom fabrication process for each individual user to meet their specific needs. Our products help to restore function in individuals with neuromuscular conditions such as brachial plexus injury, traumatic brain injury, spinal cord injury, other neurological disorders and stroke.

Our myoelectric orthoses have been clinically shown in peer reviewed published research studies to help restore the ability to complete functional tasks by supporting the affected joint and enabling individuals to self-initiate and control movement of their partially paralyzed limbs by using their own muscle signals.

The Myomo technology was originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School. Myomo was incorporated in 2004 and completed licensing of its technology from MIT in 2006. During the period between 2006 and 2012, Myomo’s earlier product lines (e100 and mPower models) were sold as capital equipment to rehabilitation facilities with the goal of providing short term access to myoelectric braces to patients receiving rehabilitation therapy and as universal-size devices to be used in the home.

In 2012, Myomo introduced the MyoPro, a custom fabricated limb brace (orthosis) that is individually fabricated for the patient over a positive model of the patient; this fitting process requires specialized education, training, and experience to custom-fabricate and provision to the patient. The primary business focus shifted during this time period to providing an assistive device through O&P practices to patients who are otherwise impaired for use at home, work, and in the community that facilitates activities of daily living.

During 2015, we extended our basic MyoPro for the elbow with the introduction of the MyoPro Motion W, a multi-articulated non-powered wrist and the MyoPro Motion G, which includes a powered grasp. The MyoPro Motion W allows the user to use their sound arm to adjust the device and then, for instance, open a refrigerator door, carry a shopping bag, hold a cell phone, or stabilize themselves to avoid a fall and potential injury. The MyoPro Motion G model allows users with severely weakened or clenched hands, such as seen in certain stroke survivors, to open and close their hands and perform a large number of ADLs. We also entered into a distribution agreement with Össur, a major provider of orthotic and prosthetic devices, to resell our product to VA hospitals in the US, thus increasing our sales presence.

The expanded distribution channel and new product introductions such as the MyoPro Motion G have yielded greater orders and revenues in the first half of 2016, as compared to the prior year period. Myomo currently sells almost exclusively in the United States. We expect to obtain the CE Mark for the MyoPro in 2017. This will enable us to sell the MyoPro to individuals in the Europe Union (EU). We have recently signed an agreement with Ottobock, the largest global provider of orthotic and prosthetic devices, to begin distributing the MyoPro product line in the US, Canada, and certain EU countries in 2017. This new reseller agreement replaces the Össur contract, which expired in December 2016. In accordance with the terms of this new agreement, Ottobock has agreed to certain minimum purchase requirements during the year ending December 31, 2017. These minimum purchase requirements are higher than those under our Össur contract. Accordingly, we expect that our revenue generated from our primary reseller will be higher in the year ending December 31, 2017 than prior years.

32

Recent Developments

Proposed Initial Public Offering

We have signed a letter of engagement (“LOE”), dated April 15, 2016, as amended on December 21, 2016, with an investment banking firm to assist and advise the Company with an initial public offering under Regulation A promulgated by the US Securities and Exchange Commission (“SEC”). The LOE is to remain in effect until June 30, 2017, unless extended or terminated earlier under certain circumstances. In connection with such LOE, we have filed the Offering Statement. There can be no assurance provided by us that we will be successful in completing such an offering.

The investment banking firm will act on a “best efforts” basis and serve as the lead selling agent on this Offering. The LOE requires the execution of a definitive agreement providing for a placement fee of 7.5%, however this fee will be reduced to 4% for any proceeds received from investors introduced by us to the investment banking firm. In addition, the investment banking firm will receive five-year warrants to purchase shares of Common Stock equal to 5% of the total number of shares offered in the final offering statement with an exercise price at a 10% premium to the offering price. See “Plan of Distribution” for additional information.

2016 Convertible Promissory Notes

On June 30, 2016, we began a new offering (the “Convertible Note Offering”) of subordinated convertible promissory notes bearing an interest rate of 8% per annum and which mature in December 31, 2018 (the “Maturity Date”), at which time the principal and any accrued but unpaid interest shall be due and payable on demand (the “Notes”). In the event we consummate, prior to the Maturity Date, an equity financing pursuant to which we sell Common Stock, Preferred Stock or other equity or equity-linked securities with aggregate gross proceeds of not less than $5,000,000 (the “Next Equity Financing”), excluding any and all indebtedness under the Notes that is converted into such equity securities, the outstanding principal of the Notes and any accrued but unpaid interest will be converted into the equity securities.

The number of shares of equity securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the entire principal amount plus accrued interest by the lower of (i) a price per share equal to $35,000,000 divided by the aggregate number of shares of capital stock outstanding on a fully diluted basis immediately prior to the initial closing of the Next Equity Financing, and (ii) eighty percent (80%) of the price per share of the equity securities.

In the event of a Sale of the Company, as defined in the Notes, prior to the conversion or repayment in full of these Notes, cash payments will be made equal to the aggregate amount of principal and accrued, but unpaid, interest then outstanding under these Notes. In addition, an amount equal to 25% of the original principal amount of the Notes will be paid (the “Sales Premium)”.

In connection with the issuance of the Notes, we issued warrants to purchase Common Stock to the holders of the Notes. The number of shares of stock to be acquired under the warrants, after this additional issuance is determined by a formula which amounts to 100% of the principal amount invested divided by the lowest price paid per share for the equity securities by the investors in the Next Equity Financing.

The Convertible Note Offering raised $150,000 on June 30, 2016. Subsequent to June 30, 2016, an additional $2,962,000 was raised.

33

Anticipated Financial Information for Fiscal Year 2016

For the fiscal year ended December 31, 2016, the Company believes that its revenues will be in the range of $1.0 and $1.2 million, and its net loss will be between $3.5 and $3.7 million.  The Company has not completed its fiscal year ended December 31, 2016 financial statement audit, the revenue and net loss expectations presented are preliminary, and, therefore, subject to final year-end closing adjustments and may change. The preliminary financial results presented are based solely upon information available as of the date of this Offering Circular, are not a comprehensive statement of our financial results as of or for the fiscal year-ended December 31, 2016, and have not been audited, reviewed, or compiled by our independent registered accounting firm.

Results of Operations

We have incurred net losses and negative cash flows from operations since inception and anticipate this to continue in the near term as we continue to focus our efforts on expanding our customer base and developing the next versions of the MyoPro device.

Six Months Ended June 30, 2016 Compared to the Six Months Ended June 30, 2015

Revenues

Total revenue for the six months ended June 30, 2016 increased by $61,078, or 15%, as compared to the comparable period in 2015. Product revenues increased by $145,756, or 47%. This increase is due to an approximate doubling of the unit sales of the MyoPro Motion G and Motion W products, which were introduced in 2015. These products have higher average selling prices that reflect their additional functionality. Revenue from these products increased by $225,805 in the first six months of 2016 as compared to the comparable 2015 period. This increase was partially offset by a decrease in grant income of $84,678 reflecting the completion in March 2016 of a National Science Foundation (“NSF”) two-year grant totaling $200,000 awarded to Myomo.

Gross margin

Gross margin increased to 77% for the six months ended June 30, 2016, as compared to 64% in the comparable period in 2015 due to product mix and decrease in low margin grant revenue.

Research and development

Research and development expenses were higher in the 2016 six-month period primarily due to personnel costs related to additional staffing brought on board to expand the Company’s product development activity. In addition, the Company funded several clinical research studies of the MyoPro product line.

Selling, general and administrative

Selling, general and administrative costs decreased $516,112, or 31%, reflecting implementation of cost cutting measures due to funding constraints. These included staff reductions primarily in sales and marketing, and reduced compensation for certain executives. During 2015 and early 2016, we paid approximately $111,000 to a financial advisor to assist us in finding additional sources of private capital for the Company. In 2016, we terminated this financial advisory contract and the $111,000 in payments were expensed during the six months ended June 30, 2016.

Interest expense, net

The increase to $140,765 in interest expense, net in for the six months ended June 30, 2016 is due to additional interest expense incurred on our $1,030,000 promissory notes that we entered into at various times in late 2015 and during the six months ended June 30, 2016.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Revenues

Total revenue for the year ended December 31, 2015 decreased by $223,583, or 24%, as compared to the prior year. Product revenues decreased 36% primarily due to a more uncertain reimbursement environment and a change in marketing strategy at  Hanger Inc., our largest  O&P reseller during 2014 (“Hanger”).

The reimbursement environment for the MyoPro was impacted by an erroneous Coding Bulletin that was issued by the Medicare Durable Medical Equipment contractor in early 2014.  This bulletin stated that the Myomo product was “exercise equipment” and therefore not eligible for reimbursement.  After explaining to this Medicare contractor that the Company had retired that earlier version of the product and that the new MyoPro product line was a custom-fabricated limb orthosis for functional use in the home, the contractor retracted this bulletin as a case of mistaken identity toward the end of 2014.  However, the publication of the erroneous bulletin created a more uncertain reimbursement environment which caused some O&P providers to reconsider their decision to actively distribute the MyoPro products to their patients.  Hanger Clinics, in particular, decided to market products with an existing Medicare code, so Myomo adjusted its marketing strategy to work with O&P providers specializing in high-tech products with strong reimbursement resources. Due to the length of the selling cycle, this change in marketing strategy didn’t result in sales growth until 2016.

In 2015, our sales to Hanger declined 57% compared to 2014. This decrease was partially offset by the increased sales to Soldier Strong, Össur , and to the VA medical centers.  Grant revenue increased by $84,680 due to increased activity on our NSF $200,000 two year grant.

34

Gross Margin

Gross margins decreased from 73% for the year ended December 31, 2014 to 65% for the year ended December 31, 2015. The reduction in gross margin percentage for the year ended December 31, 2015 reflects higher proportion of our revenue being derived from lower margin revenue from grant income in 2015 which had a lower gross margin of 50% in both years. In addition, our distribution agreement with Össur provides for a reseller discount which resulted in a lower gross margin percentage on orders produced through this sales channel. The gross margin for the year ended December 31, 2015 benefitted by lower obsolete product and materials write-offs compared to the year ended December 31, 2014.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2015 increased by 29%, compared with the comparable period in 2014, due to additional product development activity and increased headcount in our engineering organization related to the development of the Motion W and Motion G products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by 12% from the year ended December 31, 2014 to the year ended December 31, 2015. This was primarily due to a 29% increase in sales and marketing expenses, reflecting higher headcount and increased expenditures on advertising and marketing expenses.

Interest Expense

Interest expense, net increased by $17,201 in 2015, compared to 2014, primarily due to additional interest accrued on higher balances on our notes payable.

Liquidity and Capital Resources

Liquidity

We measure our liquidity in a number of ways, including the following

	June 30, 2016	December 31, 2015	December 31, 2014
Cash	$644,160	$1,042,618	$2,424,583
Working Capital (Deficiency)	$(540,559)	$424,939	$1,866,060

35

Availability of Additional Funds

Based upon our working capital deficiency and stockholders’ deficiency of $540,559 and $14,843,285, respectively, as of June 30, 2016, we require additional equity and/or debt financing to continue our operations. These conditions raise substantial doubt about our ability to continue as a going concern.

Based upon our working capital deficiency, outstanding debt (including $2,962,000 raised after June 30, 2016 through the issuance of convertible promissory notes; see Recent Developments – 2016 Convertible Promissory Notes) and forecasted continued operating losses, we expect that the cash we currently have available will fund our operations through May 2017. Thereafter, we will need to raise further capital, through the sale of additional equity or debt securities (see Recent Developments – Proposed Initial Public Offering), to support our future operations and to repay our debt (unless, if requested, the debt holders agree to convert their notes into equity or extend the maturity dates of their notes). Our operating needs include costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize and market our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

We may be unable to raise sufficient additional capital when we need it or raise capital on favorable terms. Debt financing may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Sources and Uses of Cash for the Six Months Ended June 30, 2016 and June 30, 2015

Net Cash used in Operating Activities

We experienced negative cash flows from operating activities for the six months ended June 30, 2016 and 2015 in the amounts of $984,493 and $1,774,798, respectively. The net cash used in operating activities for the six months ended June 30, 2016 was primarily used to fund a net loss of $1,387,460, adjusted for non-cash expenses in the aggregate amount of $34,013, and by $368,954 of cash provided by changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable and accrued expenses. The net cash used in operating activities for the six months ended June 30, 2015 was primarily due to cash used to fund a net loss of $1,928,547, adjusted for non-cash expenses in the aggregate amount of $37,222, and by $116,527 of cash provided by the changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable and accrued expenses.

Net Cash Used in Investing Activities

During the six months ended June 30, 2016 no cash was used in investing activities. During the six months ended June 30, 2015, net cash used in investing activities was $5,294, due to the acquisition of equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2016 and 2015 was $586,035 and $1,555,469, respectively. During the six months ended June 30, 2016, $755,000 of cash was from debt financings, partially offset by $169,097 paid for deferred offering costs. During the six months ended June 30, 2015, $1,625,429 was an offering of our Series B-1 Preferred Stock, partially offset by a $69,960 repayment of bank debt.

36

Sources and Uses of Cash for the Years Ended December 31, 2016 and December 31, 2015

Net Cash used in Operating Activities

We experienced negative cash flows from operating activities for the years ended December 31, 2015 and 2014 in the amounts of $3,334,506 and $2,547,047, respectively. The net cash used in operating activities for the year ended December 31, 2015 was primarily used to fund a net loss of $3,729,562, adjusted for non-cash expenses in the aggregate amount of $67,183, and by $327,873 of cash provided by changes in the levels of operating assets and liabilities, primarily due to increases in accounts payable and accrued expenses and a decrease in accounts receivable. The net cash used in operating activities for the year ended December 31, 2014 was primarily due to cash to fund a net loss of $2,920,178, adjusted for non-cash expenses in the aggregate amount of $136,066, and by $237,067 of cash provided by the changes in the levels of operating assets and liabilities, primarily due to increases in accounts payable and accrued expenses.

Net Cash Used in Investing Activities

During the years ended December 31, 2015 and 2014, cash used in investing activities was $27,944 and $3,526, due to the acquisition of equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the year ended December 31, 2015 and 2014 was $1,980,485 and $3,436,195, respectively. During the year ended December 31, 2015, $1,625,445 and $425,000 of proceeds were from an offering of our Series B-1 Preferred Stock and debt financings, respectively, partially offset by a $69,960 repayment of a bank note. During the year ended December 31, 2014, $3,386,155 was from the offering of our Series B-1 Preferred Stock and $50,040 was bank debt financing.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. Our significant estimates include the allowance for doubtful accounts, the valuation of our deferred tax asset, the fair value of our derivative liabilities and reserves for slow moving inventory.

Accounts Receivable

We carry accounts receivable at invoiced amounts less an allowance for doubtful accounts. We evaluate our accounts receivable on a continuous basis, and if necessary, establish an allowance for doubtful accounts based on a number of factors, including current credit conditions and customer payment history. We do not require collateral or accrue interest on accounts receivable and credit terms are generally 30 days. Accounts receivable includes unbilled receivables representing amounts earned under federally-funded grants but not yet billed by us.

Inventories

Inventories are recorded at the lower of cost or market. Cost is determined using a specific identification method. We reduce the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

We periodically analyze anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, we anticipate the amounts of product that will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months have been classified as non-current in the balance sheet.

37

Deferred Offering Costs

Deferred offering costs are comprised of direct incremental legal, accounting and financial advisor fees related relating to capital raising efforts. Deferred offering costs are offset against proceeds of an offering. In the event a capital raising effort is terminated, deferred offering costs will be expensed.

Demonstration and Test Units

Demonstration units represent units provided to customers by us for marketing and patient evaluation purposes. These units are manufactured by us and are recorded at cost in the statements of operations as part of selling, marketing and general administrative expense.

Test units represent units provided to our research and development staff to use in their development process and to end users who are given free units to act as testers so that the research and development staff can evaluate and understand their use by patients. A primary objective of these units is to determine when and under what conditions they fail, at which time they are analyzed for cause of failure and then scrapped. These units are recorded at cost in the statements of operations as part of research and development expense.

Preferred Stock

We apply the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of our convertible Preferred Stock. Preferred Stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable Preferred Stock (including Preferred Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Preferred Stock is classified as permanent equity.

Our Convertible Preferred Stock feature certain redemption rights that are considered to be outside our control. Accordingly, the Series A-1 Preferred Stock and Series B-1 Preferred Stock is presented as temporary equity in our balance sheets.

As of the issuance date, the carrying amount of the Convertible Preferred Stock was less than the redemption value. If we were to determine that redemption was probable, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

Research and Development Costs

We expense research and development costs as incurred. Research and development costs primarily consist of salaries and benefits, facility and overhead costs, and outsourced research activities.

Revenue Recognition

We derive revenue primarily from the sale of our products to orthotics and prosthetics practices, as well as Veteran Administration and other hospitals. We recognize revenue upon shipment, provided that persuasive evidence of an arrangement exists, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable, and collectability is deemed probable.

We receive federally-funded grants that require us to perform research activities as specified in each respective grant. We are paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by us to perform such activities. We recognize the revenue on a completion of performance basis where no ongoing obligation exists, or ratably over the term of the grant if no specific performance is required. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations except for reimbursable costs which are reported as a component of cost of revenue in the statements of operations. Amounts received in advance are deferred.

38

Income Taxes

We account for income taxes under Accounting Standards Codification 740 Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in our financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on our financial condition, results of operations or cash flows.

Stock-Based Compensation

We account for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, Preferred Stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. We reported a net loss for the years ended December 31, 2015 and 2014, and for the six months ended June 30, 2016 and 2015, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

39

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. To allow entities additional time to implement systems, gather data and resolve implementation questions, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, in August 2015, to defer the effective date of ASU No. 2014-09 for one year, which is fiscal years beginning after December 15, 2017. We are currently evaluating the impact of the adoption of ASU 2014-09 on our financial statements or disclosures. In addition, the FASB issued ASU 2016-08 in March 2016, to help provide interpretive clarifications on the new guidance in ASC Topic 606. We are currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on our financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. We are currently evaluating the impact that the adoption of ASU 2014-15 will have on our financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. We do not anticipate that the adoption of ASU 2015-03 will have a material impact on our financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We are currently evaluating the effects of ASU 2015–11 on our financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We do not anticipate that the adoption of ASU 2015-17 will have a material impact on our financial statements.

40

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating ASU 2016-02 and its impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations.” This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue from Contracts with Customers when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The amendments in the Update clarify the implementation guidance on principal versus agent considerations. The update is effective, along with ASU 2014-09, for annual and interim periods beginning after December 15, 2017. The adoption of ASU 2016-08 is not expected to have a material impact on our financial statement or disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. We are currently evaluating ASU 2016-09 and its impact on our condensed financial statements or disclosures.

On May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). ASU 2016-12 provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. The effective date and transition requirements for this ASU are the same as the effective date and transition requirements for ASU 2014-09. We are evaluating the effect of ASU 2014-09, if any, on our financial statements.

41

OUR BUSINESS

Overview

Our goal is to address the need to restore function to individuals who have suffered partial paralysis and can no longer support or move their arm or hand despite the best efforts of surgeons and rehabilitation therapists.

Our solution, the MyoPro custom fabricated limb orthosis, is like an exoskeleton for the upper body. It was originally pioneered in the 1960s, recently refined in the labs of the Massachusetts Institute of Technology (“MIT”) and made commercially feasible through our efforts. Partial paralysis is severe muscle weakness or loss of voluntary movement in one or more parts of the body. The MyoPro is registered with the FDA as a Class II device (powered limb orthosis with biofeedback). We believe it is the only current device able to help neuromuscular-impaired people restore function in weak arms and hands using their own muscle signals. The device consists of a portable arm brace made of a lightweight aerospace metal, and includes advanced signal processing software, non-invasive sensors, and a lightweight battery unit. The product is worn to support the dysfunctional joint and as a functional aid for reaching and grasping, but has also been proven to have therapeutic benefits for some users to increase motor control.

The MyoPro’s control technology utilizes an advanced non-invasive human-machine interface (“HMI”) based on non-invasive, patented electromyography (“EMG”) control technology that continuously monitors and senses, but does not stimulate, the affected muscles. The patient self-initiates movement through his or her weakened muscle signals that indicate the intention to move. In addition to supporting the weakened limb, the MyoPro functions as a neuro-muscular prosthetic by restoring function to the impaired limb similar to a myoelectric prosthetic for an amputee. It is prescribed by physicians and provided by medical professionals certified to fit O&P’s as a custom fabricated myoelectric elbow-wrist-hand orthosis (“EWHO”).

In addition to applications for stroke patients, Myomo’s technology may be used to increase upper extremity movement affected by diagnoses such as peripheral nerve injury, spinal cord injury, other neurological disorders, cerebral palsy, muscular dystrophy and traumatic brain injury.

The Company’s strategy is to establish itself as the market leader in myoelectric limb orthotics, and to build a set of products, software applications, and value-added services based upon our patented technology platform. While the Company currently focuses on upper extremity orthotics, we anticipate that our future products may include devices for the shoulder, leg, knee, and ankle, sized for both adults and children, along with non-medical applications for industrial and military markets.

Myomo is the exclusive licensee of US patents for the myoelectric limb orthosis device based on technology originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School. Myomo’s devices are currently referred for patients at leading rehabilitation facilities, including, among others, the Mayo Clinic, Cleveland Clinic, Walter Reed National Military Medical Center, and VA hospitals across the country.

The Company is headquartered in Cambridge, Massachusetts.

Market Opportunity: Common Causes of Arm Paralysis

Vehicular and Workplace Accidents

One of the most straightforward applications for the MyoPro is to restore arm function to individuals who have suffered peripheral nerve injuries. A common outcome of vehicular and workplace accidents is damage to the nerves in the shoulder known as the brachial plexus. Many individuals recover from their related trauma with the exception of the ability to control their elbow and in some cases their hand. Nerve transfer surgery is often a solution; however, these procedures are not always restorative. In some cases, patients undergo amputation and receive myoelectric prosthetics rather than deal with a paralyzed arm. One of the leading medical facilities in the U.S. for treating brachial plexus injuries is the Mayo Clinic. Myomo has been working with Mayo surgeons who have incorporated the MyoPro into their surgical post-operative treatment protocol.

42

Spinal Cord Injuries (“SCI”)

According to the Christopher and Dana Reeve Foundation, spinal cord injuries are the cause of 23% of all paralysis. The level of paralysis depends on where the injury occurs. Currently, medically qualified individuals include those with sufficient remaining EMG signal strength to initiate movement of the devices, as determined by the clinician using a MyoPro evaluation unit.

Stroke

According to the Centers for Disease Control (“CDC”), stroke is the leading cause of disability in the U.S. affecting 800,000 people per year. Myomo has working relationships with rehabilitation facilities in the U.S., including the Mayo Clinic, Cleveland Clinic, Spaulding Rehabilitation Hospital, Loma Linda University Medical Center, Kennedy Krieger Institute, and National Rehabilitation Hospital, and has developed an appropriate set of inclusion criteria to determine which persons that are affected by stroke would be medically qualified for the intervention.

A growing diagnosis in the U.S. is the occurrence of stroke in those under the age of 65. Nationally, 30% of stroke survivors are under 65 with some states running as high as 50%. The challenges for these younger survivors include the need to return to work, child rearing, and community activities that may not exist for older individuals. The Company believes this is an important market segment because of their greater need to return to normal activity, and because they are more likely to have their devices reimbursed by insurance providers.

Cerebral Palsy (“CP”)

Based on data provided by the US Centers for Disease Control, the prevalence of CP in the United States is approximately 74,000 for children ages 6-12 years old. CP is caused by brain injury or brain malformation that occurs before, during, or immediately after birth while the infant’s brain is under development.

Myomo has conducted initial product testing at the Easter Seals Clinic in the Chicago area and the Kennedy Krieger Institute in Baltimore to gauge efficacy of its myoelectric brace on children with CP. Based on this work, we have developed a prototype custom fabricated elbow brace for children age 6 – 12 and will look to use proceeds from financing to commercialize this product in the near future.

Progressive Conditions

The MyoPro has been prescribed in a few cases for individuals with progressive conditions such as multiple sclerosis and ALS. For individuals with these conditions, the MyoPro is used for strength conservation and to extend the time they can maintain independence. As users continue to progress with their condition, settings can be adjusted to provide increasing amounts of assistance.

Arm Paralysis Solutions & Treatments

The standard of care for treating paralysis varies by diagnosis. In the case of neurological injuries such as stroke, occupational/physical therapy is the standard of care. Each year, stroke and other survivors undergo months of rehabilitation. Unfortunately, many result in long term hemiparesis (weakness on one side of the body). Interventions such as electrical stimulation, static braces, and continued therapy are available, and yet the prevalence of chronic upper limb paralysis is in the millions.

43

Our Solutions

Although commercial products for powered prosthetics have been available since the 1970s, the Company believes that powered orthotics have been held back by issues related to weight and comfort. While today it is often referred to by the general public as an exoskeleton, the MyoPro is known in the medical community as a custom fabricated limb orthosis. It is created individually for each patient from a cast, just like a prosthetic except for someone who still has a limb but that is non-responsive.

Orthotic and prosthetic devices are provided by medical professionals trained and certified to custom fabricate and fit these devices. According to the American Orthotics and Prosthetics Association, in 2012, there were approximately 3,000 O&P facilities located both separate from and within hospitals in the U.S. Additionally, the Veterans’ Administration (“VA”) has been a pioneer in both orthotics and prosthetics. In fact, the design of the new MyoPro Motion G powered grasp product is rooted in research conducted at the Boston-area VA in the 1990s. This research demonstrated that it is technically feasible to design a myoelectric hand orthosis; however, the product was not commercially practical until Myomo was able to incorporate recent technological developments such as improved computer processors and software, lightweight materials, and smaller batteries to create an acceptable orthosis for users.

The MyoPro can enable individuals to self-initiate and control movements of a partially paralyzed or weakened limb using their own muscle signals. When the user tries to move, sensors detect the weak muscle signal, which activates the motor to move the limb in the desired direction. The user is in control of their own limb; the brace amplifies their weak muscle signal to restore function to the affected joint. With the orthosis, a paralyzed individual, such as one who has suffered a brachial plexus injury, stroke or other neuromuscular disorder can perform activities of daily living including feeding, reaching and lifting.

Patented EMG (electromyography) control technology continuously monitors and senses, but does not stimulate, the affected muscles. The user self-initiates and achieves natural movement patterns by their own muscular signals that indicate intention to move. The system senses an EMG muscle signal and then processes data to a motor on the device that enables desired motion. This processing occurs so quickly that it is not apparent to the patient. Importantly, the EMG-driven device requires that users are actively engaged throughout the movement; if they stop, the device stops.

Clinicians who evaluate and fit a patient for a MyoPro require education, training, and experience to complete such tasks. In order to qualify for a MyoPro, candidates must meet a comprehensive set of requirements determined by a certified clinician during an evaluation. These criteria include long term partial paralysis, detection of a muscle signal sufficient to control the device, passing a cognitive test, meeting certain parameters for height and weight, lack of other conditions that might limit the effectiveness or safety of the device such as use of certain pharmaceuticals, high levels of pain, or limits to range of motion, as well as falling within measurement limitations for the arm and hand to be able to fit into the device. Finally, candidates must have meaningful and achievable functional goals that can realistically be accomplished with the device that cannot otherwise be achieved with a less costly intervention such as additional rehabilitation therapy.

Each MyoPro brace is custom fitted to the patient for optimum mobility and performance. The MyoPro is available only at an O&P practice certified to provide and fit the MyoPro. During the evaluation process, a certified orthotist or prosthetist will qualify an individual for a MyoPro through a physical assessment. Should the individual qualify, the provider will determine whether the device is covered by the individual’s health insurance. If coverage is in effect and the individual is a suitable candidate for MyoPro, the O&P center will initiate the fabrication and fitting process:

●	First a plaster molding of the patient’s arm will be taken. This mold is sent off to a central fabrication facility for custom brace construction.

●	Fabrication typically takes 2-4 weeks. Once the brace is received by the O&P practice, the patient will be brought back for a fitting. During this fitting, the device will be calibrated to the user’s individual muscle signal profile and minor adjustments to the brace can be made to optimize comfort.

●	The user will be provided with initial training and a set of take home tasks to practice with the brace donned. Research studies have shown that orthotic and prosthetic users do better when they receive additional training on how to best use their accommodation device. Follow up training may take place at a MyoPro certified therapy or rehabilitation center or at the O&P practice.

44

In a cost conscious healthcare environment, there are two compelling uses for the MyoPro. The first is to enable users to return to work, whether that be young mothers raising children, engineers and technicians working at their vocation, or electricians and mechanics using both arms to accomplish their work.

The second key application is keeping individuals who have difficulty performing ADLs to live safely at home. In the US, 5% of community residents require daily help with ADLs and consume 23% of all healthcare spending. Myomo’s thesis is that restoring upper limb function to these individuals will result in fewer emergency room visits related to falls, increase their level of activity, and avoid the need for institutionalization. With 70 million Baby Boomers headed into their retirement years, it is vital to keep beneficiaries in the lowest cost of care setting – the home.

Health Insurance Reimbursement

The standard process for a new medical device to gain reimbursement begins with the FDA. The device must be classified and, depending on the level of risk, registered as a Class I or Class II low risk device not requiring pre-market notification, cleared via 510(K) for a Class II medium risk device, or approved through a pre-market approval (“PMA”) process for Class III high risk devices. Having completed registration or clearance with the FDA, as necessary, the device is registered and indications for use as well as contra-indications are defined. Once FDA regulatory work is completed, it is necessary to identify the applicable reimbursement code and benefit category.

Companies marketing medical devices that fit into existing codes are able to submit an application and sample to the Centers for Medicare and Medicaid Services (“CMS”) Working Group for device reimbursement and gain confirmation that it can be billed using that code or advised that another code is to be used. Devices that do not fit into an existing device code must establish sufficient operating volume, as determined by the CMS Working Group, to justify a HCPCS code known as a Healthcare Common Procedure Coding System (“HCPCS”) code and submit an application showing that it meets the evidence requirements for “medical necessity” based on claims & reimbursement policy (Chapter 13 of the Medicare Program Integrity Manual for Reasonable and Necessary). During the interim period between regulatory registration and a new code, there is a process enabling providers to bill for the medical device using a general purpose or Not Otherwise Specified (“NOS”) code that results in the case by case review of claims by payers. When a new code is assigned, it is accompanied by a reimbursement policy associated with the device as well as a schedule for Medicare reimbursement by state.

In terms of reimbursement, there is no unique code for a custom fabricated myoelectric limb orthosis. Therefore, the Company is developing the material required for a new code application. In the interim, providers are billing for the device using an NOS code of L3999 Upper Limb Orthosis, Not Otherwise Specified. This approval process has taken from several weeks to over twelve months, which may include appeals in connection with initial denials, to obtain reimbursement. To date, hundreds of devices have been reimbursed by national insurance companies, regional payers, and worker’s compensation plans via this process.

Currently, the Company sets the price to distributors for its products. A distributor will only be willing to order a product from us if the level of reimbursement from third party payers is sufficient to provide a reasonable profit to the distributor after paying our price. The process of obtaining reimbursement is handled entirely by the distributor. Historically, the reimbursement level has generally been sufficient to lead to sales providing reasonable gross margins to the Company. However, there can be no assurance that future reimbursement levels will continue to provide acceptable gross margins to the Company.

In its relationship with the VA, the Company sells its products directly as well as indirectly through its distributors. In direct sales, the Company provides a quote for its products, and if accepted, the VA issues a purchase order directly to the Company. Indirect sales generally are handled in the same manner as other sales of our products to distributors.

45

The Company intends, at some point in the future, to apply for a unique HCPCS code applicable to our product line. We believe the receipt of a HCPCS code could expand the pool of potential users of our products because Medicare eligible patients would have greater access to our products, especially those patients who are not able to afford our products without Medicare reimbursement. To the Company’s knowledge, less than ten units have been self-paid or funded by non-profit foundations. The process of obtaining a HCPCS code is long and often requires clinical experience to validate the need for a new code specific to the MyoPro. We cannot make any assurance that a HCPCS will be issued or that the amount of reimbursement offered will be sufficient to provide a reasonable profit to the Company or to our distributors.

Research and Development

Myomo is committed to investing in a robust development program and building a ladder of clinical research studies to enhance our products, increase the body of evidence to support prescribing and reimbursing our devices, and to grow our range of product offerings. Our R&D team is comprised of six engineers with a mix of BS, MS and PhD in electrical engineering, mechanical engineering, and computer science. The R&D team seeks to combine innovative research conducted over the last 50 years with cutting edge innovations in robotics, machine learning, and material science to continue to enhance our products and product offerings. Our regulatory, clinical, and customer service personnel work closely with our suppliers and providers to ensure that compliance with quality standards and good manufacturing processes result in the highest quality product with minimal customer issues.

We plan, depending on available resources, to increase our investment in research, development, and customer service in the future in order to continually improve our system architecture and develop new product innovations that increase the value and breadth of our product offerings. Additional product enhancements in the future will likely be focused on incremental offerings for individual body parts such as the shoulder, wrist, leg and ankle, along with more compact and lighter weight components more appropriate for the needs of children, along with non-medical applications for industrial and military markets.

We incurred research and development expenses of approximately $869,000 and $675,000 during fiscal years 2015 and 2014, respectively. For the first six months of fiscal 2016, we incurred research and development expenses of approximately $471,000.

Clinical Studies

Evidence of efficacy involving myoelectric orthotics dates back to 1967. Myomo has partnered with leading researchers to study the impact of its technology to restore function to a paralyzed joint as well as the real world benefit that comes from being able to independently perform activities of daily living in the home, vocational tasks at work, and community activities such as shopping. Data collected from research studies leads the Company to believe that our products have the potential to improve health while requiring fewer medications and surgical interventions. We have funded two studies during the last year at the Ohio State University and the Rehabilitation Institute of Chicago, and we expect these studies to be published in the next several months. The studies focused on the ability of MyoPro users to initiate movement of their affected limbs and perform Activities of Daily Living such as picking up objects so that they may feed themselves and independently manage other household tasks. We also intend to use proceeds from this Offering, depending on the amount raised, to fund a pivotal, multi-site randomized control study that is expected to be completed in the next few years.

46

Sales and Marketing

Myomo’s strategic goal is to become the standard of care for individuals with paralysis who cannot be successfully treated with less costly interventions such as rehabilitation therapy. The Company’s strategy is to establish itself as a market leader in myoelectric-controlled orthotics by building a set of products, software applications, and value-added services based upon its patented technology platform. As mentioned above, the Company recently introduced the first powered grasp orthosis for the hand, and anticipates that its future products may include devices for the shoulder, leg, knee, and ankle, sized for both adults and children, along with non-medical applications for industrial and military markets. After developing a larger base of operations in the US, Myomo plans to expand into international markets via local and global partnerships and distribution arrangements to meet the large global need that we believe exists.

Historical Unit Shipments

Myomo’s current go-to-market model includes a direct sales force calling on hospitals and O&P practices which provide the device to their patients as well as indirect sales through distributors. To date, we have had insignificant sales overseas. The MyoPro product line has been approved by the VA system for impaired veterans, and over a dozen VA facilities have already ordered devices for their patients. In 2015-16, the Company has had an exclusive distribution agreement with Össur, a major provider of orthotics and prosthetics devices, to market the MyoPro product through its US sales force to VA hospitals. Beginning in January 2017, we have replaced this reseller relationship with an exclusive agreement with Ottobock, the global leader in this field of O&P devices, to market the MyoPro product line in the US, followed by Canada and certain EU countries upon receiving regulatory approval. Following the Offering, depending on amounts raised, the Company plans to expand its direct sales force and other distribution agreements to increase the penetration of these markets.

Of the 3,000 O&P clinical offices in the US, Myomo expects to recruit and train professionals at select locations with proven experience working with sophisticated prosthetic products to provide MyoPro devices for their patients. To facilitate patient access to the MyoPro, the Company intends to file for a unique HCPCS code for the device from CMS, which could make it more easily reimbursed for individuals covered by Medicare and Medicaid. Also, the Company plans to work with commercial health insurers to establish payment guidelines for their members.

To bring the MyoPro to what we believe is the large number of potential patients outside of the US, we have begun discussions with regional companies that have established distribution channels in these markets, and entered into an agreement with Ottobock for distribution in certain EU countries. Our plan is to obtain CE Mark (a CE Mark on a product is a manufacturer’s declaration that the product complies with the essential requirements of the relevant European health, safety and environmental protection legislation) for the MyoPro so that it can be marketed in Europe, and to seek regulatory approval via local partners in selected other markets.

Following the Offering, depending on amounts raised, the Company plans to increase its marketing and advertising expenditures to raise awareness and educate clinicians and patients about the MyoPro.

Competition

An individual with difficulty walking has a wide range of technology alternatives from canes and crutches to powered wheelchairs and exoskeleton suits. However, those with paralysis of the arm, wrist, and hand, whose physical challenges the Company seeks to address, have few options and are often left to languish.

47

Rehabilitation Therapy

Rehab therapy is the standard of care for upper extremity paralysis and a prerequisite to qualifying for a myoelectric orthosis such as the MyoPro. After a stroke or other traumatic injury, a large portion of survivors are able to regain much or all of their function. However, every year there are many survivors whose upper extremities remain paralyzed despite best efforts of rehabilitation therapists.

Non-Powered Braces

Some individuals are able to accomplish their functional goals with braces that are non-powered or use springs to offset forces of gravity or muscle tightness (spasticity). Medical professionals who evaluate patients for myoelectric orthotics screen out individuals who could accomplish their goals with a simpler, less costly intervention such as these braces.

Experimental Surgery: Battelle – Brain Implants

An array of experimental interventions currently is being researched at universities and non-profit research facilities around the world. One such innovation recently announced by Battelle Memorial Institute in Ohio involves a craniotomy (surgical opening into the skull) performed to implant a sensor chip in the brain. An electrical cable is connected to the top of the head connecting to a system that sends pulses of electrical stimulation to activate muscles in the forearm. The procedure is experimental, invasive, and costly, but may be offered as an alternative to a myoelectric orthosis.

Exoskeleton Suits

During the last few years, a number of companies have emerged to provide exoskeleton suits that enable those with lower extremity paralysis to stand and walk again. Companies in this space include ReWalk, Ekso Bionics, and Cyberdyne. Just as it is reasonable to assume Myomo will one day enter the lower extremity market, it would not be surprising to see these companies begin to compete with solutions for the upper extremity, however the Company is not aware that any of these companies currently is considering upper extremity products, though we can provide no assurance that they are not currently developing competing products.

Potential New Products from O&P Manufacturers

If our business grows, interest may develop among existing manufacturers of other orthotic and prosthetic devices that compete with the MyoPro, which may or may not challenge the validity of our intellectual property.

Intellectual Property

The MyoPro™ is protected by two core patents exclusively licensed from MIT for the life of the patents. The first patent (U.S. Pat. No. 7,396,337) covers a powered orthotic device, worn over a patient’s elbow or other joint, that senses relatively low level muscle signals in the vicinity of the joint generated by a patient. In response to the relatively low level signals, the powered orthotic device moves, causing the patient’s body part to move about the joint accordingly with adjustable force and assistance settings. The patent expires on December 1, 2023. The second patent (U.S. Pat. No. 7,367,958) covers a method of providing rehabilitation movement training for a person suffering from nerve damage, stroke, spinal cord injury, neurological trauma or neuromuscular disorder by moving a body part about a joint using a powered orthotic device. The patent claims methods that include moving the body part about the joint in two directions based on an EMG signal from a muscle associated with that body part or moving the body part about the joint in one direction based on the EMG signal and in another direction based on a return force in the absence of a sensed EMG signal. This patent expires on November 21, 2023, which represents the earliest patent expiration among Myomo’s intellectual property portfolio.

The two patent licenses discussed above were granted to that certain exclusive licensing agreement, as amended (the “License Agreement”). Pursuant to the License Agreement, we have been granted access to those certain patent rights in exchange for the payment of royalties, which vary based on the level of our net sales. As part of the License Agreement, we must pay a nonrefundable annual license maintenance fee which may be credited to any royalty amounts due in that same year. The License Agreement can be terminated if certain sales targets are not achieved.

The future minimum amounts due under this agreement for the next five years and thereafter are as follows:

2016	$25,000
2017	25,000
2018	25,000
2019	25,000
2020 through expiration of the patents	25,000

Under the Licensing Agreement, the Company issued 5,680 shares of our Common Stock to MIT. The License Agreement includes an anti-dilution provision such that MIT’s ownership of the outstanding Common Stock shall not fall below 1% on a fully diluted basis. Such issuances of Common Stock continue until the date upon which we received a total of $3,000,000 for our capital stock (“Funding Threshold”). After the date of the Funding Threshold, the licensor has the right to purchase additional shares of our Common Stock to maintain its pro rata ownership.

On November 15, 2016, the Company and MIT entered into a waiver agreement with regard to certain obligations (the “Obligations Waiver”) under the License Agreement. The Obligations Waiver contemplates that the Company has not met certain revenue obligations (the “Revenue Obligations”) and certain commercialization obligations (the “Commercial Obligations”), which are required under the License Agreement. Pursuant to the Revenue Obligations, the Company was originally obligated to have net sales of at least $200,000, $250,000, $500,000 and $750,000 in 2010, 2011, 2012 and 2013 (and each year thereafter), respectively. Pursuant to the Commercialization Obligations, the Company was originally obligated to introduce a home version of a “licensed product” on or before December 31, 2010, expand distribution of a licensed product to 10 major metropolitan areas on or before December 31, 2011 and expand distribution to at least one country outside of the United States on or before December 31, 2012. The Obligations Waiver waives any and all Revenue Obligations up to the date of the waiver agreement and waives the Commercialization Obligations up to and through the date of the waiver agreement. The Obligations Waiver cannot be terminated by any other parties.

Myomo has its own issued patents as well. In January 2013, Myomo’s patent entitled Powered Orthotic Device was granted in Europe (European Patent No. 2079361). In June 2014, a substantially similar patent was granted in Japan (Japanese Patent No. 5557529). In November 2013 and January 2015, Myomo’s two U.S. patents issued entitled Powered Orthotic Device and Method of Using Same (U.S. Pat. Nos. 8,585,620 and 8,926,534, respectively). On July 26, 2016, Myomo’s third U.S. patent will issue (U.S. Pat. No. 9,398,994).

48

In addition to issued patents, Myomo has also recently filed a utility application as it develops new technologies and expands its expertise and product offerings. The pending application entitled Powered Orthotic Device and Method of Using Same filed in 2016 covers the use of powered orthotics worn over two or more joints controlled by two or more EMG sensors.

In terms of trademarks, the terms Myomo and MyoPro are registered as trademarks with the US Patent & Trademark Office. Within the first ten years from the registration dates shown above, we will be required to complete two (2) “maintenance” filings, one between the 5th and 6th years and the second between the 9th and 10th years. Each successive 10 year period thereafter we will be required to complete a “maintenance” filing between every 9th and 10th year. Our trademarks were registered in 2013 and 2014.

Government Regulation

The MyoPro device and our operations including our supply chain and distribution channels are subject to regulation by the FDA and various other U.S. federal and state agencies. We are also subject to regulation by foreign governmental agencies in connection with international sales. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of the Company’s medical device products. These agencies possess the authority to take various administrative and legal actions against the Company, such as product recalls, product seizures and other civil and criminal sanctions.

Under the FFDCA, medical devices are classified as Class I, Class II or Class III, depending on the degree of risk and the extent of control needed to ensure safety and effectiveness. As the FDA is now giving more attention to the differentiated performance of myoelectric controlled orthotics, we recently elected to change our classification registration to Class II. These are generally low risk devices for which safety and effectiveness can be assured by safety and testing adherence to a set of guidelines, which include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials.

We, together with Cogmedix, actively maintain FDA 21 CFR Part 820 QSR and ISO 13485 Quality Management Systems for product design, manufacturing, distribution, and customer feedback processes. Following the introduction of a product, the FDA and foreign agencies engage in periodic reviews of our quality systems, the product performance, and the advertising and promotional materials. These regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction and continued availability of new products. We work to anticipate these factors in our product development processes.

Manufacturing

Myomo’s custom fabricated orthosis is comprised of two elements. The first is the electromechanical kit. The kit consists of the motor units, processor, sensors, and battery. Manufacturing for the electromechanical kit is provided by our supplier Cogmedix, a wholly owned subsidiary of Coghlin Companies in Worcester, MA. The second element is the custom fabrication of the orthosis itself from a model of the patient’s arm. Custom fabrication is provided by GRE, privately owned by Jonathan Naft, an executive of Myomo. See “Certain Relationships and Related Party Transactions.”

If the volume and geographic reach of our sales expand, we may seek additional sources for manufacturing and custom fabrication of the devices as the needs of the Company require.

Employees

As of June 30, 2016, we employed a total of 20 full time and 3 part time employees, and we contract for other roles with 3 independent consultants. All employees and contractors are subject to contractual agreements that specify requirements for confidentiality, ownership of newly developed intellectual property and restrictions on working for competitors as well as other matters.

Properties

Our primary offices are located at the Cambridge Innovation Center, One Broadway, 14th Floor, in Cambridge, Massachusetts, where we have a month-to-month license to operate an office consisting of approximately 400 square feet of office and laboratory space. We believe our facilities are currently adequate for us to conduct our business. A number of our employees work remotely from home across the U.S.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

49

MANAGEMENT

Set forth below is information regarding our directors and executive officers as of the date of this Offering Circular.

Name	Age	Title
Paul R. Gudonis	62	President, Chief Executive Officer and Chairman of the board of directors
Ralph A. Goldwasser	69	Chief Financial Officer
Davie Mendelsohn	63	Vice President – Sales and Clinical Services
Jonathan Naft	51	Vice President and General Manager
Thomas A. Crowley, Jr.	69	Director
Thomas F. Kirk	71	Lead Independent Director
Amy Knapp	61	Director
Steve Sanghi	61	Director

Until the implementation of a staggered board, as permitted in the Company’s Amended and Restated Certificate of Incorporation, each director holds his or her office until he or she resigns or is removed and his or her successor is elected and qualified. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Paul R. Gudonis has been our Chairman of the board of directors since August 2016 and our Chief Executive Officer and a director of the Company since July 2011. Mr. Gudonis was also appointed President in February 2017. He brings 30 years of experience in launching new technology-based products and services to Myomo. His career spans the fields of software, telecommunications, Internet services, and robotics. Prior to joining the Company, Mr. Gudonis served as President at FIRST Robotics from October 2005 until June 2010. Prior to his position at FIRST, Mr. Gudonis was the Chief Executive Officer of Centra Software, Inc., from August 2003 until April 2005. Mr. Gudonis was also the Chief Executive Officer of Genuity, Inc. from January 2000 until March 2003. He has also served as Chairman of the Massachusetts High Tech Council, He is a member of the Dean’s Advisory Council at his alma mater, Northwestern University’s McCormick School of Engineering, where he earned his degree in electrical engineering. At the school, he serves on advisory boards of the Biomedical Engineering Department and NUvention medical device innovation program. He also earned his MBA degree from Harvard University.

We believe Mr. Gudonis’s academic executive experience, engineering background and substantive experience in assisting early stage ventures provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

50

Ralph A. Goldwasser has been our Chief Financial Officer since February 2011. Mr. Goldwasser brings over 30 years of experience financial leadership and management in high technology based companies. Prior to becoming Chief Financial Officer, since 2011, Mr. Goldwasser had provided financial consulting services, including accounting support and financial statement preparation, to privately-held companies. From February 2006 through May 2008, Mr. Goldwasser was the Senior Vice President and Chief Financial Officer of Unica Corporation, which was listed on the NASDAQ Global Market during such time. From February 2000 until March 2002 he was Executive Vice President and Chief Financial Officer of Adero Inc. a privately held company. From June 1998 to January 2000 he was Senior Vice President and Chief Financial Officer of Avici Systems Inc. a privately held company. From January 1993 until June 1997, Mr. Goldwasser was Senior Vice President and Chief Financial Officer of BBN Corporation, which was listed on the New York Stock Exchange during such time. Mr. Goldwasser is a CPA and has earned his MBA degree from New York University, and a degree in Electrical Engineering from City College of New York.

Davie Mendelsohn has been our Vice President of Sales and Clinical Services since December 2013. From August 2012 until December 2013, Ms. Mendelsohn was a Product Development Manager for sales, marketing and product development at Össur Americas, Inc. From August 2009 until August 2012, Ms. Mendelsohn was a Vice President of sales, marketing and product introduction at Touch Bionics Inc. From 1999 until August 2009, Ms. Mendelson was in Sales Management at Ottobock US Healthcare. Prior to 1999, Ms. Mendelsohn was in Sales Management and Clinical Support at Matria Healthcare.

Jonathan Naft has been our General Manager since April 2012. He is an experienced member of the O&P community and is the founder of GRE. He is a graduate of The Ohio State University College of Engineering and from Northwestern University’s Prosthetic-Orthotic Center. Prior to working with Myomo, Mr. Naft grew a three office practice that is well known for its innovation, creativity, and product development. At GRE, O&P, Mr. Naft and his staff fabricated and fit patients for prosthetics including above knee, below knee, and upper extremity. Mr. Naft is experienced with young athletes as well as geriatrics. For his Orthotic patients, Mr. Naft is experienced with cranial, upper extremity, lower extremity, and spinal devices. Mr. Naft is an examiner for the American Board for Certificate in Orthotics and Prosthetics certification exam and is a past President for the Ohio Academy of Orthotists and Prosthetists. Mr. Naft is also a member of the prestigious American Orthotic Prosthetic Association Coding Committee, and has been an invited speaker at several national prosthetic and orthotic conferences. Mr. Naft is on the advisory board for the O&P Business news, and he routinely provides peer review throughout the industry.

Thomas A. Crowley, Jr. has been a member of our board of directors since March 2012. Mr. Crowley has served on the board of Vertical Spine, LLC since July 2011. He has also served on the board of Cascade Medical Enterprises, LLC since January 2008. He is actively engaged in providing governance and business advice involving financial transactions, business strategy and execution to four medical device companies and two private equity firms. He also served as Chairman of Core Essence Orthopedics, Inc. from March 2011 until March 2012. Mr. Crowley was a board member of Aircast, LLC from September 2003 until May 2006 and was a board member of and Freedom Innovations from March 2011 until June 2013, and member of the Corporate Advisory Council and American Society for Surgery of the Hand from January 2010 and December 2011, respectively.

Prior to his current role, Mr. Crowley was also President of Small Bone Innovations, Inc. from February 2008 until February 2011. He also served as Managing Director - Healthcare Investment Banking at Friedman Billings Ramsey from September 2006 until January 2008. Mr. Crowley holds a BA from Fairfield University, an MS, Columbia University School of Business, and is a Graduate, U.S. Army Command and General Staff College, Ft. Leavenworth, KS.

We believe Mr. Crowley’s executive experience, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

51

Thomas F. Kirk has been a member of our Board of Directors since September 2014 and lead independent director since October 2016. Dr. Kirk has been the Chief Executive Officer and a member of the board of directors of American Surgical Professionals since June 2013. Dr. Kirk was the Chief Executive Officer of Hanger Orthopedic Group, Inc. (NYSE: HGR) from March 2008 until May 2012 and served as its Chief Operating Officer from January 2002 to February 2008. Dr. Kirk also served as Director on Hanger’s Board from January 2002 to May 2014. From September 1998 to January 2002, Dr. Kirk was a principal with AlixPartners, LLC (formerly Jay Alix & Associates, Inc.), a management consulting company that was retained by Hanger in 2001 to facilitate its reengineering process. From May 1997 to August 1998, Dr. Kirk served as Vice President, Planning, Development and Quality for FPL Group, a full service energy provider located in Florida. From April 1996 to April 1997, he served as Vice President and Chief Financial Officer for Quaker Chemical Corporation in Pennsylvania. From December 1987 to March 1996, he held several positions and most recently served as Senior Vice President and Chief Financial Officer for Rhone Poulenc, S.A. in Princeton, New Jersey and Paris, France. From March 1977 to October 1987, he was employed by St. Joe Minerals Corp., a division of Fluor Corporation. Prior to this, he held positions in sales, commercial development, and engineering with Koppers Co., Inc. Dr. Kirk holds a Ph.D. degree in strategic planning/marketing, and an M.B.A. degree in finance from the University of Pittsburgh. He also holds a Bachelor of Science degree in mechanical engineering from Carnegie Mellon University. He is a registered professional engineer.

We believe Dr. Kirk’s experience in leading management teams in finance, strategic planning and business development provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Amy Knapp has been a member of our Board of Directors since July 2016. Ms. Knapp brings 35 years of experience in healthcare, working for health plans and health insurance companies. In July 2016, Ms. Knapp co-founded Indigo Inc., a start-up offering a whole person retirement planning service, using sophisticating matching technology and the most recent science about the role of purpose in a healthy life. Indigo’s mission is to help people thrive in “second adulthood”. Ms. Knapp has also served as a consultant to numerous companies since January 2013. As a consultant, she used her expertise to increase revenue and develop programs relating to food and health. Since October 2013, Ms. Knapp has worked for Google Food Innovation Lab, where she focused on recruiting subject matter experts in health care finance, delivery and markets. Since July 2015, she has worked for Early Life Nutrition, where she developed pilot testing for the use of web-based coaching services by health care providers and managed the contracted field force used for the pilot. Since June 2015, she has worked for Voxiva (a text based digital health and wellness company based in Washington, D.C.) to help negotiate health content partnerships. From April 2014 until January 2015, Ms. Knapp used payor contracting and strategic partnerships to raise the revenue and position of Alere Health, Inc., resulting in a final sales price that was $220 million higher than the asking price 18 months before the sale. She also redirected existing assets of the company to create a line of business focusing on women and children’s health. Ms. Knapp serves on many healthcare related board of directors including: Mt Sinai Medical Center (a thousand bed teaching hospital in Miami Beach); Affinity Health Plan (a Medicaid health plan in the Bronx); and Voxiva (a text based digital health and wellness company in Washington DC).  From January 2010 to January 2012, Ms. Knapp served as an international vice president to Jazz at Lincoln Center. Jazz at Lincoln Center is a department of Lincoln Center for the Performing Arts, an organization that hosts internationally renowned performing arts organizations, including the New York Philharmonic, the Metropolitan Opera and the New York City Ballet. As an international vice president for Jazz at Lincoln Center, Ms. Knapp focused on developing a business model conducive to creating an international brand and negotiated master, licensing and consulting agreements. Ms. Knapp holds a Bachelor of Arts from Pomona College, Claremont, CA and a Masters of Business Administration from the University of Southern California.

We believe Ms. Knapp’s executive experience, management experience and substantive experience working with companies in the health industry provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

Steve Sanghi has been a member of our Board of Directors since October 2016. He has served as Chief Executive Officer of Microchip Technologies, a manufacturer of microcontroller, memory and analog semiconductors, since October 1991, and Chairman of the board of directors since October 1993. In June 1995, Mr. Sanghi received an Arizona Entrepreneur of the Year award. He is co-author of the book “Driving Excellence: How the Aggregate System Turned Microchip Technology from a Failing Company to a Market Leader (Wiley; April 2006),” along with Michael J. Jones, Microchip’s former head of human resources.

52

Earlier in his career, Mr. Sanghi was Vice President of Operations at Waferscale Integration, Inc., a semiconductor company, from 1988 to 1990. Mr. Sanghi was employed by Intel Corporation from 1978 to 1988, where he held various positions in management and engineering, the most recent serving as General Manager of Programmable Memory Operations.

Mr. Sanghi’s past board of directors service includes Hittite Microwave, Xyratex, Ltd., Chairman of the Board of FlipChip International, Adflex Solutions, Artisoft Inc., and Vivid Semiconductor. He has also served as a member of the board of trustees of Kettering University in Flint, Michigan, and as a member of the board of FIRST® (For Inspiration and Recognition of Science and Technology) Robotics. Mr. Sanghi holds a Master’s of Science degree in Electrical and Computer Engineering from the University of Massachusetts, and a Bachelor of Science degree in Electronics and Communication from Punjab University, India.

We believe Mr. Sanghi’s executive experience and prior board leadership positions provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

●	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Composition

Our Board of Directors currently consists of five members and will be authorized to have up to ten members upon the effectiveness of our amended and restated certificate of incorporation. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of President, Secretary, Treasurer and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets. We plan to recruit additional independent directors who can bring specific expertise and experience that is relevant to the Company’s business and future direction.

Classified Board

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this Offering, our Board of Directors may, by resolution, be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. In the event such resolution is adopted, upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

53

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this Offering provide that the authorized number of directors may be changed only by resolution of the Board of Directors. If we established a staggered board, then any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the Board of Directors.

The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Independence

The Board of Directors has determined that Dr. Kirk and Messrs. Crowley and Sanghi and Ms. Knapp satisfy the requirement for independence set out in Section 803 of the NYSE MKT rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the Board of Directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE MKT rule referenced above.

Board Committees

Our Board of Directors has established three standing committees — audit, compensation and nominating and corporate governance — each of which operate under a charter that has been approved by our board. We have appointed persons to the Board of Directors and committees of the Board of Directors as required to meet the corporate governance requirements of the NYSE MKT. We currently have a majority of independent directors on our board.

Audit Committee

We have a separately designated standing audit committee of our Board of Directors, as defined in Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently comprised of three of our independent directors: Amy Knapp, Thomas Crowley and Steve Sanghi. Ms. Knapp is the Chair of our audit committee. Our Board of Directors has determined that each of the members of our audit committee is “independent” within the meaning of the rules of the NYSE MKT and the SEC and that each of the members of our audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE MKT. In addition, our Board of Directors has determined that Ms. Knapp is an “audit committee financial expert” as defined by the SEC. Our audit committee operates under a written charter that was adopted in 2016. A copy of the charter may be found on our website at www.myomo.com and will be provided in print, free of charge, to any stockholder who requests a copy by submitting a written request to our Secretary at Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

Our audit committee assists our Board of Directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	overseeing our internal accounting function;

●	discussing our risk management policies;

●	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

●	meeting independently with our internal accounting staff, registered public accounting firm and management;

●	reviewing and approving or ratifying related party transactions; and

●	preparing the audit committee reports required by SEC rules.

54

Compensation Committee

The members of the compensation committee are Thomas Crowley and Thomas Kirk. Mr. Crowley is the Chair of the compensation committee. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of the rules of the NYSE MKT. Our compensation committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee operates under a written charter that was adopted in 2016. A copy of the charter may be found on our website at www.myomo.com and will be provided in print, free of charge, to any stockholder who requests a copy by submitting a written request to our Secretary at Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

The compensation committee’s responsibilities include:

●	reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

●	making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;

●	overseeing evaluations of our senior executives;

●	review and assess the independence of compensation advisers;

●	overseeing and administering our equity incentive plans;

●	reviewing and making recommendations to our board with respect to director compensation;

●	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

●	preparing the compensation committee reports required by SEC rules.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Thomas Kirk, Steve Sanghi and Amy Knapp. Dr. Kirk is the Chair of the nominating and corporate governance committee. Our Board of Directors has determined that each of the members of the nominating and corporate governance committee is “independent” within the meaning of the rules of the NYSE MKT. Our nominating and corporate governance committee operates under a written charter that was adopted in 2016. A copy of the charter may be found on our website at www.myomo.com and will be provided in print, free of charge, to any stockholder who requests a copy by submitting a written request to our Secretary at Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

The nominating and corporate governance committee’s responsibilities include:

●	identifying individuals qualified to become board members;

●	recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our Board of Directors;

●	reviewing and making recommendations to the board with respect to management succession planning;

●	developing and recommending corporate governance principles to the board; and

●	overseeing periodic evaluations of board members.

55

Board Leadership Structure and Risk Oversight

Our Board of Directors currently believes that our company is best served by combining the roles of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that as Chief Executive Officer, Mr. Gudonis is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our company, while our Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our Board of Directors. The Board of Directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the Board of Directors should be free to choose a chairperson of the board based upon the board’s view of what is in the best interests of our company. Accordingly, the Board of Directors periodically reviews its leadership structure.

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Lead Independent Director

Our independent directors have designated Thomas Kirk as our lead independent director. The lead independent director coordinates the activities of our other independent directors. In addition to the duties of all members of the Board of Directors, the Lead Independent Director has the following additional responsibilities and authority:

●	presiding at meetings of the Board of Directors in the absence of, or upon the request of, the Chairman;

●	scheduling, developing the agenda for, and presiding at executive sessions of the independent directors;

●	advising the Chairman and/or the Board of Directors as to the decisions reached, if any, at each executive session;

●	serving as the principal liaison between the independent directors and the Chairman/CEO;

●	advising the Chairman as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

●	assisting the Board of Directors and the nominating and corporate governance committee in better ensuring compliance with and implementation of our corporate governance guidelines; and

●	recommending to the Chairman, at the direction of the independent directors, the retention of outside advisors and consultants who report directly to the Board of Directors on board-wide issues.

Our Board of Directors has adopted a lead independent director charter. A copy of the lead independent director charter is available on our website at www.myomo.com/investors under “Governance Documents.”

Code of Business Conduct and Ethics

We expect to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Upon the listing of our Common Stock on NYSE MKT, we will post on our website a current copy of the code and all disclosures that are required by law or the NYSE MKT rules in regard to any amendments to, or waivers from, any provision of the code.

56

EXECUTIVE COMPENSATION

Our named executive officers for fiscal 2016 set forth in this Offering Circular (the “Named Executive Officers”) are:

●	Paul R. Gudonis;

●	Steve Kelly;

●	Jonathan Naft; and

●	Davie Mendelsohn.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers during the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Paul R. Gudonis,	2016	48,000	-	-	4,555	-		-	16,657	(2)	69,212
Chief Executive Officer	2015	114,000	-	-	26,854	-		-	15,866	(2)	156,720
			-	-		-		-
Steve Kelly,	2016	48,000	-	-	4,555	-		-	15,758	(2)	68,313
President and Chief Operating Officer (5)	2015	98,000	-	-	-	-		-	15,866	(2)	113,866
			-	-		-		-
Jonathan Naft,	2016	100,000	-	-	3,165	65,950	(3)	-	-		169,115
General Manager – O&P Division	2015	100,000	-	-	-	23,330	(3)	-	-		123,330

Davie Mendelsohn,	2016	120,000	-	-	1,822	-		-	12,005	(2)	133,827
Vice President – Sales & Clinical Services	2015	120,000	-	-	-	24,400	(4)	-	12,533	(2)	156,933

(1)	Amounts reflect the aggregate grant date fair value of stock options awarded to the named executive officer in the years ended December 31, 2016 and 2015, as applicable, using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Financial Statements included elsewhere in this prospectus. These amounts are not the actual value that the named executive officer may realize upon exercise of these stock options.

(2)	Health insurance benefit plan premiums paid by the Company.

(3)	Sales commissions paid by the Company pursuant to compensation arrangement.

(4)	Sales Incentive Compensation Plan.

(5)	Mr. Kelly resigned his position on the Company's Board of Directors, and he retired from his current role as President and Chief Operating Officer effective as of January 31, 2017.

57

Narrative Disclosure to Summary Compensation Table

Paul R. Gudonis:

Pursuant to the Letter of Employment, dated April 2, 2011, as amended and supplemented on January 1, 2012, August 22, 2012, and June 7, 2015, between Paul R. Gudonis and the Company (the “Gudonis Letter”), Mr. Gudonis agreed to join the Company’s senior executive team as the Head of Business Development for the period of April 1, 2011 through July 1, 2011, transitioning to the role of Chief Executive Officer thereafter. Mr. Gudonis’ employment is at will, with no specific end date, and his base salary is subject to periodic review and adjustments at the Company’s discretion. As of January 1, 2016, Mr. Gudonis’s base salary was set at $2,000 per month. In October 2016, Mr. Gudonis’s base salary was increased to $10,000 per month.

The Gudonis Letter further provided for the potential award of stock options or restricted Common Stock in the amount of 10% of the then outstanding shares on a fully-diluted basis, half vested, half not, upon completion of the next equity financing round and approval by the Company’s board of directors. Upon a change in control, the unvested options or restricted stock will be subject to double-trigger acceleration. Additionally, upon the earlier to occur of a change in control or a qualifying initial public offering where we raise at least $15.0 million in gross proceeds in a firm commitment underwritten public offering at a public offering price per share of at least $0.93, Mr. Gudonis is eligible to receive a liquidity bonus equal to the difference between $20,000 and the actual amounts paid to Mr. Gudonis during each month between January 1, 2013 and the triggering event described above, multiplied by the number of months in that period. As of June 30, 2016, the amount payable to Mr. Gudonis, upon the occurrence of a triggering event described above, was approximately $500,000.

Mr. Gudonis was awarded 31,250 stock options in 2015 and 6,250 options in 2016 under the 2014 Plan.

On December 23, 2016, the Company and Mr. Gudonis entered into a new employment agreement which replaced the Gudonis Letter (the “Gudonis Agreement”), pursuant to which Mr. Gudonis agreed to continue serving the Company as its Chief Executive Officer. Upon consummation of this Offering, Mr. Gudonis’s initial annual base salary shall be increased to $240,000. During the term, Mr. Gudonis shall be eligible to receive an annual bonus of up to 50% of his base salary, with the actual amount to be determined by the Board of Directors and the Compensation Committee based upon Mr. Gudonis and the Company meeting certain reasonable strategic, sales, operational, and financial goals and targets established by the Board.

As set forth in the Gudonis Agreement, Mr. Gudonis’s employment is at will, with an initial three (3) year term that may be renewed upon the consent of the parties. If the parties decide not to renew the Gudonis Agreement but to continue to work together in an employment relationship, Mr. Gudonis’ employment shall continue on an at-will basis pursuant to the terms and conditions then in effect, unless otherwise modified in writing. In the case of termination without cause then the Company shall pay to Mr. Gudonis (i) his base salary for twelve months plus a pro-rata portion of his bonus for the year, to be paid at the usual time bonuses are paid, (ii) if Mr. Gudonis was participating in the Company’s group health plan immediately prior to the date of termination and he elects COBRA health continuation, then the Company shall pay to Mr. Gudonis a monthly cash payment for twelve (12) months or Mr. Gudonis’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Gudonis if he had remained employed by the Company, and (iii) all stock options and other stock-based awards held by Mr. Gudonis which would have vested if employment had continued for twelve (12) additional months will vest and become exercisable or non-forfeitable. The payment by the Company of Mr. Gudonis’ base salary may be made either by a lump sum or in equal installments. Additionally, if such termination without cause occurs within 12 months after the occurrence of a change in control, then notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Gudonis shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination.

Steve Kelly:

Pursuant to the Letter of Employment, dated July 7, 2008, as amended and supplemented on January 1, 2012, August 22, 2012, and June 8, 2015, between Steve Kelly and the Company (the “Kelly Letter”), Mr. Kelly memorialized his employment with the Company as President and Chief Operating Officer. Mr. Kelly’s employment is at will, with no specific end date, and his base salary, originally $10,000 per month, is subject to periodic review and adjustments at the Company’s discretion. As of January 1, 2016, Mr. Kelly base salary was set at $2,000 per month. In October 2016, Mr. Kelly’s base salary was increased to $10,000 per month.

The Kelly Letter further provided for the award of stock options in the amount of 6% of the Company’s fully diluted capitalization. Such options will vest over a 4 year period, with an initial 25% vesting at the end of the first year following the issuance of the stock options, and an additional 2.0833% vesting each month thereafter. Additionally, upon the earlier to occur of a change in control or a qualifying initial public offering Mr. Kelly is eligible to receive a liquidity bonus equal to the difference between $20,000 and the actual amounts paid to Mr. Kelly during each month between January 1, 2013 and the triggering event described above, multiplied by the number of months in that period. As of June 30, 2016, the amount payable to Mr. Kelly, upon the occurrence of a triggering event described above, was approximately $500,000.

Mr. Kelly was subsequently awarded 6,250 stock options in 2016 under the 2014 Plan. Effective as of December 15, 2016, Mr. Kelly resigned his position on the Company’s Board of Directors, and he retired from his current role as President and Chief Operating Officer effective as of January 31, 2017. The Company has retained his services as a Strategic Advisor on a part-time basis during the remainder of calendar year 2017 at a salary of $2,000 per month.

58

Jonathan Naft:

Pursuant to the Letter of Employment, dated April 10, 2012, as amended and supplemented on July 17, 2012 and October 2, 2013, between Jonathan Naft and the Company (the “Naft Letter”), Mr. Naft agreed to join the Company as General Manager – O&P Division. Mr. Naft’s employment is at will, with no specific end date, and the target cash compensation for this role is $250,000 per year, depending on the Company’s performance in generating revenues and meeting its financial goals. The compensation plan consists of a monthly base salary of $8,333 (to be reviewed at the end of 2014) plus incentive compensation equal to 5% of the Company’s revenues for products sold to O&P, paid monthly. The incentive amount is uncapped, and an additional bonus plan is in place.

Pursuant to the Naft letter, Mr. Naft was granted 38,067 options to purchase Common Stock, equivalent to approximately 1.5% of the then fully diluted outstanding shares. The exercise price of such stock options is equal to the fair market value of the Company’s Common Stock on the grant date. The options will vest in equal monthly installments over a 4 year period. Additionally, Mr. Gudonis states in the Naft Letter that he will recommend to the board of directors that Mr. Naft be granted an additional 20,788 options to increase his ownership position (when fully vested and exercised) to 2% of the fully diluted outstanding shares upon completion of the next round of financing, and such options were granted in 2013.

As of January 1, 2016, Mr. Naft’s base salary was set at $5,000 per month, and he was eligible for a one-time special bonus, payable in connection with our next financing or a sale of our company, equal to the difference between $8,333 and $5,000, times the number of months that he is paid $5,000 per month prior to the payment of the special bonus.  In October 2016, Mr. Naft’s base salary was increased to $8,333 per month. The Company will also pay any earned incentive compensation upon raising additional capital.

Mr. Naft was granted an additional 4,063 stock options in 2016 under the 2014 Plan.

On December 23, 2016, the Company and Mr. Naft entered into a new employment agreement which replaced the Naft Letter (the “Naft Agreement”), pursuant to which Mr. Naft agreed to serve the Company as Vice President and General Manager of the Company. Upon consummation of this Offering, Mr. Naft’s initial annual base salary shall be increased to $200,000. This base salary shall be determined annually by the Chief Executive Officer of the Company. During the term, which is initially for two years with automatic one year renewals thereafter, Mr. Naft shall be eligible to receive cash incentive compensation as determined annually by the Chief Executive Officer and the Board of Directors. Mr. Naft’s target annual incentive compensation shall be 50% of his base salary.

As set forth in the Naft Agreement, Mr. Naft’s employment is at will, with no specific end date, though in the case of termination without cause then (i) the Company shall pay Mr. Naft an amount equal to 50% of the sum of the base salary plus a pro-rata portion of the incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for six (6) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in the Company’s group health plan immediately prior to the date of termination and he elects COBRA health continuation, then the Company shall pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Naft if he had remained employed by the Company, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Mr. Naft is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, then (i) the Company shall pay Mr. Naft an amount equal to 75% of sum of his base salary plus a pro-rata portion of the incentive bonus for the year, at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for nine (9) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in the Company’s group health plan immediately prior to the date of termination and he elects COBRA health continuation, then the Company shall pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Naft if he had remained employed by the Company, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Davie Mendelsohn:

Pursuant to the Letter of Employment, dated October 28, 2013, as amended and supplemented on January 4, 2015 and June 8, 2015, between Davie Mendelsohn and the Company (the “Mendelsohn Letter”), Ms. Mendelsohn agreed to join the Company as Vice President – Sales and Clinical Services. As set forth in the Mendelsohn Letter, Ms. Mendelsohn’s employment is at will, with no specific end date, and her compensation plan for 2015 consisted of the base salary of $10,000 per month, with a quarterly incentive bonus of $20,000 based on achieving the Company’s business plan goals for the 2015 year.

59

As of January 1, 2016, Ms. Mendelsohn’s base salary was set at $5,000 per month, and she was eligible for a one-time special bonus, payable in connection with our next financing or a sale of our company, equal to the difference between $10,000 and $5,000, times the number of months that she is paid $5,000 per month prior to the payment of the special bonus. In September 2016, Ms. Mendelsohn’s base salary was increased to $10,000 per month. The Company will also pay any earned incentive compensation upon raising additional capital.

Pursuant to the Mendelsohn Letter, Ms. Mendelsohn was granted 25,000 options to purchase Common Stock when hired in 2013, with 25% vesting after 1 year, and the rest vesting ratably on a monthly basis over the following 36 months.

Ms. Mendelsohn was granted an additional 4,063 stock options in 2016 under the 2014 Plan.

On December 23, 2016, the Company and Ms. Mendelsohn entered into a new employment agreement which replaced the Mendelsohn Letter (the “Mendelsohn Agreement”), pursuant to which Ms. Mendelsohn agreed to serve the Company as Vice President of Sales and Clinical Services. Upon consummation of this Offering, Ms. Mendelsohn’s initial annual base salary shall be increased to $140,000. This base salary shall be determined annually by the Chief Executive Officer of the Company. During the term, Ms. Mendelsohn shall be eligible to receive cash incentive compensation as determined annually by the Chief Executive Officer and the Board of Directors. Ms. Mendelsohn’s target annual incentive compensation shall be $100,000. The actual amount of the annual incentive compensation for each fiscal year will be determined by the CEO and the Board and will be based upon Ms. Mendelsohn and the Company meeting certain reasonable strategic, sales, operational, and financial goals and targets established by the Board.

As set forth in the Mendelsohn Agreement, Ms. Mendelsohn’s employment is at will, with no specific end date, though in the case of termination without cause then (i) the Company shall pay Ms. Mendelsohn an amount equal to 50% of the sum if the base salary plus a pro-rata portion of the incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Ms. Mendelsohn which would have vested if employment had continued for six additional months will vest and become exercisable or non-forfeitable, (iii) if Ms. Mendelsohn was participating in the Company’s group health plan immediately prior to the date of termination and she elects COBRA health continuation, then the Company shall pay to Ms. Mendelsohn a monthly cash payment for six (6) months or Ms. Mendelsohn’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Ms. Mendelsohn if she had remained employed by the Company, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Ms. Mendelsohn is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, then (i) the Company shall pay Ms. Mendelsohn an amount equal to 75% of sum of her base salary plus a pro-rata portion of her bonus for the year of her employment termination, at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Ms. Mendelsohn which would have vested if employment had continued for nine additional months will vest and become exercisable or non-forfeitable, (iii) if Ms. Mendelsohn was participating in the Company’s group health plan immediately prior to the date of termination and she elects COBRA health continuation, then the Company shall pay to Ms. Mendelsohn a monthly cash payment for six (6) months or Ms. Mendelsohn’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Ms. Mendelsohn if she had remained employed by the Company, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Management Incentive Plan:

Pursuant to the Company’s Management Incentive Plan, dated June 8, 2015, Paul Gudonis, Davie Mendelsohn, and Jonathan Naft are each entitled to a 25% portion of a Bonus Pool to be created upon the occurrence of a change in control. To be eligible for the bonus, each executive must still be employed by (or performing services to) Myomo, or must have been terminated without cause within two months prior to the change in control.

For the purposes of the Management Incentive Plan, a change in control shall mean (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that a merger effected solely to change the Company’s domicile shall not constitute a “change in control.”

Cash Incentive Bonus to Employee:

The Company has agreed to pay one employee a cash incentive bonus equal to $300,000 upon the completion of a merger, acquisition or initial public offering. Such cash incentive bonus is only payable to the extent such employee remains with the Company through the completion of such event.

60

Equity Compensation Plan Information

Outstanding Equity Awards at Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our Named Executive Officers, as of December 31, 2016:

		OPTION AWARDS					STOCK AWARDS
Name	Grant Dates	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Prices	Option Expiration Dates	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested
Paul R. Gudonis	3/18/2015	3,255	17.578	-	$0.0016	3/18/2025	-	-	-	-
	6/29/2016	-	6,250	-	$1.0496	6/29/2026	-	-	-	-

Steve Kelly	5/1/2009	7,956	-	-	$0.0016	5/1/2019	-	-	-	-
	2/10/2010	24,218	-	-	$0.36768	2/10/2020	-	-	-	-
	2/10/2010	16,145	-	-	$0.36768	2/10/2020	-	-	-	-
	6/29/2016	-	6,250	-	$1.0496	6/29/2026	-	-	-	-

Jonathan Naft	7/18/2012	6,250	-	-	$0.16	7/18/2022	-	-	-	-
	9/25/2013	2,166	3,898	-	$0.0016	9/25/2023	-	-	-	-
	6/29/2016	2,500	-	-	$1.0496	6/29/2026	-	-	-	-

Davie Mendelsohn	12/9/2013	2,605	6,250	-	$0.0016	12/9/2023	-	-	-	-
	6/29/2016	2,500	-	-	$1.0496	6/29/2026	-	-	-	-

2014 Stock Option and Grant Plan

In September 2014, the Company established the 2014 Stock Option and Grant Plan (the “2014 Plan”) and suspended the granting of any new stock awards under the 2004 Stock Option and Incentive Plan (the “2004 Plan” and together with the 2014 Plan, the “Stock Plans”), which was established in November 2004. Under the terms of the Stock Plans, incentive stock options (“ISOs”) may be granted to officers and employees and non-qualified stock options and awards may be granted to directors, consultants, officers and employees of the Company. The exercise price of ISOs cannot be less than the fair market value of the Common Stock on the date of grant. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.

2016 Equity Incentive Plan

On October 25, 2016, the Board of Directors approved the 2016 Equity Incentive Plan (the “2016 Plan”) and recommended that our stockholders consider the 2016 Plan and approve its adoption, effective as of the date that the Company completes this Offering. Upon effectiveness of the 2016 Plan, no additional awards will be granted under the Company’s prior equity incentive plans. We have reserved 562,500 shares of our Common Stock for issuance under the 2016 Plan. Participation in the 2016 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

Description of Awards under the 2016 Plan

Awards to Company Employees. Under the 2016 Plan, the compensation committee, which will administer the plan (the “Committee”), may award to eligible employees incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

Awards to Non-Employees. The Committee may award to non-employees, including non-employee directors, non-qualified stock options, SARs, restricted stock and restricted stock units.

61

Stock Options

The Committee has discretion to award incentive stock options (“ISOs”), which are intended to comply with Section 422 of the Code, or nonqualified stock options (“NQSOs”), which are not intended to comply with Section 422 of the Code. The exercise price of an option may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The 2016 Plan defines “fair market value” as the closing sale price at which shares of our Common Stock have been sold regular way on the principal securities exchange on which the shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which there was such a sale. If an award of stock options is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum number of shares which may be subject to stock options granted in any calendar year to any one participant who is a “covered employee” is 250,000.

Options granted to employees under the 2016 Plan will expire at such times as the Committee determines at the time of the grant; provided, however, that no option will be exercisable later than ten years after the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment with the Company. The termination provisions will be determined within the discretion of the Committee, might not be uniform among all participants and might reflect distinctions based on the reasons for termination of employment. Notwithstanding the preceding sentences, unless the terms of the award agreement otherwise provide for a shorter exercise period, ISOs must be exercised within three months after an employee’s termination of employment. However, if the termination is due to disability (as defined under Code Section 22(e)(3)), the ISOs must be exercised within one year after an employee’s termination of employment. If the termination is due to death, the ISOs may be exercised at any time during the option term. Subject to the specific terms of the 2016 Plan, the Committee will have discretion to set such additional limitations on such grants as it deems appropriate. The award agreement will reflect these limitations.

Upon the exercise of an option granted under the 2016 Plan, the option price is payable in full to the Company, either: (a) in cash or its equivalent, (b) if permitted in the award agreement, by tendering shares having a fair market value at the time of exercise equal to the total option price (provided that such shares have been held by the optionee for at least six months prior to their tender) or (c) by any combination of the foregoing methods of payment. The Committee may also allow options granted under the 2016 Plan to be exercised by a cashless exercise through a broker, as permitted under Federal Reserve Board Regulation T, or any other means the Committee determines to be consistent with the 2016 Plan’s purpose and applicable law, including by cashless exercise directly with the Company whereby the Company, following its receipt of the participant’s notice of exercise, would withhold the proper number of Company shares which would have a fair market value on the date of exercise equal to the option exercise price.

Stock Appreciation Rights

The Committee may award stock appreciation rights (“SARs”) under the 2016 Plan upon such terms and conditions as it may establish. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Company Common Stock of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of payment for the exercised SAR will be set forth in the award agreement. The Committee may award either (i) freestanding SARs, which are SARs granted as an independent instrument and are not granted in conjunction with any stock options, or (ii) SARs in tandem with stock options (a “tandem SAR”). A tandem SAR entitles the participant to exercise it as an option or as an SAR. The election of one type of exercise prevents it from being exercised as the other type. A tandem SAR may not be granted to a non-employee Director unless the related option is a NQSO. The exercise price of a freestanding SAR will equal the fair market value of a share of Common Stock on the date of grant, whereas the exercise price of a tandem SAR issued in connection with a stock option will equal the option price of the related option. If an award of SARs is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum number of shares which may be subject to SARs awarded in any calendar year to any one participant who is a “covered employee” is 250,000.

62

The Committee will determine in its discretion the term of an SAR granted under the 2016 Plan. Each award agreement will set forth the extent to which the participant will have the right to exercise the SAR following termination of the participant’s employment with the Company. The termination provisions will be determined by the Committee in its sole discretion, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment. The term of an SAR may not exceed ten years from the date of grant. Therefore, no SAR may be exercisable later than ten years after the date of award.

Except as otherwise limited by the 2016 Plan, freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them. The Committee will determine the number of shares of Common Stock covered by and the exercise period of the SAR. Upon exercise of a freestanding SAR, the participant will receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the grant price, multiplied by the number of shares of stock exercised under the SAR.

In the case of a tandem SAR, the Committee may determine the exercise period of the SAR, except that the exercise period may not exceed that of the related option. The participant may exercise the tandem SAR when the option is exercisable and receive on exercise an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the option purchase price, multiplied by the number of shares of stock covered by the surrendered option. Upon exercise of an SAR awarded in tandem with a stock option, the number of shares of our Common Stock for which the related option was exercisable will be reduced by the number of shares for which the SAR was exercised.

Notwithstanding any other provision of this 2016 Plan to the contrary, with respect to a tandem SAR granted in connection with an ISO (i) the tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the tandem SAR may be for no more than 100% of the difference between the option price of the underlying ISO and the fair market value of the shares subject to the underlying ISO at the time the tandem SAR is exercised; and (iii) the tandem SAR may be exercised only when the fair market value of the shares subject to the ISO exceeds the option price of the ISO.

Restricted Stock

The Committee may impose restrictions and conditions as to awards of shares of restricted stock as it deems advisable. As specified in the relevant award agreement, restrictions may include a requirement that participants pay a stipulated purchase price for each share of restricted stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable federal or state securities laws.

We may retain in our possession the certificates representing shares of restricted stock until the time when all conditions and/or restrictions applicable to those shares awarded under the 2016 Plan have been satisfied. Generally, shares of restricted stock covered by each restricted stock grant made under the 2016 Plan will become freely transferable by the participant following the last day of the applicable period of restriction. However, even after the satisfaction of the restrictions and conditions imposed by the 2016 Plan and the particular award agreement, shares owned by an affiliate of the Company will be subject to restrictions on transfer under the Securities Act of 1933, as amended.

Awards to Employees. The Committee may choose to award shares of restricted stock under the 2016 Plan upon such terms and conditions as it may establish. If an award of restricted stock is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum number of shares which may be granted in the form of restricted stock in any one calendar year to any one participant who is a “covered employee” is 250,000. The award agreement will specify the period(s) of restriction, the number of shares of restricted stock granted, requirements that a participant pay a stipulated purchase price for each share, restrictions based upon the achievement of specific performance objectives, other restrictions governing the subject award and/or restrictions under applicable federal or state securities laws. Recipients may have the right to vote these shares from the date of grant, as determined by the Committee on the date of award. As determined by the Committee on the date of award, participants may receive dividends on their shares of restricted stock. Dividends accrued on restricted stock will be paid only if the restricted stock vests.

63

Each award agreement for restricted stock will specify the extent to which the participant will have the right, if any, to retain unvested restricted stock following termination of the participant’s employment with the Company. In its sole discretion, the Committee will make these determinations; these provisions need not be uniform among all awards of restricted stock issued under the 2016 Plan and may reflect distinctions based on reasons for termination of employment. Except in the case of terminations by reason of death or disability, restricted stock, which is intended to qualify for performance-based compensation under Section 162(m) and which is held by “covered employees” under Section 162(m), will be forfeited by the participant to the Company upon termination of employment.

Awards to Non-Employee Directors. Restricted stock awards to non-employee Directors will be subject to the restrictions for a period (the “Restricted Period”), which will commence upon the date when the restricted stock is awarded and will end on the earliest of the first to occur of the following:

●	the retirement of the non-employee Director from the Board in compliance with the Board’s retirement policy as then in effect;

●	the termination of the non-employee Director’s service on the Board as a result of the non-employee Director’s not being nominated for reelection by the Board;

●	the termination of the non-employee Director’s service on the Board because of the non-employee Director’s resignation or failure to stand for reelection with the consent of the Board (which means approval by at least 80% of the Directors voting, with the affected non-employee Director abstaining);

●	the termination of the non-employee Director’s service on the Board because the non-employee Director, although nominated for reelection by the Board, is not reelected by the stockholders;

●

the termination of the non-employee Director’s service on the Board because of (i) the non-employee Director’s resignation at the request of the Nominating and Governance Committee of the Board, (ii) the non-employee Director’s removal by action of the stockholders or by the Board, or (iii) a change in control of the Company, as defined in the 2016 Plan;

●	the termination of the non-employee Director’s service on the Board because of disability or death; or

●	the vesting of the award.

As of the date specified by the Committee, each non-employee Director will be awarded that number of shares of restricted stock as determined by the Board, after consideration of the recommendations of the Committee. A non-employee Director who is first elected to the Board on a date subsequent to the date so specified will be awarded that number of shares of restricted stock as determined by the Board, after consideration of the recommendations of the Committee. The amount of the award for the upcoming 2016 Plan year will be disclosed in the Company’s proxy statement for the Company’s annual meeting of stockholders. The 2016 Plan provides that non-employee Directors receiving restricted stock may have, subject to the provisions of the 2016 Plan, all of the rights of a stockholder with respect to the shares of restricted stock, including the right to vote the shares and receive cash dividends and other cash distributions thereon. If a non-employee Director ceases to be a member of the Board for any other reason, including removal or resignation for “Cause,” as defined in the 2016 Plan, the non-employee Director will forfeit to the Company all restricted stock awarded to him or her for which the Restricted Period has not ended.

64

Restricted Stock Units

The Committee may award restricted stock units (“RSUs”). Each RSU will have a value equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The maximum aggregate award of RSUs to any one participant who is a “covered employee” during any one fiscal year will be equal to the fair market value of 250,000 shares; provided, further, that the maximum aggregate award of restricted stock and RSUs for any one fiscal year will be coordinated so that in no event will any one participant be awarded more than the fair market value of 250,000 shares taking into account all such awards. In its discretion, the Committee may impose conditions and restrictions on RSUs, as specified in the RSU award agreement, including restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting. As determined by the Committee at the time of the award, settlement of vested RSUs may be made in the form of cash, shares of Company stock, or a combination of cash and Company stock. Settlement of vested RSUs will be in a lump sum as soon as practicable after the vesting date. The amount of the settlement will equal the fair market value of the RSUs on the vesting date. Each RSU will be credited with an amount equal to the dividends paid on a share of Company stock between the date of award and the date the RSU is paid to the participant, if at all. Dividend equivalents will vest, if at all, upon the same terms and conditions governing the vesting of the RSUs under the 2016 Plan. Payment of the dividend equivalent will be paid at the same time as payment of the RSU. The holders of RSUs will have no voting rights.

Each award agreement for RSUs will specify the extent to which the participant will have the right, if any, to retain unvested RSUs following termination of the participant’s employment with the Company or, in the case of a non-employee Director, service with the Board. In its sole discretion, the Committee will make these determinations; these provisions need not be uniform among all awards of RSUs issued under the 2016 Plan and may reflect distinctions based on reasons for termination of employment or, in the case of a non-employee Director, service with the Board. Except in the case of terminations by reason of death or disability, RSUs awarded to participants who are “covered employees” and which are intended to qualify as performance-based compensation under Section 162(m), will be forfeited by the participant to the Company.

Performance Units/Performance Shares

The Committee has the discretion to award performance units and performance shares under the 2016 Plan upon such terms and conditions as it may establish, as evidenced in the relevant award agreement. If an award of performance units or performance shares is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum aggregate payout for awards of performance shares which may be granted in any one calendar year to any one participant who is a “covered employee” will be the fair market value of 250,000 shares, whereas the maximum aggregate payout for awards of performance units which may be granted in any one calendar year to any one participant will be $1,500,000. Performance units will have an initial value as determined by the Committee, whereas performance shares will have an initial value equal to one share of Common Stock on the date of award. At the time of the award of the performance units or shares, the Committee in its discretion will establish performance goals which, depending on the extent to which they are met, will determine the number and/or value of performance units or shares that will be paid out to the participant. Under the terms of the 2016 Plan, after the applicable performance period has ended, the holder of performance units or shares will be entitled to receive payout on the number and value of performance units or shares earned by the participant over the performance period. The payout on the number and value of the performance units and performance shares will be a function of the extent to which corresponding performance goals are met.

Payment of performance shares and performance units will be made in a single lump sum following the close of the applicable performance period. Upon satisfaction of the specified performance goals, the Committee will pay the earned performance shares in shares of Company Common Stock. In its discretion, the Committee may pay earned performance units in cash, in shares of Company stock or in a combination of cash and stock, which will have an aggregate fair market value equal to the value of the earned performance share or performance unit at the close of the applicable performance period. Participants will not be entitled to dividend or voting rights with respect to any performance shares or performance units earned but not yet distributed to a participant. Unless otherwise determined by the Committee, in the case of death or disability during the performance period, the participant, or his or her estate, will not be entitled to receive any payout of the performance shares or performance units. In the case of any other termination of the participant’s employment during the performance period, all performance shares and performance units intended to qualify as performance-based compensation will be forfeited by the participant.

65

Adjustment and Amendments

The 2016 Plan provides for appropriate adjustments in the number of shares of Company stock subject to awards and available for future awards in the event of changes in outstanding Common Stock by reason of a merger, stock split, stock dividend, or certain other events.

The 2016 Plan may be modified or amended by the board at any time and for any purpose which the Board deems appropriate. However, no such amendment may adversely affect any outstanding awards without the affected holder’s consent. No amendment may, without stockholder approval, (i) materially increase the benefits earned by participants under the 2016 Plan, (ii) materially increase the number of shares which may be issued under the 2016 Plan or (iii) materially modify the requirements for participation in the 2016 Plan.

Change in Control

In the event of a change in control, as defined in the 2016 Plan, generally all options and SARs granted under the 2016 Plan will become immediately exercisable; and restriction periods and other restrictions imposed on restricted stock and RSUs which are not intended to qualify as performance-based compensation under Section 162(m) under the Code will lapse. Any award intended to qualify as performance-based under Section 162(m) must be earned in accordance with the applicable award agreement.

Non-transferability

No award under the 2016 Plan may be sold, transferred, pledged, assigned or otherwise transferred in any manner by a participant except by will or by the laws of descent and distribution; and any award will be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative. These limitations may be waived by the Committee, subject to restrictions imposed under the SEC’s short-swing trading rules and federal tax requirements relating to incentive stock options.

Duration of the 2016 Plan

The 2016 Plan will remain in effect until all shares subject to the 2016 Plan have been purchased or acquired under the terms of the 2016 Plan, and all performance periods for performance-based awards granted under the 2016 Plan have been completed. However, no award is permitted to be granted under the 2016 Plan on or after the day prior to the tenth anniversary of the date the board approved the 2016 Plan. The board, upon recommendation of the Committee, may at any time amend, suspend or terminate the 2016 Plan in whole or in part for any purpose the Committee deems appropriate, subject, however, to the limitations referenced in “Adjustment and Amendments,” above.

66

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2016 Equity Incentive Plan	-	$-	560,907
2014 Stock Option and Grant Plan	130,483	$0.7759	-
2004 Stock Option and Incentive Plan	115,861	$0.2175	-
Equity compensation plans not approved by security holders	-	-	-
Total	246,344	$0.5133	560,907

On July 31, 2016, the Company’s Board of Directors approved an amendment to its 2014 Plan to increase the amount of shares issuable pursuant to awards under such plan to 899,549 shares. The Company’s stockholders approved such amendment on August 23, 2016.

On October 25, 2016, the Board of Directors approved the 2016 Plan and recommended that our stockholders consider the 2016 Plan and approve its adoption, effective as of the date that the Company completes this Offering. Upon effectiveness of the 2016 Plan, no additional awards will be granted under the Company’s prior equity incentive plans. We have reserved 562,500 shares of our Common Stock for issuance under the 2016 Plan. Participation in the 2016 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

67

Compensation of Director

The following table presents the total compensation for each person who served as a member of our Board of Directors during the year ended December 31, 2016. Other than as set forth in the table and described more fully below, in the year ended December 31, 2016 we did not pay any fees to, make any equity awards to, or pay any other compensation to the members of our Board of Directors who served as members during such year. Mr. Gudonis does not, and Mr. Kelly did not prior to his resignation, receive compensation for service as a director. Total compensation for Messrs. Gudonis and Kelly for services as employees is presented in “Executive Compensation—Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas A. Crowley, Jr.	$-	$-	$6,832	$-	$-	$-	$6,832
Thomas F. Kirk	$-	$-	$6,832	$-	$-	$-	$6,832
Amy Knapp(2)	$-	$-	$6,832	$-	$-	$-	$6,832
Steve Sanghi(3)	$-	$-	$6,832	$-	$-	$-	$6,832
Byron Smith (4)	$-	$-	$-	$-	$-	$-	$-

(1)	Amounts reflect the aggregate grant date fair value of stock options awarded to the director in the years ended December 31, 2016,and 2015, as applicable, using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Financial Statements included elsewhere in this prospectus. These amounts are not the actual value that the director may realize upon exercise of these stock options.
(2)	Ms. Knapp joined the Board of Directors on July 2016.
(3)	Mr. Sanghi joined the Board of Directors in October 2016.
(4)	Mr. Smith resigned from our Board of Directors effective July 20, 2016.

68

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GRE Arrangement

The Company sells its products to GRE, an orthotics and prosthetics practice, whose ownership includes Jonathan Naft, a stockholder and employee of the Company. Sales to GRE during 2013, 2014 and 2015 amounted to approximately $111,200, $64,800 and $0, respectively. Sales to GRE amounted to approximately $24,500 during the six months ended June 30, 2016.

The Company also obtains consulting and fabrication services from GRE. Charges for these services amounted to approximately $114,800, $36,200 and $178,600 during 2013, 2014 and 2015, respectively. Included in accounts payable and accrued expenses at December 31, 2015, 2014 and 2013 is $12,900, $4,500 and $14,000, respectively, due to the related party. Charges for these services amounted to approximately $61,500 during the six months ended June 30, 2016. Included in accounts payable and accrued expenses at June 30, 2016 is approximately $11,500.

Series B-1 Preferred Stock Financing

Between July and September 2014, we sold an aggregate of 20,255 shares of our Series B-1 Preferred Stock to Paul Gudonis for gross cash proceeds equal to $100,000 and, pursuant to the terms of such transaction, Mr. Gudonis exchanged 26,583 shares of Series A-1 Preferred Stock for 26,583 shares of Series B-1 Preferred Stock.

Between July and September 2014, we sold an aggregate of 20,255 shares of our Series B-1 Preferred Stock to Stephen Kelly for gross cash proceeds equal to $100,000 and, pursuant to the terms of such transaction, Mr. Kelly exchanged 26,583 shares of Series A-1 Preferred Stock for 26,583 shares of Series B-1 Preferred Stock.

Between July and September 2014, we sold an aggregate of 9,646 shares of our Series B-1 Preferred Stock to Thomas Kirk for gross cash proceeds equal to $47,624 and, pursuant to the terms of such transaction, Dr. Kirk exchanged 12,660 shares of Series A-1 Preferred Stock for 12,660 shares of Series B-1 Preferred Stock.

Between July and September 2014, we sold an aggregate of 3,859 shares of our Series B-1 Preferred Stock to Jonathan Naft for gross cash proceeds equal to $19,050 and, pursuant to the terms of such transaction, Mr. Naft exchanged 5,064 shares of Series A-1 Preferred Stock for 5,064 shares of Series B-1 Preferred Stock.

Between July 2014 and December 2015, we sold an aggregate 303,831 shares of our Series B-1 Preferred Stock to MGC Venture Partners 2013, L.P. for gross cash proceeds equal to $1,500,000 and, pursuant to the terms of such transaction, MGC Venture Partners 2013, L.P. exchanged 162,043 shares of Series A-1 Preferred Stock for 162,043 shares of Series B-1 Preferred Stock. Following this transaction, MGC Venture Partners 2013, L.P. beneficially owned more than 5% of our outstanding capital stock.

Between July 2014 and December 2015, we sold an aggregate 154,544 shares of our Series B-1 Preferred Stock to Pelmea, L.P. for gross cash proceeds equal to $762,979 and, pursuant to the terms of such transaction, Pelmea L.P. exchanged 69,225 shares of Series A-1 Preferred Stock for 69,225 shares of Series B-1 Preferred Stock. Following this transaction, Pelmea, L.P. beneficially owned more than 5% of our outstanding capital stock.

We have no ongoing obligations under the Series B-1 preferred stock purchase agreement.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

69

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth the total number and percentage of our shares of Common Stock that will be beneficially owned on December 31, 2016 by: (1) each holder of more than 5% of our Common Stock; (2) each director; (3) each Named Executive Officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person or any member of such group has the right to acquire within 60 days of December 31, 2016. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of December 31, 2016 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

	Shares of Common Stock Beneficially Owned Before the Offering (1)			Shares of Common Stock Beneficially Owned After the Offering (Assuming the Maximum Offering Amount is Raised) (2)
Name and Address of Beneficial Owner	Number		Percent	Number	Percent
Paul R. Gudonis	445,822	(3)	10.2%	445,822	7.0%
Jonathan Naft	75,899	(4)	1.7%	75,899	1.2%
Davie Mendelsohn	23,853	(5)	*	23,853	*
Thomas A. Crowley, Jr.	16,432	(6)	*	16,432	*
Thomas F. Kirk	74,307	(7)	1.7%	74,307	1.2%
Amy Knapp	2,735	(8)	* %	2,735	*
Steve Sanghi	304,502	(9)	6.8%	304,502	4.7%
Executive officers and directors as a group (9 persons)	1,426,701	(10)	32.0%	1,426,701	22.1%

Beneficial Owners of More than 5% of our Common Stock
MGC Venture Partners 2013, L.P. 3835 Cleghorn Avenue, Suite 300 Nashville, TN 37215	673,922	(11)	15.4%	673,922	10.6%
James Attwood Jr.	314,086	(12)	7.2%	314,086	4.9%
Pelmea LP 121 Columbia Street Cambridge, MA 02139	292,994	(13)	6.7%	292,994	4.6%
Sandcastle Limited Partnership c/o Seaport Financial Partners LLC 687 Main Street Waltham, MA 02451	247,916	(14)	5.7%	247,254	3.9%

* Less than 1%

(1)

Amount includes (i) 1,124,127 shares of Common Stock issued and outstanding on December 31, 2016 and on a pro forma basis assumes (i) the conversion of our Convertible Preferred Stock into 2,622,313 shares of Common Stock,  which conversion was approved by a majority of the holders of the Convertible Preferred Stock to occur upon the closing of the Offering, (ii) 518,671 shares of Common Stock issuable upon the automatic conversion of convertible promissory notes, in accordance with their terms, and (iii) 83,122 shares of Common Stock issuable upon the automatic exchange of 50% a  promissory note held of record by a Named Executive Officers and holder of more than 5% of our Common Stock  in an amount, including accrued but unpaid interest, of $997,467.

(2)

Assumed amount includes (i)1,124,127 shares of Common Stock issued and outstanding on December 31, 2016, and 2,000,000 shares of Common Stock issued in this Offering, and on a pro forma basis (ii) 2,622,313 shares of Common Stock to be issued upon the automatic conversion of the Convertible Preferred Stock, which conversion was approved by a majority of the holders of the Convertible Preferred Stock to occur upon the closing of the Offering, (iii) 518,671 shares of Common Stock issuable upon the automatic conversion of convertible promissory notes, in accordance with their terms, and (iv) 83,122 shares of Common Stock issuable upon the automatic exchange of 50% a promissory note held of record by a Named Executive Officers and holder of more than 5% of our Common Stock in an amount, including accrued but unpaid interest, of $997,467. Assumes that the beneficial owner does not purchase any Shares in the Offering.

(3)	Includes (i) 271,329 shares of Common Stock, (ii) 14,974 shares of Common Stock issuable upon the exercise of stock options, (iii) 69,727 shares of Common Stock issuable upon the automatic conversion of the Series A-1 Preferred Stock, (iv) 57,491 shares of Common Stock issuable upon the automatic conversion of the Series B-1 Preferred Stock, (v) 16,968 shares of Common Stock issuable upon the automatic conversion of a 2016 subordinated convertible note in an amount, including accrued but unpaid interest, of $1,081,725 and, (vi) 15,333 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with a subordinated note. This amount does not include 12,109 shares of Common Stock issuable upon the exercise of stock options, which are not exercisable within sixty days of December 31, 2016.

70

(4)	Includes (i) 48,103 shares of Common Stock, (ii) 11,782 shares of Common Stock issuable upon the exercise of stock options, (iii) 5,063 shares of Common Stock issuable upon the automatic conversion of the Series A-1 Preferred Stock, and (iv) 10,951 shares of Common Stock issuable upon the automatic conversion of the Series B-1 Preferred Stock. This amount does not include 3,032 shares of Common Stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of December 31, 2016.
(5)	Includes (i) 17,706 shares of Common Stock, and (ii) 6,147 shares of Common Stock issuable upon the exercise of stock options. This amount does not include 5,208 shares of Common Stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of December 31, 2016.
(6)	Includes 16,432 shares of Common Stock issuable upon the exercise of stock options. This amount does not include 6,250 shares of Common Stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of December 31, 2016.
(7)

Includes (i) 5,312 shares of Common Stock, (ii) 4,687 shares of Common Stock issuable upon the exercise of stock options, (iii) 12,659 shares of Common Stock issuable upon the automatic conversion of Series A-1 Preferred Stock, (iv) 27,379 shares of Common Stock issuable upon the automatic conversion of Series B-1 Preferred Stock, (v) 13,603 shares of Common Stock  issuable upon the automatic conversion of a 2016 subordinated convertible note in an amount, including accrued but unpaid interest, of $81,618, and (vi) 10,667 shares of Common Stock issuable upon the exercise of warrants issued in  conjunction with a subordinated convertible note. This amount does not include 6,250 shares of Common Stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of December 31, 2016.

(8)	Includes 2,735 shares of Common Stock issuable upon the exercise of stock options. This amount does not include 6,640 shares of Common Stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of December 31, 2016.
(9)	Includes (i) 1,563 shares of Common Stock issuable upon the exercise of stock options, (ii) 169,606 shares of Common Stock issuable upon the automatic conversion of a 2016 subordinated convertible note in an amount, including accrued but unpaid interest, of $1,017,634, and (iii) 133,333 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note. This amount does not include 7,812 shares of Common Stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of December 31, 2016.
(10)

Includes (i) 635,705 shares of Common Stock, (ii) 317,642 shares of Common Stock issuable upon the automatic conversion of Series A-1 Preferred Stock and Series B-1 Preferred Stock, (iii) 200,177 shares of  Common Stock issuable upon the automatic conversion of 2016 subordinated convertible notes in an amount, including accrued but unpaid interest, of $1,498,672,  (iv) 109,139 shares of Common Stock issuable upon the exercise of stock options, (v) 159,333 shares of Common Stock issuable upon the exercise of warrants issued in  conjunction with subordinated convertible notes, and (vi) 4,705 shares of Common Stock issuable upon the exercise of promissory note warrants. This amount does not include 53,551 shares of Common Stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of December 31, 2016.

(11)	Includes (i) 162,043 shares of Common Stock issuable upon the automatic conversion of Series A-1 Preferred Stock, (ii) 465,873 shares of Common Stock issuable upon the automatic conversion of Series B-1 Preferred Stock, (iii) 26,006 shares of Common Stock issuable upon the automatic conversion of a 2016 subordinated convertible note in an amount, including accrued but unpaid interest, of $156,033, and (iv) 20,000 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note. Based on information provided by MGC Venture Partners 2013, L.P., Byron Smith, Joseph Cook, Jr., Joseph Cook, III and Steven Singleton have the ability to vote and dispose of the shares by majority vote.
(12)	Includes (i) 59,582 shares of Common Stock issuable upon the automatic conversion of Series A-1 Preferred Stock, (ii) 214,127 shares of Common Stock issuable upon the automatic conversion of Series B-1 Preferred Stock, (iii) 21,210 shares of Common Stock issuable upon the automatic conversion of a 2016 subordinated convertible note in an amount, including accrued but unpaid interest, of $135,235, and (iv) 19,167 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note.
(13)	Includes (i) 69,225 shares of Common Stock issuable upon the automatic conversion of Series A-1 Preferred Stock and (ii) 223,769 shares of Common Stock issuable upon the automatic conversion of Series B-1 Preferred Stock. Based on information provided by Pelmea, L.P., Norm Benford and Meredith Clark Shachoy have the ability to vote and dispose of the shares.
(14)	Includes (i) 164,794 shares of Common Stock and (ii) 83,122 shares of Common Stock issuable upon a qualified financing if we exercise our option to repay up to 50% of the aggregate outstanding amount, including principal amount and all accrued but unpaid interest, of $997,467 on our notes payable, shareholder by issuing equity securities at 80% of the Offering price per share. Based upon information provided by Sandcastle Limited Partnership, Daniel Kelly, Steve Kelly’s son, has the ability to vote and dispose of the shares. Steve Kelly disclaims beneficial ownership of these shares.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the closing of this Offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws in connection with this Offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in “Description of Securities,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are or will be included as exhibits to the Offering Statement relating to this Offering Circular, and to the applicable provisions of Delaware law. Immediately following the closing of this Offering, our authorized capital stock will consist of 6,250,000 shares of Common Stock, $0.0001 par value per share, and 1,562,500 shares of undesignated Preferred Stock, $0.0001 par value per share.

Common Stock

As of June 30, 2016, we had 1,031,695 shares of Common Stock outstanding held by 71 stockholders of record. As of June 30, 2016, 2,622,313 are reserved for issuance in connection with the conversion of Series A-1 Preferred Stock and Series B-1 Preferred Stock and 337,049 shares are reserved for issuance upon the exercise of stock options under the 2004 Stock Option and Incentive Plan and the 2014 Stock Option and Grant Plan (collectively, the “Stock Plans”). Upon the closing of this Offering, all shares of Convertible Preferred Stock will convert into 2,622,313 shares of our Common Stock.

71

Voting Rights

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any Preferred Stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any Preferred Stock then outstanding.

Rights and Preferences

Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock.

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

Preferred Stock

Immediately prior to the consummation of this Offering, all outstanding shares of our Convertible Preferred Stock will be converted into shares of our Common Stock. Immediately after the consummation of this Offering, our amended and restated certificate of incorporation will be amended and restated to delete all references to such shares of Convertible Preferred Stock. Upon the consummation of this Offering, our Board of Directors will have the authority, without further action by our stockholders, to issue up to 1,562,500 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Common Stock. The issuance of our Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this Offering, no shares of Preferred Stock will be outstanding, and we have no present plans to issue any shares of Preferred Stock.

Warrants

Upon the closing of this Offering, the following shares will be issuable upon the exercise of warrants;

●	10,760 shares issuable upon the exercise of warrants, with a weighted-average exercise price of approximately $3.5136 per share;
●	40,600 shares issuable upon the exercise of warrants, based on the price per share in the Offering;

●	100,000 shares issuable upon exercise of the warrants to be issued to the Selling Agent, or its designated affiliates, in connection with this Offering.

Registration rights

Upon the closing of this Offering, the holders of our Common Stock, including shares issuable upon the conversion of our Convertible Preferred Stock and warrants or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of the Investor Rights Agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand registration rights

Upon the closing of this Offering, the holders of 2,622,313 shares of our Common Stock, including shares issuable upon the conversion of our Convertible Preferred Stock or their permitted transferees, are entitled to demand registration rights. Under the terms of the Investor Rights Agreement, we will be required, upon the written request of holders of a majority of the then-outstanding shares of Registrable Securities, as such term is defined in the Investor Rights Agreement, requesting registration of Registrable Securities having an anticipated net aggregate Offering price of at least $10 million, to effect the registration of such shares for public resale. We are required to effect only two registrations pursuant to this provision of the Investor Rights Agreement. A demand for registration may not be made until 180 days after the closing of this Offering.

72

Form S-3 registration rights

If at any time we become entitled under the Securities Act to register our shares on Form S-3 and the holders of at least 20% of the then-outstanding Registrable Securities request in writing that we register their shares for public resale on Form S-3 with an aggregate price to the public of the shares to be registered, net of underwriting discounts and commissions, of at least $2.5 million, we will be required to effect such registration; provided, however, that if our Board of Directors determines, in good faith, that such registration would be materially interfere with a significant acquisition, corporate reorganization or similar transaction, require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or render us unable to comply with the requirements under the Securities Act or the Exchange Act, we may defer the registration for up to 90 days. We are only obligated to effect up to two registrations on Form S-3 within any twelve month period.

Piggyback registration rights

Upon the closing of this Offering, the holders of 2,622,313 shares of our Common Stock issued upon the conversion of our Convertible Preferred Stock or their permitted transferees, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Indemnification

Our Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Termination of registration rights

The registration rights granted under the Investor Rights Agreement will terminate on the fifth anniversary of the closing of this Offering or, as to any holder of Registrable Securities, such earlier time after this Offering at which such holder can sell all shares held by it in compliance with Rule 144.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our Certificate of Incorporation and our Bylaws will provide that our Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation and our Bylaws will also provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board of Directors. Upon the closing of this Offering, we expect that our Board of Directors will have five members.

Undesignated Preferred Stock

The ability of our Board of Directors, without action by the stockholders, to issue up to 1,562,500 shares of undesignated Preferred Stock with voting or other rights or preferences as designated by our Board of Directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

73

Appointment and Removal of Directors

Our Certificate of Incorporation and our Bylaws will provide that the number of directors constituting our Board of Directors is set only by resolution adopted by a majority vote of our entire Board of Directors. These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of our Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. In addition, our Certificate of Incorporation and our Bylaws will provide that no member of our Board of Directors may be removed from office by our stockholders with cause and, in addition to any other vote required by law, upon the approval of not less than 75% of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Advance Notice Procedures

Our Certificate of Incorporation and our Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our Bylaws will not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors. A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amendment of Charter Provisions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws requires a greater percentage. A majority vote of our Board of Directors or the affirmative vote of holders of at least 75% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 66 2/3% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, any of the provisions in our certificate of incorporation relating to amendments to our certificate of incorporation and bylaws and as described under "Action by written consent; special meetings of stockholders", "Classified board" and "Removal of directors" above. This requirement of a supermajority vote to approve amendments to our Bylaws and Certificate of Incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

74

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our Common Stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

75

SHARES ELIGIBLE FOR FUTURE SALE

Before this Offering, there has not been a public market for shares of our Common Stock. Future sales of substantial amounts of shares of our Common Stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this Offering, or the possibility of these sales occurring, could cause the prevailing market price for our Common Stock to fall or impair our ability to raise equity capital in the future.

After this Offering, we will have outstanding 3,779,007 shares of our Common Stock, based on the number of shares outstanding as of June 30, 2016 and with the conversion of the Convertible Preferred Stock upon closing of the Offering. This also includes 125,000 shares that we are selling in this Offering, which shares may be resold in the public market immediately following our initial public offering, and assumes no additional exercise of outstanding options and warrants.

The 3,654,007 shares of Common Stock that were not offered and sold in this Offering as well as shares issuable upon the exercise of warrants and subject to employee stock options will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this Offering Circular before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our officers, directors, and more than 5% stockholders have agreed, or will agree, with the Selling Agent, subject to certain exceptions, that, without the prior written consent of the Selling Agent, we and they will not, directly or indirectly, during the period ending 180 days after the date of the Offering Circular.

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

76

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Registration Rights

Upon the closing of this Offering, the holders of 2,622,313 shares of our Common Stock issued or issuable (as calculated as of June 30, 2016) will be entitled to specified rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. See the section of this prospectus titled "Description of Securities—Registration rights" for additional information.

Registration Statement on Form S-8

As of June 30, 2016, options to purchase a total of 306,517 shares of Common Stock pursuant to our 2004 Plan and 2014 Plan were outstanding, of which options to purchase 190,192 shares were exercisable, and no options were outstanding or exercisable under our 2016 Plan. We intend to file a registration statement on Form S-8 under the Securities Act as promptly as possible after the closing of this Offering to register shares that may be issued pursuant to our 2004 Plan, 2014 Plan and 2016 Plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements. For a description of our equity incentive plans, see "Executive compensation—Employee benefits plans."

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Duane Morris LLP, New York, New York. Hunter Taubman Fischer & Li LLC, New York, New York is acting as counsel to the selling agents.

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Marcum LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

77

INDEX TO FINANCIAL STATEMENTS

Myomo, Inc.

As of and for the Years Ended December 31, 2015 and 2014

As of June 30, 2016 and for the Six Months Ended June 30, 2016 and 2015

Condensed Balance Sheets at June 30, 2016 (unaudited) and December 31, 2015	F-31

Unaudited Condensed Statements of Operations for the six months ended June 30, 2016 and 2015	F-32

Unaudited Condensed Statements of Changes in Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency for the six months ended June 30, 2016	F-33

Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2016 and 2015	F-34

Notes to Condensed Unaudited Financial Statements	F-35

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Myomo, Inc.

We have audited the accompanying balance sheets of Myomo, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, changes in redeemable and convertible preferred stock and stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Myomo, Inc., as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company has reported recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, New York

November 16, 2016, except for Note 20, as to which the date is January 6, 2017

F-2

MYOMO, INC.

BALANCE SHEETS

December 31,	2015	2014

ASSETS

Current Assets:
Cash	$1,042,618	$2,424,583
Accounts receivable	115,642	231,631
Inventories	98,023	57,602
Prepaid expenses and other	113,876	164,763
Total Current Assets	1,370,159	2,878,579

Inventory, non-current	105,000	161,700
Deferred offering costs	6,276	-
Equipment, net	27,429	4,791

Total Assets	$1,508,864	$3,045,070

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
Note payable, bank	$-	$69,960
Notes payable, shareholder, net of debt discount	147,650	-
Convertible promissory notes	325,000	-
Convertible promissory notes, related party	100,000	-
Accounts payable and other accrued expenses	349,845	329,891
Accrued interest	-	533,901
Deferred grant revenue	22,725	78,767
Total Current Liabilities	945,220	1,012,519

Notes payable, MLSC (net of debt discount)	747,671	743,679
Notes payable, shareholder (net of debt discount)	728,808	576,762
Accrued interest	425,326	-
Total Liabilities	2,847,025	2,332,960

Redeemable and Convertible Preferred Stock:
Series B-1 convertible preferred stock par value $0.0001 per share; 1,862,500 shares authorized; 1,662,194 shares and 1,331,718 issued and outstanding as of December 31, 2015 and 2014, respectively. (liquidation preference of $9,043,020 and $6,767,496) at December 31, 2015 and 2014, respectively)	8,162,406	6,524,804
Series A-1 preferred stock par value $0.0001 per share; 1,594,958 shares authorized; 960,118 shares issued and outstanding as of December 31, 2015 and 2014. (liquidation preference of $4,740,066 at December 31, 2015 and 2014)	4,401,095	4,304,642
Total Redeemable and Convertible Preferred Stock	12,563,501	10,829,446

Commitments and Contingencies	-	-

Stockholders' Deficiency
Common stock par value $0.0001 per share 5,600,000 shares authorized; 1,000,479 and 1,000,021 shares issued and 999,671 and 999,213 shares outstanding as of December 31, 2015 and 2014, respectively.	1,599	1,598
Additional paid-in capital	5,361,489	5,416,254
Accumulated deficit	(19,258,286)	(15,528,724)
Treasury stock	(6,464)	(6,464)
Total Stockholders' Deficiency	(13,901,662)	(10,117,336)
Total Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency	(1,338,161)	712,110

Total Liabilities, Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency	$1,508,864	$3,045,070

The accompanying notes are an integral part of the financial statements.

F-3

MYOMO, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31,	2015	2014

Revenue	$689,671	$913,254

Cost of revenue	244,407	211,580

Gross margin	445,264	701,674

Operating expenses:
Research and development	869,130	675,211
Selling, general and administrative	3,109,637	2,767,783

	3,978,767	3,442,994

Loss from operations	(3,533,503)	(2,741,320)

Other expense
Interest expense, net	196,059	178,858
	196,059	178,858

Net loss	(3,729,562)	(2,920,178)
Deemed dividend – accreted preferred stock discount	(108,626)	(414,763)
Cumulative dividend to Series B-1 preferred stockholders	(643,979)	(192,855)
Net loss available to common stockholders	$(4,482,167)	$(3,527,796)

Weighted average number of common shares outstanding:
Basic and diluted	999,263	998,126

Net loss per share available to common stockholders:
Basic and diluted	$(4.49)	$(3.53)

The accompanying notes are an integral part of the financial statements.

F-4

MYOMO, INC.

STATEMENTS OF CHANGES IN REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Redeemable and Convertible Preferred Stock						Additional				Total
	Series B-1		Series A-1		Common stock		paid-in	Accumulated	Treasury stock		Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Shares	Amount	Deficiency

Balance, January 1, 2014	-	$-	1,594,958	$7,028,564	997,971	$1,596	$5,741,588	$(12,608,546)	808	$(6,464)	$(6,871,826)

Issuance of Series B-1 preferred stock, net of issuance costs of $54,343	696,878	3,386,119									-

Exchange of Series A-1 preferred stock in connection with issuance of Series B-1 preferred stock	634,840	3,134,179	(634,840)	(2,866,243)			(267,936)				(267,936)

Issuance of common stock due to stock option exercises					1,242	2	34				36

Accretion of preferred stock discount		4,506		142,321			(146,827)				(146,827)

Stock-based compensation							89,395				89,395

Net loss								(2,920,178)			(2,920,178)

Balance, December 31, 2014	1,331,718	6,524,804	960,118	4,304,642	999,213	1,598	5,416,254	(15,528,724)	808	(6,464)	(10,117,336)

Issuance of Series B-1 preferred stock, net of issuance costs of $6,121	330,476	1,625,428									-

Issuance of common stock due to stock option exercises					458	1	16				17

Accretion of preferred stock discount		12,174		96,453			(108,626)				(108,626)

Stock-based compensation							53,845				53,845

Net loss								(3,729,562)			(3,729,562)

Balance, December 31, 2015	1,662,194	$8,162,406	960,118	$4,401,095	999,671	$1,599	$5,361,489	$(19,258,286)	808	$(6,464)	$(13,901,662)

The accompanying notes are an integral part of the financial statements.

F-5

MYOMO, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31,	2015	2014

Cash flows from operating activities:
Net loss	$(3,729,562)	$(2,920,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,307	6,162
Stock-based compensation	53,845	89,395
Bad debt expense	-	33,825
Amortization of debt discount	8,031	6,684
Changes in operating assets and liabilities:
Accounts receivable	115,989	(47,334)
Inventories	16,279	(90,573)
Prepaid expenses and other	50,887	5,591
Other assets	(6,276)	6,000
Accounts payable and other accrued expenses	19,954	115,469
Accrued interest	187,082	169,647
Deferred grant revenue	(56,042)	78,267

Total adjustments	395,056	373,133

Net cash used in operating activities	(3,334,506)	(2,547,045)

Cash flows used in investing activities:
Acquisition of equipment	(27,944)	(3,526)

Net cash used in investing activities	(27,944)	(3,526)

Cash flows from financing activities:
(Payments) advances under note payable, bank	(69,960)	50,040
Proceeds from convertible promissory notes	425,000	-
Proceeds from issuance of preferred stock, net	1,625,428	3,386,119
Proceeds from issuance of common stock from the exercise of options	17	36

Net cash provided by financing activities	1,980,485	3,436,195

Net (decrease) increase in cash	(1,381,965)	885,624

Cash, beginning of year	2,424,583	1,538,959

Cash, end of year	$1,042,618	$2,424,583

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION
Cash paid during the period for interest	$946	$2,570

NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of accrued interest to principal	$295,657	$-

The accompanying notes are an integral part of the financial statements.

F-6

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 - Description of Business

Myomo Inc. (“Myomo” or the Company”) is a medical robotics company that develops, designs, and produces myoelectric orthotics for people with neuromuscular disorders.  The MyoPro® myoelectric upper limb orthosis product is registered with the Food and Drug Administration as a Class I medical device.  The Company sells the product to orthotics and prosthetics practices or clinics, as well as Veteran Administration and other hospitals in the United States of America. It has determined that it operates in a single operating segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance.  The Company was incorporated in the State of Delaware on September 1, 2004 and is headquartered in Cambridge, Massachusetts.

Note 2 - Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of approximately $3.7 million and $2.9 million during the years ended December 31, 2015 and 2014, respectively, and has an accumulated deficit of approximately $19.3 million and $15.5 million at December 31, 2015 and 2014 respectively. Cash used in operating activities was approximately $3.3 million and $2.5 million for the years ended December 31, 2015 and 2014, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern.

Historically, the Company has financed its operations through equity and debt financing transactions and expects to continue incurring operating losses for the foreseeable future. The Company’s plans and expectations for the next 12 months include raising additional capital to help fund commercial operations, including product development, and to repay outstanding promissory notes. During the year-ended December 31, 2015, the Company decided to pursue a plan to issue additional subordinated promissory notes bearing an interest rate of 8% per annum, with an option for the investors to convert to equity. As of December 31, 2015 $425,000 was raised and subsequent to December 31, 2015, an additional $605,000 was raised. During the year ending December 31, 2016, the Company raised $2,160,000 from a new issuance of subordinated convertible promissory notes bearing an interest rate of 8% per annum with an option for the Company to convert the notes to equity.

The Company will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. If the Company is unable to secure additional capital, it may be required to curtail its operations or delay the execution of its business plan.

F-7

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. The Company’s significant estimates include the allowance for doubtful accounts, the valuation of its deferred tax asset, the fair value of its derivative liabilities and reserves for slow moving inventory.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2015 and 2014, the Company had no cash equivalents.

Accounts Receivable

The Company reports accounts receivable at invoiced amounts less an allowance for doubtful accounts. The Company evaluates its accounts receivable on a continuous basis, and if necessary, establishes an allowance for doubtful accounts based on a number of factors, including current credit conditions and customer payment history. The Company does not require collateral or accrue interest on accounts receivable and credit terms are generally 30 days. No allowance for doubtful accounts was necessary at December 31, 2015 and 2014.

Accounts receivable includes unbilled receivables of approximately $68,900 and $126,000 at December 31, 2015 and 2014, respectively. The unbilled amounts represent amounts earned under federally-funded grants but not yet billed by the Company.

Inventories

Inventories are recorded at the lower of cost or market. Cost is determined using a specific identification method. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

The Company periodically analyzes anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, the Company anticipates the amounts of product that will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months have been classified as non-current in the balance sheet.

Deferred Offering Costs

Deferred offering costs are comprised of direct incremental legal, accounting and financial advisor fees related relating to capital raising efforts. They are recorded as prepaid expenses in the accompanying balance sheets. Deferred offering costs are offset against proceeds of an offering. In the event a capital raising effort is terminated, deferred offering costs will be expensed.

F-8

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Equipment

Equipment is stated at historical cost, net of accumulated depreciation and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including equipment when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset's carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference. Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2015 and 2014.

Demonstration and Test Units

Demonstration units represent units provided to customers by the Company for marketing and patient evaluation purposes. These units are manufactured by the Company and are recorded at cost in the statements of operations as part of selling, marketing and general administrative expense. During the year ended December 31, 2015 and 2014 the Company charged to operations approximately $79,500 and $68,400, respectively of these units.

Test units represent units provided to research and development staff to use in their development process and to end users who are given free units to act as testers so that research and development staff can evaluate and understand their use by patients. A primary objective of these units is to determine when and under what conditions they fail, at which time they are analyzed for cause of failure and then scrapped. These units are recorded at cost in the statements of operations as part of research and development expense. During the year ended December 31, 2015 and 2014 the Company charged to operations approximately $58,000 and $3,000, respectively of these units.

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its convertible preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as permanent equity.

The Company’s preferred shares feature certain redemption rights that are considered by the Company to be outside the Company’s control. Accordingly, the Series A-1 Convertible Preferred Stock and Series B-1 Convertible Preferred Stock is presented as temporary equity in the Company’s balance sheets.

F-9

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

As of the issuance date, the carrying amount of the Preferred Stock was less than the redemption value. If the Preferred Stock is redeemable at the investor’s option, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

Derivative Liabilities

During the year ended December 2014 , the Company issued warrants for an undeterminable number of common stock shares. The Company determined that these warrants are derivative instruments pursuant to FASB ASC 815 “Derivatives and Hedging.” The accounting treatment of derivative financial instruments requires that the Company record the warrants as a liability at fair value and mark-to-market the instruments at fair values as of each subsequent balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date. The fair value of the warrants was determined using the Binomial Lattice Model. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As of December 31, 2015 and 2014 derivative liabilities were immaterial and were included as a component of accounts payable and other accrued expenses on the balance sheet.

Revenue Recognition

The Company derives revenue primarily from the sale of its products to orthotics and prosthetics practices, as well as Veteran Administration and other hospitals. The Company recognizes revenue upon shipment, provided that persuasive evidence of an arrangement exists, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable, and collectability is deemed probable.

The Company receives federally-funded grants that require the Company to perform research activities as specified in each respective grant. The Company is paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by the Company to perform such activities. The Company’s grant revenue is recognized when persuasive evidence of the arrangement exists, the service has been provided and adherence to specific parameters of the awarded grant have been met, the amount is fixed and determinable and collection is reasonable assured. The Company recognized approximately $131,900 and $47,300 of grant income in 2015 and 2014, respectively. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations except for reimbursable costs which are reported as a component of cost of revenue in the statements of operations. Cost of revenue includes reimbursable costs of approximately $66,000 and $23,600 in 2015 and 2014, respectively. Amounts received in advance are deferred.

Shipping and Handling Costs

Shipping and handling costs paid by customers are netted against the related shipping costs we incur. The net cost is recorded in cost of sales. Historically, such costs have not been material.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification ASC 740 Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

F-10

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company’s financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company’s financial condition, results of operations or cash flows.

The Company files income tax returns in federal and state jurisdictions and is no longer subject to examinations by tax authorities for years prior to 2013. Currently, there are no income tax audits in process.

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Stock-based compensation expense of approximately $53,800 and $89,400 was recorded in selling, general and administrative expense in 2015 and 2014, respectively.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the years ended December 31, 2015 and 2014, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

Potentially common shares issuable at December 31, 2015 and 2014 consist of

	2015	2014
Options	272,494	234,643
Warrants	10,782	10,782
Series B-1 convertible preferred stock	1,662,194	1,331,718
Series A-1 convertible preferred stock	960,118	960,118
Total	2,905,588	2,537,261

F-11

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Advertising

The Company charges the costs of advertising to operating expenses as incurred. Advertising expense amounted to approximately $119,700 and $14,300 in 2015 and 2014, respectively.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs primarily consist of salaries and benefits, facility and overhead costs, and outsourced research activities.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. To allow entities additional time to implement systems, gather data and resolve implementation questions, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, in August 2015, to defer the effective date of ASU No. 2014-09 for one year, which is fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its financial statements or disclosures. In addition, the FASB issued ASU 2016-08 in March 2016, to help provide interpretive clarifications on the new guidance in ASC Topic 606. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2014-15 will have on its financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The Company does not anticipate that the adoption of ASU 2015-03 will have a material impact on its financial statements.

F-12

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the effects of ASU 2015–11 on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company does not anticipate that the adoption of ASU 2015-17 will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations.” This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue from Contracts with Customers when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The amendments in the Update clarify the implementation guidance on principal versus agent considerations. The update is effective, along with ASU 2014-09, for annual and interim periods beginning after December 15, 2017. The adoption of ASU 2016-08 is not expected to have a material impact on the financial statements or disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating ASU 2016-09 and its impact on its condensed financial statements or disclosures.

F-13

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

On May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). ASU 2016-12 provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. The effective date and transition requirements for this ASU are the same as the effective date and transition requirements for ASU 2014-09. The Company is evaluating the effect of ASU 2014-09, if any, on its financial statements.

Subsequent Events

The Company evaluated subsequent events through November 16, 2016, the date the financial statements were approved and authorized for issuance, and determined that, except as disclosed herein, there have been no subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements.

Note 4 - Inventories

Inventories consist of the following at December 31:

	2015	2014

Finished goods	$186,236	$206,207
Parts and components	16,787	13,095
	203,023	219,302
Less: finished goods,-non-current	(105,000)	(161,700)
	$98,023	$57,602

Note 5 - Equipment

Equipment consists of the following at December 31:

	2015	2014

Computer equipment	$19,018	$13,724
Tools and molds	22,650	21,035
	41,668	34,759
Less: accumulated depreciation	(14,239)	(29,968)
Total equipment, net	$27,429	$4,791

Note 6 - Note Payable, Bank

The Company had a $500,000 credit facility with a bank. The credit facility was used by for short-term working capital requirements. Advances under the credit facility were due on demand, bore interest at the Prime Rate plus 1% (3.25% at December 31, 2014) and were secured by substantially all of the assets of the Company. Advances under the credit facility were limited to the lesser of $500,000 or the aggregate of 80% of eligible accounts receivable, as defined. At December 31, 2014, the Company had approximately $84,300 of accounts receivable collateralizing approximately $69,700 of outstanding advances under the credit facility. The credit facility matured on March 8, 2015 at which time the outstanding principal and accrued but unpaid interest were paid in-full. The Company elected not to renew the credit facility. As of December 31, 2015 this note has been fully repaid.

F-14

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7 - Notes Payable, MLSC

Notes payable, MLSC represent promissory notes in the aggregate amount of $750,000 entered into with the Massachusetts Life Sciences Center ("MLSC"). The promissory notes are unsecured and bear interest at the rate of 10% per annum. The principal and accrued interest is due and payable upon the earlier of (i) June 7, 2016, (ii) the closing of a qualified financing in a single transaction or series of transactions in any 12 month period yielding net proceeds of at least $5,000,000 or a qualified sale, as defined in the promissory notes, or (iii) the occurrence of a default, as defined in the promissory notes.

In addition, in connection with the issuance of the promissory notes to MLSC, the Company issued warrants that are exercisable immediately at the election of the holder on a net share cashless basis or for $30,000 as calculated in the formula defined in the agreement ($750,000 aggregate principal amount multiplied by 4%). The warrants have a life of 10 years. On the date of issuance the maximum number of shares of stock to be acquired under the warrants is determined by the formula and amounted to 6,077 shares. The holder of the warrant has the option to exercise into equity instruments of the Company under the following four scenarios:

1)	for common stock at the exercise price equal to $2,500,000 divided by the number of shares of common stock outstanding on the issuance date of the warrants; or
2)	for common stock during the ten-year life of the warrant the Company sells shares of common stock at a price less than the exercise price described in scenario (1) above, that becomes the new exercise price for common stock; or
3)	for any class or series of preferred stock sold by the Company during the ten-year life of the warrants at the preferred stock issuance price; or
4)	for the equity interests sold in a qualified financing (as defined) during the ten-year life of the warrants at the qualified financing price per share of the equity interests.

The Company accounted for the issuance of the note in accordance with ASC 815 “Derivatives and Hedging”. Accordingly, the warrants were recorded as derivative liabilities at fair value and are marked to market through earnings at the end of each reporting period. The gross proceeds from the issuance of the note are recorded net of a discount and is charged to interest expense ratably over the term of the note. On the date of issuance the debt discount was deemed to be immaterial.

Note 8 - Notes Payable, Shareholder

Notes payable, shareholder represents promissory notes in the aggregate amount of approximately $580,800 entered into with one of the Company’s shareholders. The promissory notes were unsecured, bore interest at a rate of 10% per annum, and were set to mature on May 25, 2016 at which time principal and accrued interest was due and payable.

F-15

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

In addition, in connection with the issuance of the promissory notes to a shareholder, the Company issued warrants that are exercisable immediately at the election of the holder on a net share cashless basis or for $23,232 as calculated in the formula defined in the agreement ($580,800 aggregate principal amount multiplied by 4%). The warrants have a life of 10 years. On the date of issuance the maximum number of shares of stock to be acquired under the warrants is determined by the formula and amounted to 4,706 shares. The holder of the warrant has the option to exercise into equity instruments of the Company under the following four scenarios:

1)	for common stock at the exercise price equal to $2,500,000 divided by the number of shares of common stock outstanding on the issuance date of the warrants; or
2)	if during the ten-year life of the warrant the Company sells shares of common stock at a price less than the exercise price determined at (1) above, that becomes the new exercise price for common stock; or
3)	for any class or series of preferred stock sold by the Company during the ten-year life of the warrants at the preferred stock issuance price; or
4)	for the equity interests sold in a qualified financing (as defined) during the ten-year life of the warrants at the qualified financing price per share of the equity interests.

The Company accounted for the issuance of the notes in accordance with ASC 815 “Derivatives and Hedging”. Accordingly, the warrants were recorded as derivative liabilities at fair value and are marked to market through earnings at the end of each reporting period. The gross proceeds from the sale of the note are recorded net of a discount and is charged to interest expense ratably over the term of the note. On the date of issuance the debt discount was deemed to be immaterial.

On September 1, 2015, the Company reached an agreement with the shareholder to modify the terms of the promissory notes. The promissory notes were amended and restated to include approximately $295,700 of accrued and unpaid interest resulting in a total principal amount of approximately $876,500. The amended and restated promissory notes are unsecured, bear interest at a rate of 10% per annum, and mature on August 1, 2018. Any accrued and unpaid interest through September 1, 2016 will be converted into principal. The promissory notes require monthly payments of principal and interest in the amount of commencing on September 1, 2016 through August 1, 2018. The Company did not recognize a gain or loss with the modification of this note.

Note 9 - Convertible Promissory Notes 2015

During the year ended December 2015, the Company issued convertible promissory notes with an aggregate principal balance of $425,000. The notes are subordinated to the Note Payable, MLSC, bear interest at a rate of 8% per annum, and mature in December 2017. Prior to December 2017 and at the option of the holders of the convertible promissory notes, the outstanding principal, and any accrued, may be converted into equity securities of the Company upon the closing an equity financing, as defined, yielding gross proceeds of at least $5,000,000. The outstanding principal balance and any accrued interest are convertible into shares of equity securities sold in the next equity financing at a price per share equal to 85% of the lowest price per share during the equity financing. In addition, the holders of the notes are entitled to an additional payment equal to 10% of the original principal amount of the convertible promissory notes if held on the maturity date.

In connection with the issuance of the convertible promissory notes, the Company issued warrants to purchase common stock that are exercisable at any time beginning on the date of a future equity financing, as defined in the agreement, and ending on the five year anniversary thereof. The number of shares of stock to be acquired under the warrants is determined by a formula which equals 15% of the amount invested divided by the lowest price paid per share for the equity securities by the investors in the equity financing as defined in the agreement.

In accordance with ASC 470-20-25-20 "Contingent Conversion Option" the conversion terms of a convertible note that would be triggered by future events not controlled by the issuer are accounted for as contingent conversion options. The Company determined that the future equity financing is analogous to an IPO and considered to be a contingency outside the control of the holder. Accordingly, the Company will evaluate any discounts and or any beneficial conversion features upon the resolution of the contingency. In addition, the terms of the warrants have not yet been defined and are contingently issued upon the terms of the future equity financing. The Company will evaluate the fair value of the warrants on the date the contingency is triggered.

F-16

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 - Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

●	Level 1 - Quoted prices available in active markets for identical assets or liabilities trading in active markets.
●	Level 2 - Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Derivative liabilities (See Note 15) measured at fair value on a recurring basis at December 31, 2015 are as follows:

Quoted Prices in
	Active Markets	Significant
	for Identical	Other	Significant
	Assets or	Observable	Unobservable
	Liabilities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Common stock warrant liabilities	-	-	$2,329	$2,329

Derivative liabilities measured at fair value on a recurring basis at December 31, 2014 are as follows:

Quoted Prices in
	Active Markets	Significant
	for Identical	Other	Significant
	Assets or	Observable	Unobservable
	Liabilities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Common stock warrant liability	-	-	$10,360	$10,360

F-17

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the year ended December 31, 2015 and 2014:

Common stock
warrant liability
Balance – January 1, 2014	$17,044
Change in fair value of derivative liabilities	(6,684)
Balance – December 31, 2014	10,360
Change in fair value of derivative liabilities	(8,031)
Balance – December 31, 2015	$2,329

The Company’s other financial instruments include cash and cash equivalents and accounts receivable, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s trade payables and notes payable for which the carrying value approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities.

Note - 11 Fair Value of Common Stock December 31, 2015 and 2014

The Company accounts for equity-based compensation in accordance with the fair value provisions of ASC Topic 718. The Company's common stock is not listed on any exchange and, accordingly, the Company hired an independent valuation specialist to assist the Company in arriving at an estimated fair value of the Company's outstanding securities as of December 31, 2015 and 2014.

The Company with the assistance of an independent appraiser considered the following factors in preparing its fair value analyses of the common stock as of December 31, 2015 and 2014:

●	Changes in and uncertainties with respect to, regional, national and international economic conditions;
●	The Company's Enterprise Value using a similar transactions method;
●	The Company's ability to access the debt and equity capital markets;
●	The Company's market conditions in the geographic areas in which the Company operated; and
●	The Company's performance and results of operations;
●	Other relevant factors such as control premiums or discounts for lack of marketability.

The Company used the market approach to arrive at an estimated fair value of the Company’s equity instruments as of December 31, 2015 and 2014. Under the market approach, the Company used the back solve method under the option-pricing method (“OPM”) framework. The OPM uses the Black-Scholes model to value the common and preferred stock as call options on the equity value. Within this framework, the Company used the Series B-1 preferred stock transaction price to estimate the fair value of the Company’s equity as of December 31, 2015 and 2014.

F-18

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

The Company used the OPM to determine the relative fair values of its equity securities. As of December 31, 2015 and 2014 the significant assumptions used in this model was as follows:

	2015	2014
Market value	$10.7 million	$12.7 million
Volatility	78%	75%
Time to liquidity	2.5 years	3.75 years
Risk free rate	1.43%	1.43%
Discount for lack of marketability	26%	27%

The market value of the Company was determined using the fair value of the Series B-1 Preferred Stock transaction. The assumed time-to-liquidity was 2.50 years and 3.75 years as of December 31, 2015 and 2014, respectively, based on management’s estimate. The assumed volatility was derived from historical volatilities of guideline public companies and was determined to be 78% and 75% as of December 31, 2015 and 2014, respectively. An incremental discount for lack of marketability (DLOM) was applied to the valuation and DLOM was estimated using a put option model.

As of December 31, 2015 and 2014 the fair value of the company’s outstanding securities was as follows:

	2015	2014
Common Stock	$0.86	$1.28
Series B-1 Preferred Stock	$4.48	$4.94
Series A-1 Preferred Stock	$1.76	$2.25

Note 12 - Common Stock

At December 31, 2015 the Company has authorized 4,043,750 shares of common stock with a par value of $0.0001 per share, of which 2,622,313 are reserved for issuance in connection with the conversion of Series A-1 Preferred Stock and Series B-1 Preferred Stock and 369,073 shares are reserved for issuance upon the exercise of stock options under the 2004 Stock Option and Incentive Plan and the 2014 Stock Option and Grant Plan. At December 31, 2015, 1,000,479 shares of common stock were issued and 999,671 were outstanding.

During the year ended December 31, 2015 and 2014, the Company issued 458 and 1,242 shares of common stock through the exercise of stock options for proceeds of $17 and $36, respectively.

During the year ended December 31, 2013, the Company issued 253,783 shares of common stock to key executives of the Company. These restricted shares of common stock were issued with lapsing forfeiture rights extending up to 48 months. As of December 31, 2015, 34,366 shares of common stock were subject to forfeiture. The stock compensation expense is being amortized over the respective vesting periods. At December 31, 2015, the unamortized stock compensation expense was approximately $29,500 and is expected to be recognized over 1.08 years. The Company recorded a charge of approximately $39,400 and $75,700 for the years ended December 31, 2015 and 2014, respectively.

F-19

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 13 - Treasury Stock

Treasury stock is reported at cost and consists of 808 shares of common stock as of December 31, 2015 and 2014.

Note 14 - Redeemable Preferred Stock

The following table below summarizes the authorized, issued and outstanding Preferred Stock as of December 31, 2015:

						Liquidation
						Preference
		Shares			Dividend	Including
	Shares	Issued and	Par Value	Cumulative	Arrearage	Dividend
	Authorized	Outstanding	per Share	Dividends	Per Share	Arrearage
Series B-1 Preferred Stock	1,862,500	1,662,194	$0.0001	$836,834	$0.03	$9,043,020
Series A-1 Preferred Stock	1,594,958	960,118	$0.0001	$-	$-	$4,740,066

The following table below summarizes the authorized, issued and outstanding Preferred Stock as of December 31, 2014:

						Liquidation
						Preference
		Shares			Dividend	Including
	Shares	Issued and	Par Value	Cumulative	Arrearage	Dividend
	Authorized	Outstanding	per Share	Dividends	Per Share	Arrearage
Series B-1 Preferred Stock	1,862,500	1,331,718	$0.0001	$192,855	$0.01	$6,767,496
Series A-1 Preferred Stock	1,594,958	960,118	$0.0001	$-	$-	$4,740,066

Series B-1 Redeemable Convertible Preferred Stock

During the year ended December 31, 2015, the Company issued 330,476 shares of Series B-1 Preferred Stock at a price of $4.93696 per share for net proceeds of approximately $1,625,000. Issuance costs incurred were approximately $6,100.

During the year ended December 31, 2014, the Company issued 696,878 shares of Series B-1 Preferred Stock at a price of $4.93696 per share for net proceeds of approximately $3,386,000. Issuance costs incurred were approximately $54,300.

In connection with the issuance of Series B-1 Preferred Stock, certain holders of Series A-1 Preferred Stock exchanged 634,840 shares of Series A-1 Preferred Stock on a one for one basis for shares of Series B-1 Preferred Stock. The Company accounted for the share exchange as an extinguishment of 634,840 Series A-1 preferred shares and recorded a deemed dividend of approximately $268,000, which represents the unaccreted discount associated with the Series A-1 Preferred Stock that was exchanged.

Conversion

Each share of Series B-1 Preferred Stock is convertible, at the holder's option, into shares of Common Stock as determined by the applicable preferred conversion rate set forth in the Company’s Sixth Amended and Restated Certificate of Incorporation. The initial conversion rate is one share of Common Stock for each share of Series B-1 Preferred Stock subject to anti-dilution and other adjustments as set forth in the Restated Certificate. Mandatory conversion will occur upon (i) the closing of the sale of Common Stock, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in $15,000,000 of gross proceeds to the Company in which the price of the Common Stock to the public is at least three times the Series B-1 Original Issue Price per share or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B-1 Preferred Stock, voting together as a single class on an as-converted basis.

F-20

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Dividends

From and after the date of the issuance of Series B-1 Preferred Stock, dividends shall accrue on shares of Series B-1 Preferred Stock at a rate per annum of $0.0246848 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock. The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative, provided that such Accruing Dividends shall be payable only when as, and if declared by the Board. The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock, including Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Series B-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series B-1 Preferred Stock on the terms set forth in the Restated Certificate and the holders of Series A-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series A-1 Preferred Stock on the terms set forth in the Restated Certificate, in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid for each share of Common Stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of Myomo, the holders of the Series B-1 Preferred Stock have a liquidating preference over the holders of Series A-1 Preferred Stock and Common Stock. The holders of Series B-1 Preferred Stock are entitled to receive an amount equal the Series B-1 Original Issue Price plus Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (“Series B-1 Liquidation Preference”). If upon any such liquidation, dissolution or winding up of Myomo, the assets available for distribution to the stockholders shall be insufficient to pay the Series B-1 Liquidation Preference, the holders of Series B-1 Preferred Stock shall share ratably in any distribution of assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

The remaining assets available for distribution to the shareholders shall be distributed among the holders of Series A-1 Preferred Stock, Series A-1 Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock immediately prior to such dissolution, liquidation or winding up of Myomo.

Redemption

The holders of Series B-1 Preferred Stock may elect, but not prior to July 22, 2019, to require the Company to redeem all of the outstanding shares of Series B-1 Preferred Stock. The holders of Series B-1 Preferred Stock will be redeemed at an amount equal to the Series B-1 Original Issue Price plus all declared but unpaid dividends, in three annual installments commencing not more than 60 days after the Company receives a redemption request from a majority of the then outstanding holders of Preferred Stock.

F-21

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Voting

Each holder of Series B-1Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares are convertible. The holders of Series B-1 Preferred Stock Series A-1 Preferred Stock and Common Stock will vote together as a single class. In addition, at any time when at least a majority of the shares of the originally issued Series B-1 Preferred Stock are outstanding, the Company is not authorized to perform certain activities without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B-1 Preferred Stock.

Series A-1 Redeemable Convertible Preferred Stock

As of December 31, 2015 and 2014, the Company has issued and outstanding 960,118 shares of Series A-1 Preferred Stock.

Conversion

Each share of Series A-1 Preferred Stock is convertible, at the holder's option, into shares of Common Stock as determined by the applicable preferred conversion rate set forth in the Company’s Sixth Amended and Restated Certificate of Incorporation. The initial conversion rate is one share of Common Stock for each share of Series A-1 Preferred Stock subject to anti-dilution and other adjustments as set forth in the Restated Certificate. Mandatory conversion will occur upon (i) the closing of the sale of Common Stock, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in $15,000,000 of gross proceeds to the Company in which the price of the Common Stock to the public is at least three times the Series A-1 Original Issue Price per share or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

Dividends

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock, including Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Series B-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series B-1 Preferred Stock on the terms set forth in the restated certificate and the holders of Series A-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series A-1 Preferred Stock on the terms set forth in the Restated Certificate, in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid for each share of Common Stock.

Liquidation Preference

The holders of Series A-1 Preferred Stock have a liquidating preference over the holders of Common Stock. The holders of Series A-1 Preferred Stock are entitled to receive an amount equal to the greater of (i) the Series A-1 Original Issue Price plus any dividends declared but unpaid thereon or (ii) the amount per share which would have been payable had each share been converted into Common Stock. If upon any such liquidation, dissolution or winding up of Myomo, its assets available for distribution to its stockholders, after payment of the Series B-1 Liquidation Preference, shall be insufficient to pay the Series A-1 Liquidation Preference, the holders of Series A-1 Preferred Stock will share ratably in any distribution of assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

F-22

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Redemption

The holders of Series A-1 Preferred Stock may elect, but not prior to July 22, 2019, to require the Company to redeem all of the outstanding shares of Preferred Stock. The holders of Series A-1 Preferred Stock shall be redeemed at an amount equal to the Series A-1 Original Issue Price, plus all declared but unpaid dividends, in three annual installments commencing not more than 60 days after the Company receives a redemption request from a majority of the then outstanding holders of Series A-1 Preferred Stock.

Voting

Each holder of Series A-1 Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares are convertible. The holders of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Common Stock will vote together as a single class. In addition, at any time when at least a majority of the shares of the originally issued Series A-1 Preferred Stock are outstanding, the Company is not authorized to perform certain activities without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock.

Note 15 - Stock Options Plans

In September 2014, the Company established the 2014 Stock Option and Grant Plan and suspended the granting of any new stock awards under the 2004 Stock Option and Incentive Plan, which was established in November 2004. Under the terms of the Stock Plans, incentive stock options (ISOs) may be granted to officers and employees and non-qualified stock options and awards may be granted to directors, consultants, officers and employees of the Company. The exercise price of ISOs cannot be less than the fair market value of the Company’s Common Stock on the date of grant. The options vest over a period determined by the Company’s Board of Directors, ranging from immediate to four years, and expire not more than ten years from the date of grant.

Stock option activity under the Stock Option Plans during the years ended December 31, 2015 and 2014 is as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Intrinsic
	Shares	Price	Life (years)	Value

Balance at January 1, 2014	220,010	$0.13600		$161,327
Granted	15,875	$0.00160		$13,640
Forfeited or cancelled	-	-		$-
Exercised	(1,242)	$0.02720		$(745)
Balance at December 31, 2014	234,643	$0.12800	7.56	$174,222
Granted	46,063	$0.00160		$39,577
Forfeited or cancelled	(7,753)	$0.00480		$(6,274)
Exercised	(458)	$0.03360		$(379)
Balance at December 31, 2015	272,494	$0.10880	6.95	$207,146

Options exercisable at December 31, 2015	187,485	$0.15680	6.28	$134,291
Options exercisable at December 31, 2014	149,939	$0.19520	6.95	$102,341

F-23

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options. There was no income tax benefit recognized in the financial statements for share-based compensation arrangements for the years ended December 31, 2015 and 2014. The assumptions underlying the calculation of grant date fair value are as follows:

	2015	2014
Volatility	78.00%	78.00%
Risk-free interest rate	1.31%	1.31%
Weighted-average expected option term (in years)	5.75-6.25	5.75-6.25
Dividend	$0	$0

The stock price volatility for the Company's options was determined using historical volatilities for industry peers. The risk free interest rate was derived from U.S. Treasury rates existing on the date of grant for the applicable expected option term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. The expected dividend yield assumption is based on the fact that the Company has never paid, nor has any intention to pay, cash dividends.

The Company attributes the value of stock based compensation to operations on the straight-line method. Stock-based compensation, net of estimated forfeitures, amounted to approximately $14,500 and $13,700 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, there was approximately $34,000 of total unrecognized compensation cost related to unvested stock options and is expected to recognized over a weighted-average period of 2.76 years.

Note 16 - Warrants

The following table presents the Company’s common stock warrant activity for the years ended December 31, 2015 and 2014:

			Weighted Average
	Warrants		Exercise Price
	Outstanding	Exercisable	Outstanding	Exercisable

Balance, Jan 1, 2014	10,782	10,782	$3.5136	$3.5136
Granted	-	-	-	-
Exercised	-	-	-	-
Balance, Dec 31, 2014	10,782	10,782	3.5136	3.5136
Granted	-	-	-	-
Exercised	-	-	-	-
Balance, Dec 31, 2015	10,782	10,782	$3.5136	$3.5136

The weighted average remaining contractual life of warrants outstanding and exercisable at December 31, 2015 was 2.35 years.

F-24

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 17 - Related Party Transactions

The Company sells its products to an orthotics and prosthetics practice whose ownership includes an individual who is both a minority shareholder and employee of the Company. Sales to this related party are sold at standard list prices. During the year ended December 31, 2014 sales to this orthotics and prosthetics practice amounted to approximately $64,800.

The Company also obtains consulting and fabrication services from the same related party. Charges for these services amounted to approximately $186,400 and $36,200 during the years ended December 31, 2015 and 2014, respectively. Included in accounts payable and accrued expenses at December 31, 2015 and 2014 is approximately $12,900 and $4,500, respectively, due to the related party.

Certain directors and officers, including over 5% stockholders, of the Company purchased 142,848 Series B-1 preferred shares and 174,987 Series A-1 preferred shares at $4.93696 per share, which is the same price paid by other Series B-1 and Series A-1 preferred stockholders.

Note 18 - Commitments and Contingencies

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Currently, there is no litigation against the Company.

Operating Leases

The Company has a month to month lease agreement for office space. Rent expense for the years ended December 31, 2015 and 2014 was approximately $112,300 and $94,800.

Licensing Agreement

During 2006, the Company entered into an exclusive licensing agreement for access to certain patent rights that require the payment of royalties, which vary based on the level of the Company’s net sales. As part of the agreement, the Company must pay a nonrefundable annual license maintenance fee which may be credited to any royalty amounts due in that same year. The license agreement can be terminated if certain sales targets are not achieved. The royalty charge for each of the years ended December 31, 2015 and 2014 was $25,000 and is included as a component of cost of sales.

F-25

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

The future minimum amounts due under this agreement for the next five years and thereafter are as follows:

2016	$25,000
2017	25,000
2018	25,000
2019	25,000
2020 through expiration of the patents	25,000

Under the licensing agreement, the Company issued 5,680 shares of Common Stock to the licensor. The licensing agreement includes an anti-dilution provision such that the licensor’s ownership of the outstanding Common Stock shall not fall below 1% on a fully diluted basis. Such issuances of Common Stock continue until the date upon which the Company received a total of $3,000,000 for its capital stock. After the date the funding threshold was met in 2007, the licensor has the right to purchase additional shares of common stock to maintain its pro rata ownership.

On November 15, 2016, the Company and MIT entered into a waiver agreement with regard to certain revenue and commercialization milestones of the Company required under the License Agreement. Under the waiver agreement, MIT waived the compliance with any and all of such milestone obligations prior to the date of the waiver agreement.

Warranty Liability

The Company accrues an estimate of their exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The majority of the Company’s products carry a one year warranty. The Company assesses the adequacy of their recorded warranty liability annually and adjusts the amount as necessary.

Changes in warranty liability were as follows:

	2015	2014

Accrued warranty liability, beginning of year	$4,107	$4,870
Accrual provided for warranties issued during the period	5,494	8,492
Adjustments to prior accruals	(800)	(8,455)
Actual warranty expenditures	(5,807)	(800)
Accrued warranty liability, end of year	$2,994	$4,107

Credit Risk

The Company maintains cash with major financial institutions. At certain times, the balances are in excess of federally insured limits. The Company has not experienced any losses in such accounts and do not believe we are exposed to any significant credit risks related to cash.

Major Customers

For the year ended December 31, 2015 two customers accounted for approximately 28% (17%-$97,500 and 11%-$60,000) of revenues, excluding grant income.

For the year ended December 31, 2014 one customer accounted for approximately 39%-$335,900 of revenues, excluding grant income.

As of December 31, 2015 three customers accounted for approximately 92% (42%-$19,500, 25%-$11,900, 25%-$11,400) of accounts receivable.

As of December 31, 2014 three customers accounted for approximately 60% (30%,-$31,900, 15%,- $15,900, 15%-$15,900) of accounts receivable.

F-26

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Economic Dependence

During the years ended December 31, 2015 and 2014 the Company contracted the manufacture of its product from one vendor. If the current vendor no longer produces the product, the Company would have to find a new manufacturer.

Note 19 - Income Taxes

The income tax provision (benefit) for the years ended December 31, 2015 and 2014 consist of the following:

	12/31/15	12/31/14
U.S. federal
Current	$-	$-
Deferred	(1,279,000)	(985,000)
State and local
Current	$-	$-
Deferred	(210,000)	(166,000)
	(1,489,000)	(1,151,000)
Change in valuation allowance	$1,489,000	$1,151,000
Income Tax Provision	$-	$-

The reconciliation between the U.S statutory federal income tax rate and the Company's effective rate for the years ended December 31, 2015 and 2014 is as follows:

	12/31/15	12/31/14

U.S. federal statutory rate	34.00%	34.00%
State income taxes, net of federal benefit	5.36%	5.59%
State rate change	2.42%	-1.39%
Other permanent items	-1.86%	1.19%
Change in valuation allowance	-39.92%	-39.39%
Effective rate	0.00%	0.00%

F-27

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014, the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

Deferred tax asset:	12/31/15	12/31/14

Net operating loss carryover	$6,570,000	$5,183,000
Tax credits	$189,000	$187,000
Other	$104,000	$4,000
Total deferred tax asset	$6,863,000	$5,374,000
Less: valuation allowance	(6,863,000)	(5,374,000)

Deferred tax asset, net of valuation allowance	$-	$-

As of December 31, 2015 and 2014, the Company had approximately $17.1 million and $13.6 million of federal net operating loss (“NOL”), and $13.7 million and $10.1 million of state NOL’s available to offset future taxable income. The federal NOLs, if not utilized, begin expiring in the year 2027. The state NOLs, if not utilized, expire in 2019. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2015 and 2014. For the years ended December 31, 2015 and December 31, 2014, the change in valuation allowance was $1,489,000 and $1,151,000, respectively.

The Company recognizes interest and penalties relating to unrecognized tax benefits on the income tax expense line in the statement of operations. There are no tax penalties and interest on the statement of operations as of December 31, 2015 and December 31, 2014. The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2013.

No accrued interest and penalties are included on the related tax liability accrual on the balance sheet. There are no accrued interest and penalties at December 31, 2015 and December 31, 2014.

Note 20 - Subsequent Event – Seventh Amended and Restated Certificate of Incorporation and Reverse Stock Split

On December 20, 2016, the Company filed with the State of Delaware the Seventh Amended and Restated Certificate of Incorporation for a one-for sixteen reverse stock split of the Company’s outstanding common and preferred stock. All share and per share information has been restated retroactively giving effect for the reverse stock split for all periods presented. There was no change to the reported net loss. In addition, the Company also amended its authorized shares to be issued to (i) 5,600,000 shares of Common Stock, $0.0001 par value per share, and (ii) 4,100,000 shares of Preferred Stock, $0.0001 par value per share.

Note 21 - Subsequent Events

Letter of Engagement Regarding Proposed Initial Public Offering under Regulation A

The Company has signed a letter of engagement (“LOE”), dated April 15, 2016, with an investment banking firm to assist and advise the Company with an initial public offering under Regulation A promulgated by the US Securities and Exchange Commission (“SEC”). The Company plans to file an offering statement with respect to the public offering with the SEC. There can be no assurance provided by the Company that it will be successful in completing such an offering.

F-28

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

The LOE is to remain in effect until June 30, 2017, unless extended or terminated earlier under certain circumstances. The investment banking firm shall act on a “best efforts” basis and serve as the lead selling agent on the offering. The Company paid a $20,000 due diligence fee upon signing the LOE. For the advisory portion of its services the investment banking firm is paid $7,500 per month, commencing upon the Company’s stock becoming publicly traded and continuing for a period of two months thereafter. The LOE requires the execution of a definitive agreement providing for a placement fee of 7.5%, however this fee will be reduced to 4% for any proceeds received from investors introduced by the Company to the investment banking firm. In addition, the investment banking firm will receive five-year warrants to purchase common shares equal to 5% of the total number of shares offered in the final offering statement with an exercise price at a 10% premium to the offering price. The Company is responsible for all fees and out of pocket expenses of the investment banking firm associated with the offering whether or not the offering is consummated, except that legal fees for the investment banking firm’s attorneys shall not exceed $25,000. The Company is required to reimburse the investment banking firm, on request, for any fees paid on its behalf whether or not the offering is consummated, however if the offering is not consummated, pursuant to the terms of the LOE such legal fees will be capped at $15,000.

Notes Payable, MLSC

On May 18, 2016, the Company restructured its promissory note with MLSC, extending the maturity date to June 7, 2017. The outstanding principal amount of the note will include the principal amount and all accrued interest thereon in the amount of approximately $1,194,000. The note bears interest at 10% per annum with accrued interest payable quarterly beginning on September 30, 2016. In addition, the Company entered into a security agreement with MLSC in connection with this restructuring, pursuant to which its promissory note became secured by substantially all the Company’s assets. The Company did not recognize a gain or loss with the modification of this note.

Convertible Promissory Notes 2015

Subsequent to December 31, 2015, the Company through April 2016 issued additional notes with an aggregate principal balance of $605,000, bringing the total to $1,030,000. In connection with the issuance of these additional convertible promissory notes, the Company issued additional warrants. The terms of the convertible promissory notes are principally the same as the convertible promissory notes issued during the year ended December 31, 2015.

Convertible Promissory Notes 2016

Beginning on June 30, 2016 the Company issued a new offering of subordinated convertible promissory notes bearing an interest rate of 8% per annum and which mature on December 31, 2018. In the event prior to the maturity date, an equity financing pursuant to which the Company sells common stock, preferred stock or other equity or equity-linked securities with aggregate gross proceeds of not less than $5 million, excluding any and all indebtedness under the notes that is converted into equity securities, the outstanding principal of the notes and any accrued but unpaid interest will be converted into the equity securities upon the closing of the next equity financing, as defined, yielding gross proceeds of at least $5,000,000.

The number of shares of equity securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the entire principal amount plus accrued interest by the lower of (i) a price per share equal to $35,000,000 divided by the aggregate number of shares of capital stock outstanding on a fully diluted basis immediately prior to the initial closing of the qualified financing, as defined, and (ii) eighty percent (80%) of the price per share of the equity securities. In the event of a sale of the Company, as defined, prior to the conversion or repayment in full of these notes, a cash payment will be made equal to the aggregate amount of principal and accrued, but unpaid, interest then outstanding under these notes. In addition, an amount equal to 25% of the original principal amount of the notes will be paid (“Sales Premium”). Subsequent to December 31, 2015, $2,422,000 was raised in this offering.

F-29

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

On October 3, 2016, the Company modified the terms of the convertible note offering such that the automatic conversion of the notes will additionally require that the equity financing be a public equity financing.  In addition, the prepayment terms of the notes were modified such that consent of the holder of the note is required for any prepayment, in whole or in part, by the Company, and the Company is obligated to offer to the holders of all other then-outstanding notes the opportunity to be prepaid on the same terms and conditions.  Finally, the Sales Premium was modified such that if the amount that a Holder would have received upon the repayment of the Note upon a Sale of the Company, including the Sales Premium, is less than the amount that the Holder would have received if it had converted into shares of Common Stock, the outstanding principal amount plus accrued but unpaid interest on the note divided by the Capped Conversion Price immediately prior to the Sale of the Company, then the Note shall automatically convert into shares of Common Stock in accordance with such formula.  On October 12, 2016, the Company issued a Note in the original principal amount of $1,000,000 to one Holder on such modified terms, and notified the other Holders of the original Notes of such issuance.  The Company offered the other Holders to exchange their original Notes for Notes with such modified terms. A majority of the other Holders approved the new terms, so the Company has issued them new notes with the modified terms to replace the original notes. The Company did not recognize a gain or loss with the modification of the notes.

In connection with the issuance of the convertible promissory notes, the Company issued warrants to purchase common stock to the holders of the new convertible promissory notes. The number of shares of stock to be acquired under the warrants, after this additional issuance is determined by a formula which amounts to 100% of the principal amount invested divided by the lowest price paid per share for the equity securities by the investors in the next equity financing.

During the fourth quarter of 2016, The Company offered the Holders of the Company’s convertible promissory notes issued in 2015 and 2016 to exchange their notes for the new convertible notes by cancelling an equivalent amount outstanding of existing notes, on otherwise the same terms and conditions as the participants in the offering who paid the purchase price in cash Holders of the prior notes were able to also retain the warrants issued to them in conjunction with the prior notes. As of November 16, 2016, an aggregate of $630,000 in Prior Notes were cancelled in exchange for the issuance in an equivalent principal amount of new notes in the financing.

On June 29, 2016, the Company entered into an agreement with a shareholder to further modify the terms of its promissory notes from the Company. The amended and restated promissory notes are unsecured, bear interest at a rate of 10% per annum, and are subordinated to the Note Payable, MLSC and the Company’s convertible subordinated promissory notes. The outstanding principal and any accrued but unpaid interest shall be due and payable upon the earlier of (i) June 7, 2017 or (ii) within 30 days following the closing of a qualified financing, as defined. In the event of a closing of a qualified financing, the Company may elect, in its sole discretion, to repay up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under this note as of the date of the qualified financing by issuing shares of the Company’s equity issued in the qualified financing, equal to 80% of the price per share paid by the purchasers of such equity in the qualified financing. The Company did not recognize a gain or loss with the modification of the notes.

Stock Plan

On August 23, 2016, the Company’s shareholders approved an amendment to its 2014 Stock Option and Grant Plan to increase the number of shares of common stock reserved under the plan to an aggregate of 899,549.

Redeemable Convertible Preferred Stock

On August 23, 2016, the holders of the Company’s preferred stock, voting together as a single class on an as-converted basis, agreed to deem the closing of the Company’s initial public offering as the condition for the mandatory conversion of the Company’s preferred stock upon the terms and conditions set forth in the Company’s Sixth Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time.

F-30

MYOMO, INC.

CONDENSED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current Assets:
Cash	$644,160	$1,042,618
Accounts receivable	235,240	115,642
Inventories	90,478	98,023
Prepaid expenses and other	104,333	113,876
Total Current Assets	1,074,211	1,370,159

Inventory, non-current	63,000	105,000
Deferred offering costs	169,098	6,276
Equipment (net)	23,432	27,429

Total Assets	$1,329,741	$1,508,864

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Notes payable, shareholder	$876,458	$147,650
Convertible promissory notes	-	325,000
Convertible promissory notes, related party	-	100,000
Accounts payable and other accrued expenses	543,295	349,845
Accrued interest	81,082	-
Deferred revenue	113,935	22,725
Total Current Liabilities	1,614,770	945,220

Notes payable, MLSC (net of debt discount)	1,193,984	747,671
Notes payable, shareholder (net of debt discount)	-	728,808
Convertible promissory notes	1,080,000	-
Convertible promissory notes, related party	100,000	-
Accrued interest	38,788	425,326
Total Liabilities	4,027,542	2,847,025

Redeemable and Convertible Preferred Stock:
Series B-1 convertible preferred stock par value $0.0001 per share; 1,862,500 shares authorized; 1,662,194 shares issued and outstanding as of June 30, 2016 and December 31, 2015 (liquidation preference of $9,370,368 and $9,043,020) as of June 30, 2016 and December 31, 2015, respectively)	8,168,549	8,162,406
Series A-1 preferred stock par value $0.0001 per share; 1,594,958 shares authorized; 960,118 shares issued and outstanding as of June 30, 2016 and December 31, 2015. (liquidation preference of $4,740,066 in 2016 and 2015)	4,449,319	4,401,095
Total Redeemable and Convertible Preferred Stock	12,617,868	12,563,501

Commitments and Contingencies	-	-

Stockholders' Deficiency
Common stock par value $0.0001 per share 5,600,000 shares authorized; 1,032,528 and 1,000,479 shares issued and 1,031,720 and 999,671 shares outstanding as of June 30, 2016 and December 31, 2015, respectively.	1,650	1,599
Additional paid-in capital	5,334,891	5,361,489
Accumulated deficit	(20,645,746)	(19,258,286)
Treasury stock	(6,464)	(6,464)
Total Stockholders' Deficiency	(15,315,669)	(13,901,662)
Total Redeemable and Convertible Preferred Stock and Stockholders' Deficiency	(2,697,801)	(1,338,161)

Total Liabilities, Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency	$1,329,741	$1,508,864

The accompanying notes are an integral part of the condensed financial statements.

F-31

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the six months ended June 30,	2016	2015

Revenue	$470,990	$409,912

Cost of revenue	109,252	147,037

Gross margin	361,738	262,875

Operating expenses:
Research and development	471,366	444,973
Selling, general and administrative	1,137,067	1,653,179

	1,608,433	2,098,152

Loss from operations	(1,246,695)	(1,835,277)

Other expense (income)
Interest expense, net	140,765	93,270
	140,765	93,270

Net loss	(1,387,460)	(1,928,547)
Deemed discount – accreted preferred stock discount	(54,367)	(54,257)
Cumulative dividend to Series B-1 preferred stockholders	(327,348)	(313,033)
Net loss available to common stockholders	$(1,769,175)	$(2,295,837)

Weighted average number of common shares outstanding:
Basic and diluted	1,007,642	999,211

Net loss per share available to common stockholders:
Basic and diluted	$(1.76)	$(2.30)

The accompanying notes are an integral part of the condensed financial statements.

F-32

MYOMO, INC.

CONDENSED STATEMENTS OF CHANGES IN REDEEMABLE AND CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS' DEFICIENCY (unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2016

	Redeemable and Convertible Preferred Stock						Additional				Total
	Series B-1		Series A-1		Common stock		paid-in	Accumulated	Treasury stock		Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Shares	Amount	Deficiency

Balance, December 31, 2015	1,662,194	$8,162,406	960,118	$4,401,095	999,671	$1,599	$5,361,489	$(19,258,286)	808	$(6,464)	$(13,901,662)

Stock option exercises					32,049	51	81				132

Accretion of preferred stock discount		6,143		48,224			(54,367)				(54,367)

Stock-based compensation							27,688				27,688

Net loss								(1,387,460)			(1,387,460)

Balance, June 30, 2016	1,662,194	$8,168,549	960,118	$4,449,319	1,031,720	$1,650	$5,334,891	$(20,645,746)	808	$(6,464)	$(15,315,669)

The accompanying notes are an integral part of the condensed financial statements.

F-33

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the six months ended June 30,	2016	2015

Cash flows from operating activities:
Net loss	$(1,387,460)	$(1,928,547)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,996	2,013
Stock-based compensation	27,688	31,867
Amortization of debt discount	2,329	3,342
Derivative liabilities
Changes in operating assets and liabilities:
Accounts receivable	(119,598)	16,919
Inventories	49,545	32,176
Prepaid expenses and other	15,819	(10,761)
Accounts payable and other accrued expenses	193,450	18,723
Accrued interest	138,528	88,981
Deferred grant revenue	91,210	(29,511)

Total adjustments	402,967	153,749

Net cash used in operating activities	(984,493)	(1,774,798)

Cash flows used in investing activities:
Acquisition of equipment	-	(5,294)

Net cash used in investing activities	-	(5,294)

Cash flows from financing activities:
Payments under note payable, bank	-	(69,960)
Proceeds from convertible promissory notes	655,000	-
Proceeds from convertible promissory notes, related party	100,000	-
Proceeds from issuance of preferred stock, net	-	1,625,427
Cash paid for deferred offering costs	(169,097)	-
Proceeds from issuance of common stock from the exercise of options	132	2

Net cash provided by financing activities	586,035	1,555,469

Net decrease in cash	(398,458)	(224,623)

Cash, beginning of period	1,042,618	2,424,583

Cash, end of period	$644,160	$2,199,960

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION
Cash paid during the period for interest	$-	$946

NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of accrued interest to principal	$443,984	$-

The accompanying notes are an integral part of the condensed financial statements.

F-34

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 - Description of Business

Myomo Inc. (“Myomo” or the Company”) is a medical robotics company that develops, designs, and produces myoelectric orthotics for people with neuromuscular disorders.  The MyoPro® myoelectric upper limb orthosis product is registered with the Food and Drug Administration as a Class II medical device.  The Company sells the product to orthotics and prosthetics practices or clinics, as well as Veteran Administration and other hospitals in the United States of America. It has determined that it operates in a single operating segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance.  The Company was incorporated in the State of Delaware on September 1, 2004 and is headquartered in Cambridge, Massachusetts

Letter of Engagement Regarding Proposed Initial Public Offering under Regulation A

The Company has signed a letter of engagement (“LOE”), dated April 15, 2016, as amended and extended on December 21, 2016, with an investment banking firm to assist and advise the Company with an initial public offering under Regulation A promulgated by the US Securities and Exchange Commission (“SEC”). The Company plans to file an offering statement with respect to the public offering with the SEC. There can be no assurance provided by the Company that it will be successful in completing such an offering.

The LOE is to remain in effect until June 30, 2017, unless extended or terminated earlier under certain circumstances. The investment banking firm shall act on a “best efforts” basis and serve as the lead selling agent on the offering. The Company paid a $20,000 due diligence fee upon signing the LOE. For the advisory portion of its services the investment banking firm is paid $7,500 per month, commencing upon the Company’s stock becoming publicly traded and continuing for a period of two months thereafter. The LOE requires the execution of a definitive agreement providing for a placement fee of 7.5%, however this fee will be reduced to 4% for any proceeds received from investors introduced by the Company to the investment banking firm. In addition, the investment banking firm will receive five-year warrants to purchase common shares equal to 5% of the total number of shares offered in the final offering statement with an exercise price at a 10% premium to the offering price. The Company is responsible for all fees and out of pocket expenses of the investment banking firm associated with the offering whether or not the offering is consummated, except that legal fees for the investment banking firm’s attorneys shall not exceed $25,000. The Company is required to reimburse the investment banking firm, on request, for any fees paid on its behalf whether or not the offering is consummated, however if the offering is not consummated, pursuant to the terms of the LOE such legal fees will be capped at $15,000.

Note 2 - Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of approximately $1.4 million and $1.9 million during the six months ended June 30, 2016 and 2015, respectively, and has an accumulated deficit of approximately $20.6 million at June 30, 2016. Cash used in operating activities was approximately $1.0 million and $1.8 million for the six months ended June 30, 2016 and 2015, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern.

F-35

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Historically, the Company has financed its operations through equity and debt financing transactions and expects to continue incurring operating losses for the foreseeable future. The Company’s plans and expectations for the next 12 months include raising additional capital to help fund commercial operations, including product development, and to repay outstanding promissory notes. In December 2015, the Company decided to pursue a plan to issue additional subordinated promissory notes bearing an interest rate of 8% per annum, with an option for the investors to convert to equity. A total of $1,030,000 has been raised. During the year ending 2016, the Company raised $2,160,000 from a new issuance of subordinated convertible promissory notes bearing an interest rate of 8% per annum with an option for the Company to convert the notes to equity.

The Company will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products. Management believes that the Company has access to capital resources through possible public (see Note 1) or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. If the Company is unable to secure additional capital, it may be required to curtail its operations or delay the execution of its business plan.

Note 3 - Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying unaudited condensed financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These statements have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) that are considered necessary for a fair presentation of the condensed financial statements of the Company as of June 30, 2016 and for the six months ended June 30, 2016 and 2015. The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the operating results for the full year ended December 31, 2016, or any other period. These condensed financial statements should be read in conjunction with the audited financial statements and related disclosures of the Company as of December 31, 2015 and 2014 and for the years then ended, included herein this offering circular.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumption are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. The Company’s significant estimates include the allowance for doubtful accounts, the valuation of its deferred tax asset, the fair value of its derivative liabilities and reserves for slow moving inventory.

F-36

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Cash and Cash Equivalents

At June 30, 2016, cash included a restricted cash balance of $52,000 which consisted of cash deposited with a financial institution as collateral for Company credit cards for sales personnel.

Inventories

Inventories are recorded at the lower of cost or market. Cost is determined using a specific identification method. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

The Company periodically analyzes anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, the Company anticipates the amounts of product that will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months have been classified as non-current in the balance sheet.

Revenue Recognition

The Company derives revenue primarily from the sale of its products to orthotics and prosthetics practices, as well as Veteran Administration and other hospitals. The Company recognizes revenue upon shipment, provided that persuasive evidence of an arrangement exists, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable, and collectability is deemed probable.

The Company receives federally-funded grants that require the Company to perform research activities as specified in each respective grant. The Company is paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by the Company to perform such activities. The Company’s grant revenue is recognized when persuasive evidence of the arrangement exists, the service has been provided and adherence to specific parameters of the awarded grant have been met, the amount is fixed and determinable and collection is reasonable assured. The Company recognized approximately $15,800 and $100,400 of grant income in the six months ended 2016 and 2015, respectively. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations. Cost of revenue includes reimbursable costs of approximately $7,900 and $15,700 in the six months ended 2016 and 2015, respectively. Amounts received in advance are deferred.

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Stock-based compensation expense of approximately $27,700 and $31,900 was recorded in selling, general and administrative expense in the six months ended 2016 and 2015, respectively.

F-37

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the six months ended June 30, 2016 and 2015, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

Potentially common shares issuable at June 30, 2016 and 2015 consist of:

	2016	2015
Options	306,517	275,322
Warrants	10,782	10,782
Series B-1 convertible preferred stock	1,662,194	1,662,194
Series A-1 convertible preferred stock	960,118	960,118
Total	2,939,611	2,908,416

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. To allow entities additional time to implement systems, gather data and resolve implementation questions, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, in August 2015, to defer the effective date of ASU No. 2014-09 for one year, which is fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its financial statements or disclosures. In addition, the FASB issued ASU 2016-08 in March 2016, to help provide interpretive clarifications on the new guidance in ASC Topic 606. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2014-15 will have on its financial statement disclosures.

F-38

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The Company does not anticipate that the adoption of ASU 2015-03 will have a material impact on its financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the effects of ASU 2015–11 on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company does not anticipate that the adoption of ASU 2015-17 will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations.” This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue from Contracts with Customers when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The amendments in the Update clarify the implementation guidance on principal versus agent considerations. The update is effective, along with ASU 2014-09, for annual and interim periods beginning after December 15, 2017. The adoption of ASU 2016-08 is not expected to have a material impact on the financial statements or disclosures.

F-39

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating ASU 2016-09 and its impact on its condensed financial statements or disclosures.

On May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). ASU 2016-12 provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. The effective date and transition requirements for this ASU are the same as the effective date and transition requirements for ASU 2014-09. The Company is evaluating the effect of ASU 2014-09, if any, on its financial statements.

Subsequent Events

The Company evaluated subsequent events through November 16, 2016, the date the financial statements were approved and authorized for issuance, and determined that, except as disclosed herein, there have been no subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements.

Note 4 - Inventories

Inventories consist of the following:

	June 30, 2016	December 31, 2015

Finished goods	$145,046	$186,236
Parts and components	8,432	16,787
	153,478	203,023
Less: finished goods,-non-current	(63,000)	(105,000)
	$90,478	$98,023

Note 5 - Notes Payable, MLSC

On May 18, 2016, the Company restructured its promissory note with MLSC, extending the maturity date to June 7, 2017. The outstanding principal amount of the note will include the principal amount and all accrued but unpaid interest thereon in the amount of approximately $1,194,000. The note bears interest at 10% per annum with accrued interest payable quarterly beginning on September 30, 2016, and is secured by substantially all the Company’s assets. The Company did not recognize a gain or loss with the modification of this note.

F-40

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 6 - Notes Payable, Shareholder

On June 29, 2016, the Company reached an agreement with a shareholder to modify the terms of its promissory notes from the Company. The amended and restated promissory notes are unsecured, bear interest at a rate of 10% per annum, and are subordinated to the Note Payable, MLSC and the Company’s convertible subordinated promissory notes. The outstanding principal and any accrued but unpaid interest shall be due and payable upon the earlier of (i) June 7, 2017 or (ii) within 30 days following the closing of a Qualified Financing, as defined. In the event of a closing of a Qualified Financing, the Company may elect, in its sole discretion, to repay up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under this note as of the date of the Qualified Financing by issuing shares of the Company’s equity issued in the Qualified Financing, equal to 80% of the price per share paid by the purchasers of such equity in the Qualified Financing. The Company did not recognize a gain or loss with the modification of this note.

Note 7 - Convertible Promissory Notes 2016

On June 30, 2016 and subsequently, the Company issued convertible promissory notes (Notes) with an aggregate principal balance of $150,000 and $2,010,000, respectively. The Notes bear an interest rate of 8% per annum and mature on December 31, 2018, at which time the principal and any accrued but unpaid interest will be due and payable on demand. The Notes are subordinated to notes payable, MLSC. In the event the Company consummates, prior to the Maturity Date, an equity financing pursuant to which the Company sells common stock, preferred stock or other equity or equity-linked securities with aggregate gross proceeds of not less than $5 million, excluding any and all indebtedness under the Notes that is converted into Equity Securities, the outstanding principal of the Notes and any accrued but unpaid interest will be converted into the equity securities upon the closing of the Next Equity Financing, as defined, yielding gross proceeds of at least $5,000,000.

The number of shares of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the entire principal amount plus accrued interest by the lower of (i) a price per share equal to $35,000,000 divided by the aggregate number of shares of capital stock outstanding on a fully diluted basis immediately prior to the initial closing of the Qualified Financing, as defined, and (ii) eighty percent (80%) of the price per share of the equity securities. In the event of a Sale of the Company, as defined, prior to the conversion or repayment in full of these notes, a cash payments will be made equal to the aggregate amount of principal and accrued, but unpaid, interest then outstanding under these notes. In addition, an amount equal to 25% of the original principal amount of the notes will be paid (the “Sales Premium)”.

In connection with the issuance of the convertible promissory notes, the Company issued warrants to purchase common stock to the holders of the new convertible promissory notes. The number of shares of stock to be acquired under the warrants, after this additional issuance is determined by a formula which amounts to 100% of the principal amount invested divided by the lowest price paid per share for the equity securities by the investors in the Next Equity Financing.

F-41

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

In accordance with ASC 470-20-25-20 "Contingent Conversion Option" the conversion terms of the convertible note would be triggered by future events not controlled by the issuer shall be accounted for as contingent conversion options. The Company determined that the future equity is analogous to an IPO and considered to be a contingency outside the control of the holder. Accordingly the Company will evaluate any discounts and or, any beneficial conversion features upon the resolution of the contingency. In addition, the terms of the warrants have not yet been defined and are contingently issued upon the terms of the Next Equity Financing. The Company will evaluate the fair value of the warrants on the date the contingency is triggered.

Note 8 - Convertible Promissory Notes 2015

During the six months ended June 30, 2016, the Company issued convertible promissory notes (“Notes”) with an aggregate principal balance of $755,000 at June 30, 2016. The notes are subordinated to the Note Payable, MLSC, bear interest at a rate of 8% per annum, and mature in December 2017. Prior to December 2017 and at the option of the holders of the convertible promissory notes, the outstanding principal, and any accrued, may be converted into equity securities of the Company upon the closing of an equity financing, as defined, yielding gross proceeds of at least $5,000,000. The outstanding principal balance and any accrued interest are convertible into shares of equity securities sold in the equity financing at a price per share equal to 85% of the lowest price per share. In addition, the holders of the notes are entitled to an additional payment equal to 10% of the original principal amount of the convertible promissory notes if held on the maturity date.

In connection with the issuance of the convertible promissory notes, the Company issued warrants to purchase common stock that are exercisable at any time beginning on the date of a future equity financing, as defined in the agreement, and ending on the five year anniversary thereof. The number of shares of stock to be acquired under the warrants is determined by a formula which equals 15% of the amount invested divided by the lowest price paid per share for the equity securities by the investors in the equity financing as defined in the agreement.

In accordance with ASC 470-20-25-20 "Contingent Conversion Option" the conversion terms of the convertible promissory note that would be triggered by future events not controlled by the issuer are accounted for as contingent conversion options. The Company determined that the future equity financing is analogous to an IPO and considered to be a contingency outside the control of the holder. Accordingly, the Company will evaluate any discounts and or beneficial conversion features upon the resolution of the contingency. In addition, the terms of the warrants have not yet been defined and are contingently issued upon the terms of the future equity financing. The Company will evaluate the fair value of the warrants on the date the contingency is triggered.

Note 9 - Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

●	Level 1 - Quoted prices available in active markets for identical assets or liabilities trading in active markets.

●	Level 2 - Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value that at June 30, 2016 were $0:

Common stock warrant liability
Balance – December 31, 2015	$2,329
Common stock warrants issued	-
Change in fair value of derivative liabilities	(2,329)
Balance – June 30, 2016	$-

F-42

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

The Company’s other financial instruments include cash and cash equivalents and accounts receivable, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s trade payables and notes payable for which the carrying value approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities.

Note 10 - Common Stock

During the six months ended June 30, 2016 the Company issued 32,049 shares of common stock through the exercise of stock options for proceeds of $132, with no shares being issued during the six months ended June 30, 2015.

Note 11 - Stock Options Plans

The Company granted options for 68,594 shares of common stock during the six months ended June 30, 2016 at a weighted-average exercise price of $0.8832 during the six months ended June 30, 2016.

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options. There was no income tax benefit recognized in the financial statements for share-based compensation arrangements for the six months ended June 30, 2016. The assumptions underlying the calculation of grant date fair value are as follows for the six months ended:

	June 30, 2016	June 30, 2015
Volatility	81.00%	78.00%
Risk-free interest rate	0.58%	1.31%
Weighted-average expected option term (in years)	5.75-6.25	5.75-6.25
Dividend	$0	$0

The stock price volatility for the Company's options was determined using historical volatilities for industry peers. The risk free interest rate was derived from U.S. Treasury rates existing on the date of grant for the applicable expected option term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. The expected dividend yield assumption is based on the fact that the Company has never paid, nor has any intention to pay, cash dividends.

The Company attributes the value of stock based compensation to operations on the straight-line method. Stock-based compensation, net of estimated forfeitures, amounted to approximately $14,100 and $6,100 for the six months ended June 30, 2016 and 2015, respectively. As of June 30, 2016, there was approximately $72,800 of total unrecognized compensation cost related to unvested stock options and is expected to be recognized over a weighted-average period of 2.51 years.

F-43

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 12 - Related Party Transactions

The Company sells its products to an orthotics and prosthetics practice whose ownership includes an individual who is both a minority shareholder and employee of the Company. Sales to this related party are sold at standard list prices. Sales to this orthotics and prosthetics practice amounted to approximately $24,500 during the six months ended June 30, 2016.

The Company also obtains consulting and fabrication services from the same related party. Charges for these services amounted to approximately $61,500 and $117,900 during the six months ended June 30, 2016 and 2015, respectively. Included in accounts payable and accrued expenses at June 30, 2016 and December 31, 2015 is approximately $11,500 and $12,900, respectively, due to the related party.

Note 13 - Commitments and Contingencies

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Currently, there is no litigation against the Company.

Warranty Liability

Warranty expense amounted to approximately $6,100 and $5,100 during the six months ended June 30, 2016 and 2015, respectively.

Major Customers

For the six months ended June 30, 2016, three customers accounted for approximately 61% ( 25%-$116,600, 25%-$113,700, 11%-$47,200) of revenues, excluding grant income.

For the six months ended June 30, 2015, two customer accounted for approximately 40% (25%-$78,000, 14%-$44,400) of revenues, excluding grant income.

At June 30, 2016, five customers (23%-$50,000, 21%-$47,000, 17%-$37,700, 13%-$28,700, 11%-$24,500) accounted for approximately 85% of accounts receivable.

At December 31, 2015, three customers (42%-$19,500, 25%-$11,900, 25%-$11,400) accounted for approximately 92% of accounts receivable.

F-44

MYOMO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Note 14 – Subsequent Events

On December 20, 2016, the Company filed with the State of Delaware the Seventh Amended and Restated Certificate of Incorporation for a one-for sixteen reverse stock split of the Company’s outstanding common and preferred stock. All share and per share information has been restated retroactively giving effect for the reverse stock split for all periods presented. There was no change to the reported net loss. In addition, the Company also amended its authorized shares to be issued to (i) 5,600,000 shares of Common Stock, $0.0001 par value per share, and (ii) 4,100,000 shares of Preferred Stock, $0.0001 par value per share.

On August 23, 2016, the Company’s shareholders approved an amendment to its 2014 Stock Option and Grant Plan to increase the number of shares of common stock reserved under the plan to an aggregate of 899,549.

On August 23, 2016, the holders of the Company’s preferred stock, voting together as a single class on an as-converted basis, agreed to deem the closing of the Company’s initial public offering as the condition for the mandatory conversion of the Company’s preferred stock upon the terms and conditions set forth in the Company’s Sixth Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time.

On October 3, 2016, the Company modified the terms of the 2016 Convertible Note Offering such that the automatic conversion of the Notes will additionally require that the Next Equity Financing be a public equity financing.  In addition, the prepayment terms of the Notes were modified such that consent of the holder of the Note is required for any prepayment, in whole or in part, by the Company, and the Company is obligated to offer to the holders of all other then-outstanding Notes the opportunity to be prepaid on the same terms and conditions.  Finally, the Sales Premium was modified such that if the amount that a Holder would have received upon the repayment of the Note upon a Sale of the Company, including the Sales Premium, is less than the amount that the Holder would have received if it had converted into shares of Common Stock the outstanding principal amount plus accrued but unpaid interest on the Note divided by the Capped Conversion Price immediately prior to the Sale of the Company, then the Note shall automatically convert into shares of Common Stock in accordance with such formula.  On October 12, 2016, the Company issued a Note in the original principal amount of $1,000,000 to one Holder on such modified terms. The Company offered the other Holders to exchange their original Notes for Notes with such modified terms. A majority of the other Holders approved the new terms, so the Company has issued them new notes with the modified terms to replace the original notes. The Company did not recognize a gain or loss with the modification of the notes.

During the fourth quarter of 2016, The Company offered the Holders of the Company’s convertible promissory notes issued in 2015 and 2016 to exchange their notes for the new convertible notes by cancelling an equivalent amount outstanding of existing notes, on otherwise the same terms and conditions as the participants in the offering who paid the purchase price in cash Holders of the prior notes were able to also retain the warrants issued to them in conjunction with the prior notes. As of December 23, 2016, an aggregate of $630,000 in Prior Notes were cancelled in exchange for the issuance in an equivalent principal amount of new notes in the financing.

On October 25, 2016, the Company’s shareholders approved the 2016 Equity Incentive Plan (2016 Plan) to be effective as of the date that the Company completes its Initial Public Offering. Upon effectiveness of the 2016 Plan, no additional awards will be granted under the Company’s prior equity incentive plans. The Company has reserved 562,500 shares of its Common Stock for issuance under the 2016 Plan. Participation in the 2016 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

F-45

OFFERING CIRCULAR

2,000,000 Shares of Common Stock

, 2017

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

1.1	Form of Selling Agency Agreement+
2.1	Seventh Amended and Restated Certificate of Incorporation+
2.2	Bylaws+
2.3	Amended and Restated Certificate of Incorporation (to be effective upon the closing of this Offering)+
2.4	Amended and Restated Bylaws (to be effective upon the closing of this Offering)+
3.1	Form of Selling Agent Warrant+
3.2	Form of Warrant issued in connection with MLSC 10% Promissory Notes+
3.3	Form of Warrant issued in connection with 8% Convertible Promissory Notes, dated December 2015+
3.4	Form of Warrant issued in connection with 8% Bridge Convertible Promissory Notes, dated June 2016+
4.1	Form of Subscription Agreement+
4.2	Form of Subscription Agreement for BANQ subscribers+
6.1	2004 Stock Option and Incentive Plan and form of award agreements+
6.2	2014 Stock Option and Grant Plan and form of award agreements+
6.3	2016 Equity Incentive Plan (to be effective upon closing of this Offering) and form of award agreements+
6.4	Form of MLSC 10% Promissory Notes+
6.5	Form of 8% Convertible Promissory Notes, dated December 2015+
6.6	Form of 10% Convertible Promissory Notes, as amended in September 2015+
6.7	Form of 8% Bridge Convertible Promissory Notes, dated June 2016+
6.8	Employment Letter, dated August 22, 2012, between the Company and Steve Kelly+
6.9	Employment Letter, dated August 22, 2012, between the Company and Paul Gudonis+
6.10	Employment Letter, dated October 2, 2013, between the Company and Jonathan Naft+
6.11	Amendment to Employment Letter, dated June 7, 2015, between the Company and Paul Gudonis+
6.12	Amendment to Employment Letter, dated June 8, 2015, between the Company and Steve Kelly+
6.13	Compensation Letter, dated January 21, 2016, between the Company and Ralph Goldwasser+
6.14	Amendment to Compensation Letter, dated January 20, 2016, between the Company and Jonathan Naft+
6.15	Amendment to Employment Letter, dated January 21, 2016, between the Company and Davie Mendelsohn+
6.16	Management Incentive Plan+
6.17	Form of Management Incentive Plan Letter between the Company and the Executive Officer+
6.18	License Agreement between the Company and the Massachusetts Institute of Technology, dated October 30, 2006+
6.19	First Amendment to the License Agreement between the Company and the Massachusetts Institute of Technology, dated May 5, 2010+
6.20	GRE Fabrication Agreement, effective as of September 1, 2012+
6.21	Form of Indemnification Agreement+
6.22	Waiver to License Agreement between the Company and the Massachusetts Institute of Technology, dated November 15, 2016+
6.23	Supply and Distribution Agreement between the Company and Ottobock (1)+
6.24	Employment Agreement between the Company and Paul R. Gudonis, dated December 23, 2016+
6.25	Employment Agreement between the Company and Jonathan Naft, dated December 23, 2016+
6.26	Employment Agreement between the Company and Davie Mendelsohn, dated December 23, 2016+
6.27	Employment Agreement between the Company and Ralph Goldwasser, dated December 23, 2016+
6.28	Reseller Agreement with Össur Americas Inc., dated January 21, 2015 (1)+
6.29	Letter for Renewal of Reseller Agreement from Össur Americas Inc., dated December 28, 2015 (1)+
8.1	Escrow Agreement with Wilmington Trust, N.A., dated January 27, 2017+
11.1	Consent of Marcum LLP+
11.2	Consent of Duane Morris LLP (included in Exhibit 12.1)*
12.1	Opinion of Duane Morris LLP*
13.1	“Testing the waters” materials*
15.1	Correspondence by or on behalf of the Company previously submitted pursuant to Rule 252(d).+

* Filed herewith.

** To be filed by amendment.

+ Previously filed.

(1) Portions of this exhibit containing confidential information have been omitted pursuant to a request for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*]”and has been filed separately with the Commission.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on February 21, 2017.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Gudonis and Ralph A. Goldwasser, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul R. Gudonis		Dated: February 21, 2017
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ Ralph A. Goldwasser		Dated: February 21, 2017
Name:	Ralph A. Goldwasser
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas A. Crowley, Jr.		Dated: February 21, 2017
Name:	Thomas A. Crowley, Jr.
Title:	Director

/s/ Thomas F. Kirk		Dated: February 21, 2017
Name:	Thomas F. Kirk
Title:	Director

/s/ Amy Knapp		Dated: February 21, 2017
Name:	Amy Knapp
Title:	Director

/s/ Steve Sanghi		Dated: February 21, 2017
Name:	Steve Sanghi
Title:	Director

III-2